SCHEDULE 14A
(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement ☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EATON CORPORATION
(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF MEETING

The 2011 annual meeting of Eaton Corporation shareholders will be held Wednesday, April 27, 2011, at 10:30 a.m. local time at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114, for the purpose of:

1.	Electing the four director nominees named in the proxy statement;

2.	Approving amendments to the Amended Regulations to provide for the annual election of all directors;

3.	Approving amendments to the Amended and Restated Articles of Incorporation and the Amended Regulations to eliminate cumulative voting in the election of directors;

4.	Ratifying the appointment of Ernst & Young LLP as independent auditor for 2011;

5.	Approving, by non-binding vote, executive compensation;

6.	Recommending, by non-binding vote, the frequency of executive compensation votes; and

7.	Other business properly brought before the meeting.

These matters are more fully described in the following pages.

The record date for the meeting has been fixed by the Board of Directors as the close of business on February 28, 2011. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

Thomas E. Moran
Senior Vice President and Secretary

March 18, 2011

Your Vote Is Important

You may vote your shares by using a toll-free telephone number or electronically on the Internet, as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote will not limit your right to vote in person at the annual meeting. Because of a change in New York Stock Exchange rules, if you do not vote your shares with respect to the election of directors, your broker will NOT be able to vote them for you, unless you have provided directions to your broker before the date of the shareholder meeting. If you have not provided directions to your broker, your shares will remain unvoted. We strongly encourage you to vote.

Eaton Shareholders can now sign up for electronic delivery of the Proxy Statement and Annual Report to Shareholders, as well as online proxy voting. Use this link to register for online delivery of your future proxy materials: http://enroll.icsdelivery.com/etn

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 27, 2011: This proxy statement and the Company’s 2010 Annual Report to Shareholders are available on Eaton’s website at www.eaton.com/proxy and www.eaton.com/annualreport, respectively.

PROXY STATEMENT

Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114-2584
216-523-5000

This proxy statement, the accompanying proxy form and Eaton’s annual report for the year ended December 31, 2010 are scheduled to be sent to shareholders on or about March 18, 2011.

Proxy Solicitation

Eaton’s Board of Directors solicits your proxy, in the form enclosed, for use at the 2011 annual meeting of shareholders and any adjournments thereof. The individuals named in the enclosed form of proxy have advised the Board of their intention to vote at the meeting in compliance with instructions on all forms of proxy tendered by shareholders and, where no contrary instruction is indicated on the proxy form, for the election of the individuals nominated to serve as directors, for Proposals 2, 3 and 5 in this proxy statement, and for ratification of the appointment of Ernst & Young LLP as independent auditor for 2011.

Any shareholder giving a proxy may revoke it by giving Eaton notice in writing or by fax, email or other verifiable communication before the meeting or by revoking it at the meeting. All properly executed or transmitted proxies not revoked will be voted at the meeting.

In addition to soliciting proxies through the mail, certain persons may solicit proxies in person or by telephone or fax. Eaton has retained The Proxy Advisory Group, LLC, 18  East 41st Street, Suite 2000, New York, New York 10017, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for a fee of $12,500, plus reasonable out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

Voting at the Meeting

Each Eaton shareholder of record at the close of business on February 28, 2011 is entitled to one vote for each share then held. On February 28, 340,833,439 Eaton common shares (par value, 50¢ each) were outstanding and entitled to vote.

At the 2011 annual meeting, the inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by Ohio law and Eaton’s Amended Regulations, Eaton shareholders present in person or by proxy at the meeting will constitute a quorum. The inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed or transmitted proxies that are marked “abstain.” The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Director nominees receiving more “for” votes than “against” votes will be elected directors. Abstentions have no effect in determining whether the required affirmative majority votes have been obtained. Adoption of all other proposals to come before the meeting, other than Proposal 6 in this proxy statement, will require the affirmative vote of the holders of a majority of the outstanding Eaton common shares, consistent with the general vote requirement in Eaton’s Amended Articles of Incorporation. The practical effect of this vote requirement will be that abstentions and shares held in “street name” by brokers that are not voted in respect of those proposals will be treated the same as votes cast against those proposals. Proposal 6, on the frequency of future advisory votes on executive compensation, will be determined by a plurality vote.

As provided by Ohio law and our Amended Regulations, each shareholder is entitled to cumulative voting rights in the election of directors if any shareholder gives written notice to the President, a Vice President or the Secretary of Eaton at least 48 hours before the time fixed for the meeting, requesting cumulative voting, and if an announcement of that notice is made at the beginning of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder who gave the notice. If cumulative voting is in effect with respect to the election of directors, each shareholder has the right to cumulate his or her voting power by giving one nominee that number of votes which equals the number of directors to be elected multiplied by the number of the shareholder’s shares, or by distributing his or her votes on the same principle among two or more nominees, as the shareholder sees fit. If cumulative voting is in effect with respect to the election of directors, and if the shareholder has not given contrary voting instructions, the individuals named in the proxy will vote the shares cumulatively for those nominees that they may determine in their discretion. Please note that we are proposing that our Amended and Restated Articles of Incorporation and Amended Regulations be modified to eliminate cumulative voting.

Majority Voting in Director Elections

Under Eaton’s Amended Articles of Incorporation, an affirmative majority of the total number of votes cast is required with respect to the election of a director nominee in uncontested elections. Abstentions have no effect in determining whether the required affirmative majority votes have been obtained. For contested elections, plurality voting, under which nominees receiving the greatest number of votes are elected, applies.

The Board of Directors has adopted a policy requiring “holdover directors” to submit a written offer to resign from the Board promptly after the voting results are certified. A holdover director is one who fails to receive an affirmative majority of votes cast in an election, and his or her successor has not yet been elected and qualified. With advice from the Governance Committee, the Board will decide, within 90 days after the voting results are certified, whether to accept the resignation offer, and we will promptly disclose the Board’s decision in a press release. If the Board decides to reject the resignation offer, the press release will indicate the reasons for that decision.

1. ELECTION OF DIRECTORS

Our Board of Directors is presently composed of eleven members. The terms of three directors will expire in April 2011 and those directors have been nominated for re-election. Two of those nominees were elected at the 2008 annual meeting and one was elected at the 2010 annual meeting. Ernie Green, a director since 1995, having attained normal retirement age, will resign as a director at the conclusion of the 2011 annual shareholders meeting on April 27. George S. Barrett, who was recommended to the Governance Committee by its third-party executive search firm, and is known to several Eaton directors, has been nominated by the Board to fill this vacancy. Following the annual meeting, the Board of Directors will consist of eleven members.

If any of the nominees become unable or decline to serve, the individuals named as proxies in the enclosed proxy form will have the authority to vote for any substitutes who may be nominated. However, we have no reason to believe that this will occur.

Biographical information for each nominee and the other directors, as well as information on their experience, qualifications and skills that support their service as a director of the Company, is set forth below.

Nominees for election to terms ending in April 2014 or when a successor is elected and has qualified:

George S. Barrett, 55, is Chairman and Chief Executive Officer of Cardinal Health, a health care services company dedicated to improving the cost effectiveness of health care. Mr. Barrett served as Vice Chairman of Cardinal Health and Chief Executive Officer — Healthcare Supply Chain Services from January 2008 to August 2009, when he assumed his current position. Prior to joining Cardinal Health, Mr. Barrett held a number of executive positions with Teva Pharmaceuticals Industries, Inc., a pharmaceutical company, including President and Chief Executive Officer of Teva North America, Corporate Executive Vice President — Global Pharmaceutical Markets and a member of the Office of the Chief Executive Officer, and President of Teva Pharmaceuticals USA, from 1999 to 2007. Mr. Barrett serves on the board of directors of Nationwide Children’s Hospital and the President’s Leadership Council of Brown University. He also serves on the board of trustees of the Healthcare Leadership Council and The Conference Board, and is a member of the Business Roundtable and Ohio Business Roundtable.

Director Qualifications:  Mr. Barrett has extensive experience in areas of importance to Eaton, such as manufacturing, regulatory compliance, finance, strategic planning and supply chain management. His service as chairman and chief executive officer of a publicly-traded company, and his work with The Business Council and the Business Roundtable, have given him a deep understanding of corporate governance matters that will benefit our Board and its committees. His prior work as a senior leader of a global corporation will benefit our Board and senior management as the Company pursues business opportunities around the world.
Nominee

Todd M. Bluedorn, 47, is Chief Executive Officer and a director of Lennox International Inc., a global provider of climate control solutions for heating, air conditioning and refrigeration markets. Prior to Lennox International, Mr. Bluedorn served in numerous senior management positions for United Technologies since 1995, including President, Americas — Otis Elevator Company; President, North America — Commercial Heating, Ventilation and Air Conditioning for Carrier Corporation; and President, Hamilton Sundstrand Industrial.

Director Qualifications:  Mr. Bluedorn has deep experience in original equipment and aftermarket business and distributor/dealer-based commercial channels. He also has senior leadership experience with two major U.S. corporations. All of these attributes are of great benefit to Eaton as a global manufacturing company with product distribution through numerous commercial channels.
Director since 2010

Ned C. Lautenbach, 67, is a retired Partner of Clayton, Dubilier & Rice, Inc., a private equity investment firm specializing in management buyouts. Before joining the firm in 1998, Mr. Lautenbach was associated with IBM from 1968 until his retirement in 1998. While at IBM, he held a number of executive positions including a member of the IBM Corporate Executive Committee. He was also Senior Vice President and Group Executive of Worldwide Sales and Services. Mr. Lautenbach is currently chairman of the Independent Trustees of the Equity and High Income Funds of Fidelity Investments. He is also a member of the Board of Directors of the Philharmonic Center for the Arts in Naples, Florida and the Board of Trustees of Fairfield University, as well as a member of the Council on Foreign Relations. In the past five years, Mr. Lautenbach served as a director of Sony Corporation.

Director Qualifications:  Mr. Lautenbach has attained extensive experience in executive and operational roles during his career. He has expertise in general management, corporate finance, sales and marketing, and corporate restructurings. All of these attributes are valuable to the Eaton Board of Directors in its role with management oversight. In addition, his role as chairman of independent trustees of prominent investment funds provides him with a unique perspective on governance issues of concern to shareholders. His expertise enables him to serve with distinction as Eaton’s Lead Director and Chair of the Governance Committee.
Director since 1997

Gregory R. Page, 59, is Chairman and Chief Executive Officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He was named Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, President and Chief Operating Officer in 2000 and became Chairman and Chief Executive Officer in 2007. Mr. Page is a director of Cargill, Incorporated and Carlson Companies and non-executive Chair of the Board of Big Brothers Big Sisters of America.

Director Qualifications:  As Chairman and Chief Executive Officer of one of the largest global corporations, Mr. Page brings extensive leadership and global business experience, in-depth knowledge of commodity markets, and a thorough familiarity with all the major operating processes of a major corporation, including talent development and succession management. Mr. Page’s experience and expertise provide him valuable insight on financial, operational and strategic matters reviewed by our Board.Director since 2003

Directors whose present terms continue until April 2012:

Alexander M. Cutler, 59, is Chairman, Chief Executive Officer and President of Eaton Corporation. Mr. Cutler joined Cutler-Hammer, Inc. in 1975, which was subsequently acquired by Eaton, and became President of Eaton’s Industrial Group in 1986 and President of the Controls Group in 1989. He advanced to Executive Vice President — Operations in 1991, was elected Executive Vice President and Chief Operating Officer — Controls in 1993, President and Chief Operating Officer in 1995, and assumed his present position in 2000. Mr. Cutler is a director of E. I. du Pont de Nemours and Company and KeyCorp. He is also a member of the Business Council and the Business Roundtable where he chairs the Leadership Initiative responsible for corporate governance and disaster relief.

Director Qualifications:  Mr. Cutler’s long tenure with Eaton and his experience in a wide range of management roles provides him important perspective on the Company to the benefit of the Board of Directors. Mr. Cutler has a detailed knowledge of Eaton’s businesses, customers, end markets, sales and marketing, technology innovation and new product development, supply chains, manufacturing operations, talent development, policies and internal functions. He possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly-traded companies, as well as by serving as Chair of the Business Roundtable’s Corporate Leadership Initiative.
Director since 1993

Arthur E. Johnson, 64, is the retired Senior Vice President, Corporate Strategic Development of Lockheed Martin Corporation, a manufacturer of advanced technology systems, products and services. Mr. Johnson was elected a Vice President of Lockheed Martin Corporation and named President of Lockheed Martin Federal Systems in 1996. He was named President and Chief Operating Officer of Lockheed Martin’s Information and Services Sector in 1997 and Senior Vice President, Corporate Strategic Development in 1999. In the past five years, Mr. Johnson was a director of IKON Office Solutions, Inc. and Delta Air Lines, Inc. He is currently lead director of AGL Resources, Inc. and an independent trustee of Fidelity Investments.

Director Qualifications:  Mr. Johnson’s role in strategic development with a leading company in the defense industry has given him an understanding of doing business with the U.S. Government and of strategic planning, regulatory, legislative and public policy matters, all of which are valuable to Eaton. His knowledge of the global aerospace and defense industry are of particular benefit to our Board as it considers strategic alternatives. His service as lead director of a New York Stock Exchange listed company, as well as his service on other boards, provides Eaton with valuable corporate governance expertise.
Director since 2009

Deborah L. McCoy, 56, is an independent aviation safety consultant. She retired from Continental Airlines, Inc. in 2005, where she had served as Senior Vice President, Flight Operations since 1999. During part of 2005, Ms. McCoy also briefly served as the Chief Executive Officer of DJ Air Group, a start-up commercial airline company.

Director Qualifications:  Ms. McCoy has extensive experience in the commercial aerospace markets, and brings an understanding of aircraft design and performance, airline operations and the strategic issues and direction of the aerospace industry. In addition, Ms. McCoy has had extensive experience in safety initiatives, Federal regulatory compliance, labor relations and talent management. All of these attributes are of benefit to Eaton’s Board as it oversees the Company’s positioning in the aerospace industry. Ms. McCoy’s extensive experience with labor relations, talent development, compensation and management are of particular benefit to Eaton in her role as Chair of the Compensation and Organization Committee.
Director since 2000

Gary L. Tooker, 71, is an independent consultant and former Chairman of the Board, Chief Executive Officer and director of Motorola, Inc., a manufacturer of electronics equipment. Mr. Tooker became Motorola’s President in 1990, Vice Chairman and Chief Executive Officer in 1993 and Chairman in 1997. He retired from Motorola in 1999. Mr. Tooker is a director of Avnet, Inc.

Director Qualifications:  Mr. Tooker has extensive general management experience in emerging as well as developed global markets, government relations, and advanced product development. As the former Chairman and CEO of a global corporation, Mr. Tooker has extensive leadership experience, knowledge of corporate management processes, and strategic planning involving growth in developing countries. His broad experience brings a strong base of knowledge to draw upon in the formulation of Eaton’s strategic direction. Such experience also enabled him to develop corporate governance expertise of particular benefit to the Governance Committee.
Director since 1992

Directors whose present terms continue until April 2013:

Christopher M. Connor, 54, is Chairman and Chief Executive Officer of The Sherwin-Williams Company, a global manufacturer of paint, architectural coatings, industrial finishes and associated supplies. Mr. Connor has held a number of executive positions at Sherwin-Williams since 1983. He became Chief Executive Officer in 1999 and Chairman and Chief Executive Officer in 2000. In the past five years, Mr. Connor was a director of National City Corporation and Diebold Incorporated. He currently serves on the boards of the Federal Reserve Bank of Cleveland, The Ohio State University Fisher College of Business, United Way, University Hospitals and The Rock and Roll Hall of Fame.

Director Qualifications:  As CEO of a Fortune 500 company, Mr. Connor has leadership experience and is thoroughly knowledgeable in marketing, talent development, planning, operational and financial processes. In particular, Mr. Connor has had extensive sales and marketing experience in both direct and distribution channels, and brings extensive knowledge of construction, automotive and industrial markets, all areas of strategic importance to Eaton.
Director since 2006

Michael J. Critelli, 62, is the Chief Executive Officer and President of Dossia Services Corporation, a personal health records company. He has held that position since January, 2011. Mr. Critelli is the retired executive Chairman of Pitney Bowes Inc., a provider of global mailstream solutions. Mr. Critelli served as Pitney Bowes Chairman and Chief Executive Officer from 1997 to 2007 and as Executive Chairman from 2007 to 2008. Mr. Critelli was a director of Wyeth from April 2008 until its acquisition by Pfizer in late 2009. He currently serves as a director of Mollen Immunization Clinics.

Director Qualifications:  Mr. Critelli has extensive experience in risk management, industry-wide leadership in mail transportation, logistics and communications issues, state-level leadership on transportation strategy and reform, and innovative approaches to health care, as well as broad business experience gained while leading a global Fortune 500 company. Mr. Critelli possesses a broad knowledge of human resources and succession planning, legal and environmental matters. These attributes and experiences are essential to our Board as it oversees management’s efforts to develop and maintain a diverse workforce, assess and evaluate enterprise risk management and navigate the regulatory environment.
Director since 1998

Charles E. Golden, 64, served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. In the past five years, Mr. Golden was a director of Hillenbrand Industries (predecessor of Hill-Rom Holdings). He is currently on the boards of Hill-Rom Holdings and Unilever NV/PLC. He also serves as a director of the Lilly Endowment.

Director Qualifications:  Mr. Golden has a comprehensive knowledge of both U.S. and international financial accounting standards. He has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and Europe. His broad financial expertise enables him to provide expert guidance and oversight in his role as a member of the Finance Committee and as Chairman of the Audit Committee. Mr. Golden also has significant experience in global vehicle markets.
Director since 2007

Director Nomination Process — The Governance Committee of the Board, comprised entirely of directors who meet the independence standards of the Board of Directors and the New York Stock Exchange, is responsible for overseeing the process of nominating individuals to stand for election as directors. The Governance Committee charter is available on our website at http://www.eaton.com/governance.

Any director candidates recommended by our shareholders are given consideration by the Governance Committee, consistent with the process used for all candidates. Shareholders may submit recommendations in the manner described on this page under the heading “Shareholder Recommendations of Director Candidates.”

All potential director candidates are reviewed by the Governance Committee in consultation with the Chairman and Chief Executive Officer, typically with the assistance of a professional search firm retained by the Committee. During 2010, the search firm assisted the Committee with the identification and background checks on director candidates. The Committee decides whether to recommend one or more candidates to the Board of Directors for nomination. Candidates who are ultimately nominated by the Board stand for election by the shareholders at the annual meeting. Between annual meetings, nominees may also be elected by the Board itself.

Director Qualifications and Board Diversity — In order to be recommended by the Governance Committee, a candidate must have the following minimum qualifications, as described in the Board of Directors Governance Policies: personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to our objectives, and a sensitivity to our corporate responsibilities. In addition, the Governance Committee looks for individuals with specific qualifications so that the Board as a whole has diversity in experience, international perspective, background, expertise, skills, age, gender and ethnicity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time. The Governance Committee is responsible for ensuring that minimum director qualifications are met and Board diversity objectives are considered during its review of director candidates. The Governance Committee evaluates the extent to which these goals are satisfied annually as part of its assessment of the skills and experience of each of the current directors using a director skills matrix and a director evaluation process. The director evaluation process includes self evaluation, peer evaluation and input from the chairs of each of the Board committees. Upon completion of the skills matrix and the evaluation process, the Governance Committee identifies areas of director knowledge and experience that may benefit the Board and us in the future, and uses that information as part of the director search and nomination effort.

The Board of Directors Governance Policies are included in this proxy statement as Appendix B and are available on our website at http://www.eaton.com/governance.

Shareholder Recommendations of Director Candidates — The Governance Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Eaton shareholder. Any shareholder wishing to recommend an individual as a nominee for election at the annual meeting of shareholders to be held in 2012 should send a signed letter of recommendation to the following address: Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, attention Corporate Secretary. Recommendation letters must be received no later than November 4, 2011, and must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be nominated and, if nominated and elected, consenting to serve as a director.

Director Independence — The Board of Directors Governance Policies provide that all of our outside directors should be independent. These Policies are attached as Appendix B to this proxy statement and are available on our website at http://www.eaton.com/governance. The listing standards of the New York Stock Exchange state that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. Additional, and more stringent, standards of independence are required of Audit Committee members. Our annual proxy statement discloses the Board’s determination as to the independence of the Audit Committee members as well as its determination as to all outside directors.

As permitted by the New York Stock Exchange listing standards, the Board of Directors has determined that certain relationships between an outside director and us will be treated as categorically immaterial for purposes of determining a director’s independence. These categorical standards are included in the Board of Directors’ independence criteria. The independence criteria for outside directors and members of the Audit Committee are available on our website at http://www.eaton.com/governance.

Since directors’ independence might be influenced by their use of Company aircraft and other Company-paid transportation, the Board has adopted a policy on this subject. This policy is available on our website at http://www.eaton.com/governance.

In their review of director independence, the Board of Directors and its Governance Committee have considered the following circumstances:

1.	Directors T. M. Bluedorn, C. M. Connor, M. J. Critelli, A. E. Johnson and G. R. Page are officers, employees, partners or advisors with firms that have had purchases and/or sales of property or services with us within the past three years or have occupied such positions within that three-year period. In all cases, the amounts of the purchases and sales were substantially less than the Board’s categorical standard for immateriality, that is, less than the greater of $1 million or 2% of the annual consolidated gross revenues of the director’s firm. Mr. Bluedorn is CEO and a director of Lennox International Inc. which purchased approximately $21,000 worth of Eaton products during 2010. Mr. Connor is CEO and a director of The Sherwin-Williams Company, which purchased approximately $20,000 worth of Eaton products and sold approximately $190,000 worth of products to Eaton during 2010. Mr. Critelli is the retired Executive Chairman of Pitney Bowes Inc. which purchased approximately $12,000 worth of Eaton products and sold approximately $276,000 worth of products to Eaton during 2010. Mr. Johnson is the retired Senior Vice President, Corporate Strategic Development of Lockheed Martin Corporation, which purchased approximately $72,713,000 worth of Eaton products during 2010. Mr. Page is Chairman and CEO of Cargill Incorporated which purchased approximately $454,000 worth of Eaton products and sold approximately $8,000 worth of products to Eaton during 2010. George S. Barrett, the director nominee standing for election at the 2011 annual shareholders meeting, is the Chief Executive Officer of Cardinal Health. Cardinal Health purchased $197,000 worth of Eaton products during 2010.

2.	A sister of Mr. Connor has been employed by us in a non-officer position since 2000, preceding Mr. Connor’s election to the Board in 2006. Her aggregate cash compensation for 2010 was less than $220,000, and she received benefits and participated in programs provided to similarly situated Company employees. Her compensation is comparable to that of her peers.

3.	The use of our aircraft and other Company-paid transportation by all outside directors is consistent with the Board policy on that subject.

After reviewing the circumstances described above (which are the only relevant circumstances known to the Board of Directors), the Board has affirmatively determined that none of our outside directors has a material relationship with us other than in their capacities as directors and that each of the following directors or director nominees qualifies as independent under the Board’s independence criteria and the New York Stock Exchange standards: G. S. Barrett, T. M. Bluedorn, C. M. Connor, M. J. Critelli, C. E. Golden, E. Green, A. E. Johnson, N. C. Lautenbach, D. L. McCoy, G. R. Page and

G. L. Tooker. All members of the Audit, Compensation and Organization, Finance and Governance Committees qualify as independent under the standards described above.

The Board has also affirmatively determined that each member of the Audit Committee, that is, M. J. Critelli, C. E. Golden, E. Green, A. E. Johnson and G. R. Page, meets the special standards of independence required of them under the criteria of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules adopted thereunder by the Securities and Exchange Commission, and our Board of Directors.

Review of Related Person Transactions — Our Board of Directors has adopted a written policy to identify and evaluate “related person transactions,” that is, transactions between us and any of our executive officers, directors, director nominees, 5%-plus security-holders or members of their “immediate families,” or organizations where they or their family members serve as officers or employees. The Board policy calls for the disinterested members of the Board’s Governance Committee to conduct an annual review of all such transactions. At the Committee’s direction, a survey is made annually of all transactions involving related persons, and the results are reviewed by the Committee in January of each year. As to any such transaction, the Committee is responsible to determine whether (i) it poses a significant risk of impairing, or appearing to impair, the judgment or objectivity of the individuals involved; (ii) it poses a significant risk of impairing, or appearing to impair, the independence of an outside director or director nominee; or (iii) its terms are less favorable to us than those generally available in the marketplace. Depending upon the Committee’s assessment of these risks, the Committee will respond appropriately. In addition, as required by the rules of the Securities and Exchange Commission, any transactions that are determined to be material to us or a related person are disclosed in our proxy statement.

In January 2011, the Governance Committee conducted an annual survey and found that since the beginning of 2010 the only related person transactions were those described in paragraphs numbered 1 and 2 under the heading “Director Independence” beginning on page 12 and that none of our executive officers engaged in any such transactions. The Committee also concluded that none of the related person transactions posed risks to us in any of the areas described in items (i), (ii) or (iii) above.

Board Committees — The Board of Directors has the following standing committees: Audit, Compensation and Organization, Executive, Finance and Governance.

Audit Committee. The functions of the Audit Committee include assisting the Board in overseeing the integrity of our financial statements and its systems of internal accounting and financial controls; the independence, qualifications and performance of our independent auditor; the performance of our internal auditors; and our compliance with legal and regulatory requirements. The Audit Committee exercises sole authority to appoint, compensate and terminate the independent auditor and pre-approves all auditing services and permitted non-audit services to be performed for us by the independent auditor. Among its other responsibilities, the Committee meets regularly with our independent auditor, Vice Chairman and Chief Financial and Planning Officer, Senior Vice President-Internal Audit, Executive Vice President and General Counsel, and Vice President-Global Ethics and Compliance in separate executive sessions; approves the Committee’s report to be included in our annual proxy statement; assures that performance evaluations of the Audit Committee are conducted annually; and establishes procedures for the proper handling of complaints concerning accounting or auditing matters. Each Committee member meets the independence requirements, and all Committee members collectively meet the other requirements, of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission. Further, Committee members are prohibited from serving on more than two other public company audit committees. The Board of Directors has determined that each member of the Audit Committee is financially literate, that C. E. Golden qualifies as an audit committee financial expert (as defined in Securities and Exchange Commission rules) and that all members of the Audit Committee have accounting or related financial management expertise. The Audit Committee held eight meetings in 2010. Present members are Messrs. Golden (Chair), Critelli, Green, Johnson and Page.

Compensation and Organization Committee. The functions of the Compensation and Organization Committee include reviewing proposed organization or responsibility changes at the senior officer level; evaluating the performance of the Chief Executive Officer with input from all outside directors; reviewing the performance evaluations of the other senior officers; reviewing succession planning for key officer positions including the position of Chairman and Chief Executive Officer; and reviewing our practices for the recruitment and development of a diverse talent pool. The Committee is also responsible for annually determining the salary and short- and long-term incentive opportunities for each of our senior officers; establishing performance objectives under our short- and long-term incentive compensation plans and determining the attainment of such performance objectives; annually determining the aggregate amount of awards to be made under our short-term incentive compensation plans and adjusting those amounts as the Committee deems appropriate within the terms of those plans; annually determining the awards to be made to our senior officers under our short- and long-term incentive compensation plans; administering stock plans; reviewing compensation practices as they relate to key employees to confirm that those plans remain equitable and competitive; reviewing significant new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees; and preparing an annual report for our proxy statement regarding executive compensation. Additional information on the Committee’s processes and procedures is contained in the Compensation Discussion and Analysis portion of this proxy statement beginning on page 20. The Compensation and Organization Committee held seven meetings in 2010. Present members are Ms. McCoy (Chair) and Messrs. Bluedorn, Connor, Lautenbach and Tooker.

Executive Committee. The functions of the Executive Committee include all of the functions of the Board of Directors other than the filling of vacancies in the Board of Directors or in any of its committees. The Executive Committee acts upon matters requiring Board action during the intervals between Board meetings. The Executive Committee met once during 2010. Mr. Cutler is a member of the Committee for the full twelve-month term and serves as Committee Chair. Each of the non-employee directors serves a four-month term.

Finance Committee. The functions of the Finance Committee include the periodic review of our financial condition and the recommendation of financial policies to the Board; analyzing Company policy regarding its debt-to-equity relationship; reviewing and making recommendations to the Board regarding our dividend policy; reviewing our cash flow, proposals for long-and short-term debt financing and the risk management program; meeting with and reviewing the performance of the management pension committees and any other fiduciaries appointed by the Board for pension and profit-sharing retirement plans; and reviewing the key assumptions used to calculate annual pension expense. The Finance Committee held three meetings in 2010. Present members are Ms. McCoy and Messrs. Critelli, Golden, Green and Page (Chair).

Governance Committee. The responsibilities of the Governance Committee include recommending to the Board improvements in our corporate governance processes and any changes in the Board Governance Policies; advising the Board on changes in the size and composition of the Board; making recommendations to the Board regarding the structure and responsibilities of Board committees; and annually submitting to the Board candidates for members and chairs of each standing Board committee. The Governance Committee, in consultation with the Chief Executive Officer, identifies and recommends to the Board candidates for Board membership, reviews and recommends to the Board the nomination of directors for re-election; oversees the orientation of new directors and the ongoing education of the Board; recommends to the Board compensation of non-employee directors; administers the Board’s policy on director retirements and resignations; administers the directors’ stock ownership guidelines; and establishes guidelines and procedures to be used by the directors to evaluate the Board’s performance. The responsibilities of the Governance Committee also include providing oversight regarding significant public policy issues with respect to our relationships with shareholders, employees, customers, competitors, suppliers and the communities in which we operate, including such areas as ethics compliance, environmental, health and safety issues, community relations, government relations, charitable contributions and shareholder relations. The Governance Committee held five meetings in 2010. Present members are Messrs. Bluedorn, Connor, Johnson, Lautenbach (Chair) and Tooker.

Committee Charters and Policies — The Board committee charters are available on our website at http://www.eaton.com/governance.

In addition to the Board of Directors Governance Policies, certain other policies relating to corporate governance matters are adopted from time to time by Board committees, or by the Board itself upon recommendation of the committees.

The Board of Directors held eleven meetings in 2010. Each of the directors attended at least 95.65% of the meetings of the Board and the committees on which he or she served. The average rate of attendance for all directors was 99.2%.

Audit Committee Report — The Audit Committee of the Board of Directors is responsible to assist the Board in overseeing (1) the integrity of the Company’s consolidated financial statements and its systems of internal accounting and financial controls; (2) the independence, qualifications and performance of the Company’s independent auditor; (3) the performance of the Company’s internal auditors and (4) the Company’s compliance with legal and regulatory requirements. The Committee’s specific responsibilities, as described in its charter, include the sole authority to appoint, terminate and compensate the Company’s independent auditor, and to pre-approve all audit services and other permitted non-audit services to be provided to the Company by the independent auditor. The Committee is comprised of five directors, all of whom are independent under the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the Board of Directors’ own independence criteria.

The Board of Directors amended the Committee’s charter most recently on October 26, 2010. A copy of the charter is available on the Company’s website at http://www.eaton.com/governance.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company’s management and independent auditor, Ernst & Young LLP, the Company’s 2010 audited consolidated financial statements and the assessment of the Company’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young the matters required to be discussed by applicable auditing standards.

The Committee has received the written disclosures from Ernst & Young regarding their independence from the Company that are required pursuant to Rule 3526 of the Public Company Accounting Oversight Board (“Communication with Audit Committees Concerning Independence”), has discussed with Ernst & Young their independence and has considered whether their provision of non-audit services to the Company is compatible with their independence.

For 2010 and 2009, Ernst & Young’s fees to the Company were as follows:

	2010	2009

Audit Fees	$15.7 million	$15.0 million
Includes Sarbanes-Oxley Section 404 attest services
Audit-Related Fees	0.3 million	0.3 million
Includes employee benefit plan audits and business acquisitions and divestitures
Tax Fees	3.4 million	3.1 million
Tax compliance services	1.2 million	1.5 million
Tax advisory services	2.2 million	1.6 million
All Other Fees	0	0

The Audit Committee did not approve any of the services shown in the above three categories through the use of the “de minimis” exception permitted by Securities and Exchange Commission rules.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company independent auditor: specific services are preapproved from time to time by the Committee or by the Committee Chair on its behalf. As to any services approved by the Committee Chair, the approval is made in writing and is reported to the Committee at the following meeting of the Committee.

Based upon the Committee’s reviews and discussions referred to above, and in reliance upon them, the Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2010 be included in the Company’s Annual Report on Form 10-K, and the Board has approved their inclusion.

Respectfully submitted to the Company’s shareholders by the Audit Committee of the Board of Directors.

Charles E. Golden, Chair
Michael J. Critelli
Ernie Green
Arthur E. Johnson
Gregory R. Page

Board of Directors Governance Policies — The Board revised the Board of Directors Governance Policies most recently in July 2010, as recommended by the Governance Committee of the Board. The revised Governance Policies are included in this proxy statement as Appendix B and are available on our website at http://www.eaton.com/governance.

Executive Sessions of the Non-Employee Directors — The policy of the Board of Directors is that the non-employee directors, who qualify as “independent” under the criteria of the Board of Directors and the New York Stock Exchange, meet in Executive Session at each regular Board meeting, without the Chairman and Chief Executive Officer or other members of management present, to discuss whatever topics they may deem appropriate. At the present time, all non-employee directors meet the independence criteria. As described more fully in the section below entitled “Leadership Structure,” the Lead Director chairs the Executive Sessions of the Board of Directors.

At each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, an Executive Session is held at which only the Committee members (all of whom qualify as independent) are in attendance, without any members of our management present, to discuss whatever topics they may deem appropriate.

Leadership Structure — Our governance structure follows a successful leadership model under which our Chief Executive Officer also serves as Chairman of the Board. Recognizing that different leadership models may work well for other companies at different times depending upon individual circumstances, we believe that our Company has been well-served by the combined Chief Executive Officer and Chairman leadership structure, and that this approach has continued to be highly effective with the addition of a Lead Director. We believe we have greatly benefited from having a single person setting the tone and direction for us and having primary responsibility for managing our operations, while allowing the Board to carry out its oversight responsibilities with the equal involvement of each independent director.

Our Board is comprised exclusively of independent directors, except for our Chairman. Of our ten non-employee directors, five are currently serving or have served as a chief executive officer of a publicly-traded company. The Audit, Compensation and Organization, Finance and Governance Committees are chaired by independent directors. Our Chairman and Chief Executive Officer has benefited from the extensive leadership experience of our Board of Directors.

Annually, the Board evaluates the leadership structure and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. In its January 2011 annual evaluation, the Board concluded that the current leadership structure — under which our Chief Executive Officer serves as Chairman of the Board, our Board committees are chaired by independent directors, and a Lead Director assumes specified responsibilities on behalf of the independent directors — remains the optimal board leadership structure for our Company and our shareholders at the present time.

Lead Director — Ned C. Lautenbach, who has served on our Board since 1997, was elected Lead Director by our independent directors during 2010. The Lead Director has specific responsibilities, including chairing Executive Sessions of the Board, coordinating the agenda for Board meetings with the Chairman on behalf of the independent directors, ensuring the quality and timeliness of information sent to the Board, and serving as a Board focal point for communications with shareholders and other Company stakeholders. The Lead Director has the authority to call meetings of the independent directors, and to retain outside advisors who report directly to the Board of Directors.

Oversight of Risk Management — Management continually monitors the material risks facing the Company, including strategic risk, financial risk, operational risk, and legal and compliance risk. The Board of Directors has chosen to retain overall responsibility for risk assessment and oversight at the Board level in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. The Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The Audit Committee considers risks related to internal controls, disclosure, financial reporting and legal and compliance matters. Among other processes, the Audit Committee meets regularly in closed-door sessions with our internal and external auditors, senior members of the Finance function, the Executive Vice President and General Counsel and the Vice President-Global Ethics and Compliance. As described more fully below in the section entitled “Relationship Between Compensation Plans and Risk,” the Compensation and Organization Committee reviews risks associated with the Company’s compensation programs, to ensure that incentive compensation arrangements for senior executives do not encourage inappropriate risk taking. The Governance Committee considers risks related to corporate governance, such as director independence and related person transactions, and risks associated with the environment, health and safety.

Communications to the Board — The Board of Directors provides the following process for shareholders and other interested parties to send communications to the Board, individual directors, or the non-employee directors as a group:

Shareholders and other interested parties may send such communications by mail or courier delivery addressed as follows:

Corporate Secretary
Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114-2584

In general, the Corporate Secretary forwards all such communications to the Lead Director. The Lead Director in turn determines whether the communications should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board, the Chair of a particular Board committee or the non-employee directors as a group, the Corporate Secretary forwards those communications directly to those individuals.

However, the directors have requested that communications that do not directly relate to their duties and responsibilities as our directors be excluded from distribution and deleted from email that they access directly. Such excluded items include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

Director Attendance at Annual Shareholder Meetings — The policy of the Board of Directors is that all directors should attend annual shareholder meetings. At our 2010 annual meeting held April 28, 2010, all members of the Board were in attendance.

Code of Ethics — We have a Code of Ethics that was approved by the Board of Directors. We provide training globally for all employees on our Code of Ethics. We require that all directors, officers and employees of the Company, our subsidiaries and affiliates, abide by our Code of Ethics, which is available on our website at http://www.eaton.com/governance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Organization Committee of the Board of Directors (the “Committee”) determines the compensation for our elected officers and reviews, approves and oversees the administration of all of our executive compensation plans and programs. The Committee consists of five independent non-employee directors and is supported by our Human Resources Department as well as one or more independent compensation consultants who are chosen, retained and directed by the Committee. The Committee’s charter and key responsibilities are available on our website at http://www.eaton.com/governance. Please note that the use of the terms “we”, “us” or “our” throughout this Compensation Discussion and Analysis refers to the Company or its management. Also note that on January 27, 2011 our Board of Directors declared a two-for-one stock split of our common shares payable in the form of a 100% stock dividend. Accordingly, the earnings per share objectives and results, the numbers of all shares, share units, share prices and other equity-based amounts used in this Compensation Discussion and Analysis have been adjusted to reflect the stock split.

Advisory Vote on Executive Compensation

We design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives who are capable of creating sustained value for our shareholders. We implement compensation programs that promote a performance-based culture and are intended to align the interests of our executives with those of our shareholders. The Board of Directors is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory vote. We encourage you to review the details of our performance and the Committee’s processes and decisions that are described in the following pages. In summary, the foundation of our executive compensation programs rests on the following principles and best-practices:

The Committee is comprised solely of independent directors who are committed to upholding strong governance practices.

•	The Committee considers a variety of reports and analyses such as: market survey data, compensation Tally Sheets, proxy data of our peers, publicly-available performance data of our peers, shareholder votes or feedback, and reports from external proxy advisory agencies when making decisions to establish target compensation opportunities and to deliver actual rewards to our executive officers, including our Named Executive Officers.

Our compensation plans are closely linked to performance.

•	On average, 83% of our Named Executive Officers’ compensation is performance-based.

•	Awards under our plans are impacted when our performance does not meet threshold levels. This fact was demonstrated in 2009 when we did not pay any incentive awards under our annual incentive plans because we did not achieve the threshold levels of Earnings Per Share (EPS) and Cash Flow Return on Gross Capital (CFR) objectives necessary to deliver awards, despite record operating and free cash flow. Likewise, our plans are designed to deliver awards at or above target when we meet or exceed aggressive performance goals as was the case in 2010 when we achieved 117% growth in operating EPS.

Our compensation plans emphasize long-term performance.

•	Our program has a balanced-portfolio approach to deliver rewards in cash and equity based on sustained performance over time. The use of equity awards fosters retention and aligns our executives’ interests with those of our shareholders, while the use of cash focuses executives on internal performance metrics.

We have share ownership requirements, clawbacks, caps on awards, and no employment contracts.

•	Ownership requirements range from shares with a market value equal to one times base salary for our general managers to six times base salary for our Chairman and Chief Executive Officer. At least 20% of this requirement must be held in unrestricted shares. Executives must satisfy these requirements until they are no longer employed with the Company. Until 2011, all votable shares, including restricted shares, were counted toward the holding requirement.

•	Our incentive plans are capped at individual and aggregate levels to eliminate the potential for unintended windfalls.

•	We have a clawback policy that allows us to recover compensation in the case of employee misconduct and/or material restatement of financial results.

•	Each of our salaried U.S. employees, including each Named Executive Officer, is employed “at-will.”

We believe that our executive compensation design and strategy, as guided by the principles noted above, were critical factors in motivating executives to seek innovative solutions which helped us emerge from the economic downturn as a stronger Company. We strongly encourage you to review the Compensation Discussion and Analysis and compensation tables in this document for detailed information on the extensive processes and factors the Committee considers when establishing performance objectives and pay targets and in making decisions regarding actual rewards from our short- and long-term performance-based incentive plans.

Frequency of Advisory Vote on Executive Compensation

The Board of Directors is committed to seeking and responding to the feedback of our shareholders on governance topics, and in particular, executive compensation. Shareholders may choose to cast their advisory vote annually, biennially, triennially, or they may abstain from voting on the frequency with which they prefer to cast an advisory vote on our executive compensation. Although shareholders may choose their preferred frequency, the Company recommends that shareholders have an opportunity to cast an advisory vote on our executive compensation each year. We and the Board believe that an annual vote will be the most effective because it will foster regular engagement and dialog between our Board and our constituents with regard to executive compensation-related matters.

For the reasons noted above, the Board of Directors recommends a vote for annual advisory votes on executive compensation, as noted on page 65.

Executive Summary

Summary of 2010 Performance

2010 was a year of very strong performance for Eaton. We capitalized on the extensive restructuring and broad-based process improvements that were initiated in late 2008 and early 2009 to respond to the global recession as well as significant new innovations which have allowed us to out-grow our primary markets. As a result, we reported stronger than expected financial results which significantly exceeded our own expectations. A few highlights of our 2010 achievements include:

•	Sales of $13.7 billion represent a 16% improvement compared to the year ended December 31, 2009.

•	We reported an enterprise-wide profit of $929 million.

•	Our operating earnings per share increased by 117% to $5.61 ($2.81 on an adjusted basis for the two-for-one stock split announced January 27, 2011), which exceeded our initial guidance of $1.93 for the year, adjusted for the stock split.

•	Our operating cash flow totaled $1.3 billion.

•	Our total shareholder return of 64.2% far surpassed the total returns of the Dow Jones Industrial Average of 14.1%, S&P 500 of 15.1%, and NASDAQ of 18.5%. Our stock price reached a new market trading high on December 22, 2010 of $102.70 ($51.35 on an adjusted basis for the two-for-one stock split).

Summary of Performance-Based Compensation Earned During Award Periods Ending December 31, 2010

Our executive compensation program reflects the belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. The following paragraphs summarize actual results compared to target objectives under the short- and long-term incentive award periods that ended on December 31, 2010.

Short-Term Incentive Compensation

Our Named Executive Officers earned short-term incentive awards that ranged from 158% to 313% of their base salaries as a result of our strong performance relative to our objectives. We establish a competitive annual cash incentive compensation opportunity for our executives who participate in either our Senior Executive Incentive Compensation Plan (the “Senior EIC Plan”) or our Executive Incentive Compensation Plan (the “EIC Plan”). Those executives who participate in one plan do not participate in the other plan. Additional details of the Senior EIC and EIC plans are provided on page 31 and the 2010 goals and results are summarized below.

Senior Executive Incentive Plan and Executive Incentive Plan:  2010 Senior EIC Plan participants include Mr. Cutler and each officer reporting directly to him. In addition to Mr. Cutler, the Named Executive Officers who participate in this plan include Messrs.: Arnold, Fearon, and Gross. Mr. Palchak participates in the EIC Plan. For 2010, the Committee established a bonus pool under the Senior EIC Plan equal to two percent (2%) of our Annual Net Income (as defined under the Plan) and also assigned a percentage share of the Net Income Incentive pool to each participant in the Senior EIC Plan, thus setting the maximum amount that the participant could receive under the Plan for 2010. The actual pool generated under the plan was approximately $19 million. Although the initial incentive payout for each participant in the Senior EIC Plan is formula driven, the Committee considers a variety of quantitative and qualitative factors in exercising its discretion to reduce the formula-driven awards that are generated by the Net Income Pool. The quantitative factors include our performance relative to the Earnings Per Share (“EPS”) (which includes acquisition integration charges) and Cash Flow Return on Gross Capital (“CFR”) objectives, weighted equally, that were established under our EIC Plan. For 2010, these objectives were achieved at the maximum level, as shown in the table on page 23. Qualitative factors include, but are not limited to, items such as: success in achieving the annual financial plan for the executive’s business unit; success in achieving growth goals; success in building organizational capacity, which includes objectives that reinforce our ethical standards; environmental health and safety-related goals; ability to think and act strategically; and ability to demonstrate an effective leadership style.

After considering these factors, the Committee exercised its judgment to reduce the formula-driven awards that were generated by the Net Income Pool. These final awards were consistent with the awards delivered to other of our executives. The Committee believes it is appropriate to align the payouts under the two plans so that all employees are focused on the same objectives.

Executive Incentive Plan Results Compared to Objectives:

					2009
	2010 Executive Incentive Plan			2010	Actual
	Objectives			Actual	Results (for
	Threshold	Target	Maximum	Results	Comparison)

Payout % of Target	50%	100%	200%	200%	0%
CFR (50%)	11.1%	12.7%	15.1%	15.8%	10.7%
Operating EPS (50%)	$1.33	$1.75	$2.35	$2.81	$1.30

Long-Term Incentive Compensation

2007-2010 Executive Strategic Incentive Plan:  Awards under our 2007-2010 ESIP award period (2007-2010 ESIP) were delivered at 25% of target, principally due to the lower than target performance during the recession in 2008 and 2009. These amounts were then adjusted to reflect individual performance. In February 2007, the Committee established EPS compound growth rate and CFR performance goals for the 2007-2010 ESIP, which is our long-term, cash-based incentive plan. The 2007-2010 ESIP objectives and results were as follows:

	2007-2010 ESIP Objectives				Actual
	CFR Threshold	Minimum	Target	Maximum	Results

Payout % of Target	25%	50%	100%	200%	25%
CFR (50%)	14.0%	22.5%	24.5%	26.6%	16.8%
EPS Compound Growth (50%)	n/a	$15.37	$17.31	$19.44	$10.97

2009-2010 Extension Grant Awards:  Extension Grants were intended to provide executives with the potential to earn a portion of the long-term incentive opportunity that became unattainable as a result of the recession, provided that Eaton met its key 2009 and 2010 goals. The Committee approved Extension Grant performance goals for 2009 and 2010, which mirrored the 2009 and 2010 one-year EIC objectives, respectively. These one-year goals were designed to measure achievement against capturing the full benefits of the restructuring and reengineering actions undertaken during the recession. We did not meet the 2009 objectives, and although we exceeded the one-year goals established for 2010, the objectives were capped at 100% of target. The objectives for each year were weighted equally, resulting in a 50% payout, as shown below.

	2009-2010 Extension Grant Objectives
	Threshold	Target	Maximum
Payout % of Target	50%	100%	100%	Actual Results	Payout %

2009
Operating EPS (50%)	$1.58	$2.25	$2.93	$1.30	0%
CFR (50%)	11.9%	14.4%	17.0%	10.7%

2010
Operating EPS (50%)	$1.33	$1.75	$2.35	$2.81	100%
CFR (50%)	11.1%	12.7%	15.1%	15.8%
				Total Payout	50%

The combined 2007-2010 ESIP and 2009-2010 Extension Grant award opportunities were capped at 125% of the combined target opportunities. Actual combined awards were delivered at 75% of the combined target opportunities.

Summary of Actual Pay Earned by Our Chief Executive Officer in 2010 Compared to Performance

Our compensation programs for Mr. Cutler and the other Named Executive Officers are heavily weighted on performance. The table below summarizes Mr. Cutler’s 2010 realized pay and performance over the period in which the elements of compensation were earned. The information in this table is intended to supplement the information contained in the Summary Compensation Table on page 43. The table differs substantially from the Summary Compensation Table required by the SEC and is not a substitute for that or any other prescribed table. The equity grants reported in the table below reflect gross compensation prior to the deduction of applicable taxes upon the exercise of stock options and vesting of restricted share awards in 2010, irrespective of when the awards were granted. The values for equity awards do not represent the grant date fair value of equity awards that were granted in 2010 as shown in the Summary Compensation Table. In addition, the Summary Compensation Table includes compensation based upon the change in pension value, above-market nonqualified deferred compensation earnings, and “other compensation” which is not shown in the table below. The Committee reviews these elements of compensation as part of the Tally Sheet review (discussed on page 29) in the context of a competitive overall benefit design and not as an element of its annual compensation decisions. Therefore, the change in pension values, above market earnings on non-qualified deferred compensation, and “all other compensation” are excluded from the tables in this Executive Summary. The table below also does not reflect the $38,855,622 distribution Mr. Cutler received upon the termination of the pre-2005 Deferred Incentive Compensation Plan and Incentive Compensation Deferral Plan, as described on page 53. The Committee determined it was appropriate to terminate these plans in February 2010 in order to reduce Company liabilities, administrative costs and the complexity of certain compensation arrangements. This distribution included compensation that was earned and deferred as far back as 1983.

COMPENSATION REALIZED BY OUR CEO IN 2010
Compensation	Period		Amount
Element	Earned	Target	Earned	Performance Results Over Period Earned

Cash
Base Salary	2010	$1,200,000	$1,175,100	We generally target the market median when establishing base salaries. The Committee determined it was appropriate to deliver a 4.3% salary increase effective July 1, 2010 to align Mr. Cutler’s base salary with the market median.

Annual Incentive	2010	$1,500,000	$3,750,000	Mr. Cutler’s individual performance objective was set at 125% of base salary. His actual award was $3,750,000, or 250% of his individual performance objective, which was consistent with awards delivered to other executives. The Committee determined this was an appropriate reward after considering a variety of factors, including the Company’s net income, CFR and EPS performance. Please see the “Short-Term Incentives” section that begins on page 31 for additional details of how this award was determined.

ESIP Long-Term Incentive	2007-2010	$1,800,000	$562,500	In 2007, EPS and CFR objectives for the 2007-2010 ESIP award period were established. Actual results delivered a payment at 25% of target, which was multiplied by Mr. Cutler’s individual performance rating of 125%.

Extension Grant Award	2009-2010	$1,800,000	$2,352,563	In 2009, the Committee approved Extension Grant Awards and set objectives that mirrored the 2009 and 2010 CFR and EPS objectives that were established for our short-term Executive Incentive Plan for each year. The 2009 objectives were not achieved but 2010 results exceeded the maximum objectives. Each year’s objectives were weighted equally and were capped at 100% of target, resulting in overall goal achievement of 50% of target. This award was denominated in contingent share units using the average closing price over the first 20 trading days of the award period ($24.05). The share units were adjusted for goal achievement (50%) and converted back to cash based on our average share price of the last 20 trading days of the award period ($50.26) and then multiplied by Mr. Cutler’s individual performance rating (125%) to determine the final payout.
Total Cash		$6,300,000	$7,840,163

Equity (Amounts realized upon the exercise of stock options and vesting of restricted share awards and restricted share unit awards)

Stock Option Exercises	2001-2010	n/a	$18,722,771	The gains upon exercise of stock options were based on the stock price appreciation from 2001-2010. Shareholders also experienced a 211.2% gain during this time period. Additional details, including the number of share exercised, are reported in the Option Exercises and Stock Vested Table on page 49.

Restricted Shares Vesting	2005-2009	n/a	$1,769,485	This represents the vesting of 52,166 restricted share awards that were granted in 2005, 2008, and 2009. Additional details are reported in the Option Exercises and Stock Vested table on page 49.
Total Realized Value from Equity			$20,492,256

Total Realized Compensation			$28,332,419

2010 Target Compensation for Our Chairman and Chief Executive Officer

As shown on the previous page, a significant amount of Mr. Cutler’s compensation is performance based. The charts below illustrate the mix of Mr. Cutler’s target compensation opportunity established in 2010. Performance-based pay elements represent 87% of target total compensation, while fixed elements represent 13% of target total compensation. Fixed pay represents the annualized base salary the Committee approved in February 2010 and differs from the base salary reported in the Summary Compensation Table, which reflects base salary actually paid in 2010. Performance-based pay includes the target short-term incentive opportunity, target long-term cash (ESIP) opportunity, and target equity incentive opportunities. The values for the performance-based pay elements are reported in the Grants of Plan Based Award table. Items categorized as “All Other Compensation” and “Changes in Pension Values and Non-Qualified Deferred Compensation”, as shown in the Summary Compensation Table, are not included in the charts below because the Committee does not consider these items in the context of its annual compensation decisions.

Summary of Other Compensation Elements Impacted by Our Recovery

Our significantly improved performance resulted in above target awards under our annual incentive plan. In addition, we were able to restore several compensation programs in 2010 that had been cancelled or modified in 2009. Although the following pages discuss our compensation programs with respect to the total compensation of Mr. Cutler and the other Named Executive Officers, it should be noted that some of the items listed below impacted all other officers and executives who participated in our short- and long-term incentive plans.

•	We employ a balanced portfolio approach by delivering long-term compensation to our executives in a mix of equity and a performance-based, long-term award payable in cash (ESIP). We granted opportunities under our four-year ESIP for the 2010-2013 award period, which represented approximately one-half of executives’ long-term incentive opportunity. The remaining half of the long-term opportunity was granted in the form of restricted share units. In 2009, we delivered 100% of the executives’ long-term incentive opportunity in equity as a result of cancelling the 2009-2012 ESIP opportunity and replacing it with a grant of restricted share units. ESIP was cancelled early in the second quarter of 2009 because the Committee had significant concerns about executive retention due to severely compromised short- and long-term incentive awards for successive years. Therefore, the restricted share units were granted to sharpen the focus on recovery and to foster engagement and retention.

•	On January 1, 2010, we restored the base salaries of all executives who elected to take a pay reduction in 2009. (Those executives who did not elect to have their base salaries reduced took unpaid leaves of absence.)

•	We restored our merit pay program effective in July of 2010. The 2010 merit pay increases were virtually the first general increase since 2008.

•	We restored employer matching contributions for the 401(k) savings plans in the United States and Puerto Rico on July 1, 2010.

•	In 2010, we exceeded the maximum objectives under our EIC Plan and delivered awards at 200% of target. In 2009, our performance did not meet threshold objective levels and no short-term incentive awards were paid.

Information About Our Compensation Philosophy, Plans and Programs

Our Executive Compensation Philosophy:  We design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives capable of creating long-term and sustained value for our shareholders. We implement compensation programs that are intended to align the interests of our executives with those of our shareholders. In addition, we endorse compensation actions that fairly reflect company performance as well as the responsibilities and personal performance of individual executives. Our executive compensation philosophy is reviewed and updated by the Committee annually, typically in January.

Pay for Performance Culture:  Our executive compensation program reflects the belief that a significant portion of earned compensation must depend on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. Our executive incentive compensation programs are intended to deliver target awards when our performance aligns with the peer group median performance and awards that exceed 150% of target when our performance is at or above the top quartile of the peer group.

Market Competitiveness:  We target total compensation to be within the median range of compensation paid by similarly-sized industrial companies. For this purpose, total compensation includes base salary, a target annual cash incentive opportunity, a target long-term cash incentive opportunity and equity-based incentives. We continuously monitor and assess the competitive retention and recruiting pressures for executive talent in applicable industries and markets. As a result, the Committee has periodically exercised its judgment to set target compensation levels for certain executives above the market median in order to foster retention.

Internal Pay Equity:  Internal equity among similarly-situated positions is an important consideration in establishing individual pay targets. When determining what positions are similarly situated, we consider: the essential functions of the position, ability to influence results, educational requirements for the position, leadership level, and job demands such as frequency of travel and being required to respond to business matters at any time under any circumstances. We measure and maintain internal equity by reviewing an employee’s salary relative to the midpoint of the salary range for his or her position and by establishing approximately the same target incentive opportunities for similarly situated positions.

Use of Compensation Consultants:  The Committee selects and retains the services of an independent executive compensation consultant to support its oversight and management of our executive compensation programs. The Committee validates our executive compensation plans and programs through periodic comprehensive studies conducted with the assistance of its consultant. For several years, and again in 2010, the Committee retained Peter Egan, a senior consultant with Aon Hewitt, as its primary advisor to assist the Committee in its review of our executive compensation policies, programs and processes. In 2010, Mr. Egan performed the following assignments for the Committee:

•	Reviewed all Company-prepared materials in advance of each Committee meeting;

•	Assisted the Committee in its review and discussions of all material agenda items throughout the year;

•	Provided the Committee with his independent review and confirmation of our analytical work;

•	Provided insight and advice to the Committee and management in connection with possible design changes to our equity grants and incentive plans;

•	Provided the Committee feedback regarding the appropriateness of individual executive total compensation plans including specific recommendations regarding the total compensation plan for Mr. Cutler; and

•	Provided the Committee with insight and advice on appropriate alternatives to consider in responding to the effect the unprecedented global economic crisis had on our compensation programs.

The Committee has adopted a formal policy that requires us to obtain its review and approval prior to awarding any material consulting assignment to any firm that has already been engaged by the Committee. This policy ensures the Committee’s consultant is well-positioned to provide qualified independent advice on executive compensation and governance matters, In 2010, the only work performed by Aon Hewitt was advice and recommendations on executive and director compensation provided to the Committee. In addition to the Committee’s work with Aon Hewitt, we also employ a variety of outside compensation, benefit and actuarial consultants to support various types of technical and administrative work. Typically, this includes data analysis, broad-based employee compensation and benefit benchmarking and design, actuarial work, drafting selected employee communications, business processes and administrative recordkeeping services, and assistance with acquisition and divestiture due diligence. We choose firms for individual consulting and service assignments based upon their specific project capabilities and the proposed price for their work.

In 2010, the Committee also selected and retained Dr. David Hofrichter, an independent consultant from Aon Hewitt, to coordinate and support the process of conducting the Chief Executive Officer’s annual performance appraisal, which is described below.

Chairman and Chief Executive Officer Annual Appraisal:  The Committee thoroughly assesses the performance of our Chairman and Chief Executive Officer annually. The Committee selected and retained Dr. David Hofrichter to support this process in 2010. After reviewing a comprehensive annual goal report and self-evaluation prepared by our Chairman and Chief Executive Officer, each director confidentially provided Dr. Hofrichter with his or her independent ratings recommendations, comments and suggestions for performance improvement. The items that were addressed in this review included:

•	Long-term strategy development and progress;

•	Our operations and financial results;

•	Success in building organizational depth, capability and diversity;

•	Board support and development;

•	Shareholder engagement;

•	Execution of corporate governance practices;

•	Personal leadership style; and

•	Community and industry involvement.

Each director’s feedback on these performance areas was compiled anonymously and independent of management by Dr. Hofrichter. He prepared a draft consensus evaluation for review and approval by Ms. McCoy, Chair of the Committee. This evaluation was also reviewed in an Executive Session of the Board of Directors and shared with our Chairman and Chief Executive Officer prior to his performance evaluation discussion with Ms. McCoy. The Committee used this appraisal as one of several factors in determining Mr. Cutler’s payouts under our short- and long-term incentive plans. The results of the annual appraisal are also considered when determining any adjustments to Mr. Cutler’s base salary or his short- and long-term incentive targets.

How We Set and Validate Pay

We prepare four primary analyses that the Committee uses to establish and validate our compensation plans and programs. These analyses are summarized in the table below and discussed in greater detail on the following pages.

Analysis	Data Source	Purpose	How It’s Used	When It’s Conducted

Total Compensation Analysis and Planning Process	Aon Hewitt, Towers Watson and Hay Industrial Executive Compensation databases	Setting pay for our executives	Setting base pay, and short- and long-term incentive targets for the next year/award cycle	October — February

Tally Sheet	Internal compensation and benefits data	Evaluating total remuneration and internal pay equity of our executives	Evaluating the total remuneration of the CEO and his direct reports in order to determine if adjustments to our compensation plans or programs are necessary. This includes reviewing payments upon various termination scenarios.	February

Pay and Performance Analysis	Publicly-available financial and compensation information as reported for the 16 Diversified Industrial Companies that we have identified as Peers for strategic planning purposes	Evaluating pay and performance to validate individual compensation plans that were established in February	Comparing pay and performance results with that of the Peer Group over one-, three- and five-year time periods using a wide range of performance metrics to determine the efficacy of the “Total Compensation Analysis and Planning Process”	July

Pay Targeting and Performance Hurdle Analysis	Publicly-available financial and compensation information as reported for the 16 Diversified Industrial Companies that we have identified as Peers for strategic planning purposes	Evaluating whether we are setting appropriate performance hurdles	Providing insight into how each of our Peers establish their pay for performance profile relative to their own peer group to determine whether we are setting appropriately high performance hurdles in our incentive plans; also used to guide future performance target setting to achieve our strategic objectives	July

Our Total Compensation Analysis and Planning Process

Compensation Surveys:  We use executive compensation surveys published by three separate national consulting firms to prepare an analysis that the Committee uses to establish compensation opportunities for our executives. We participate in and use the annual surveys sponsored by: Aon Hewitt, Towers Watson and Hay Associates. Although each survey provides comprehensive compensation data covering hundreds of companies across a range of industries, we focus on the median and mean data reported in the surveys for “similarly-sized” industrial companies, which the Committee currently defines as companies with annual sales of $5 billion to $30 billion.

From October through December of each year, we conduct a market analysis that aligns each of our executives with comparable positions as reported in each of the three surveys by similarly sized companies. If the surveys do not report data for a specific executive officer’s position, each compensation element for that position is extrapolated from the available survey data. The elements of compensation included in our analysis are: base salary, annual incentive opportunity, total annual cash compensation, long-term incentive opportunity and total direct compensation. We calculate the average of the median value for each element of compensation as reported in each of the three surveys. We prepare a comprehensive worksheet for the Committee that compares each element of our executives’ compensation to the average of the survey median data for each compensation element. This provides the Committee with a “current’’ view of how each executive officer’s resulting total compensation plan will compare to current market practices for similar positions among the similarly-sized industrial companies. The Committee uses this data to establish base salary levels, target annual incentive opportunities and target long-term incentive opportunities for the next fiscal year.

As a key part of the Total Compensation and Planning Process, Mr. Cutler meets individually with his direct reports to discuss the performance assessment for their respective direct reports and to formulate initial recommendations for an appropriate total compensation plan for each executive. No member of management, including Mr. Cutler, makes recommendations regarding his or her own pay. In preparing his recommendations, Mr. Cutler considers individual performance as well as any element of an executive’s compensation plan that is above or below the market median. Mr. Cutler presents to the Committee the proposed total compensation plan for each elected officer who reports directly to him and the elected officers who lead our operational and functional business groups.

Following this discussion, which occurs annually in February, the Committee establishes a total compensation plan for each executive officer. The Committee also meets in Executive Session with its independent consultant (but with no members of our management in attendance) to review the same comprehensive market data for Mr. Cutler’s position and to establish a total compensation plan for him. In 2010, the Committee followed this process to establish the total compensation plans for Mr. Cutler and our other executive officers.

Compensation for the Named Executive Officers and the majority of our other executives is intended to align with the market median. From time to time, the Committee exercises its judgment to set target compensation levels for select executives above the market median in order to foster retention or recognize market-competitiveness for certain positions. Similarly, the Committee may also exercise its judgment to set target compensation levels below the market median based on items such as the position’s ability to influence results, reporting relationship, length of an executive’s time in that position and individual performance.

How We Validate Whether Our Compensation Programs, Philosophy and Opportunities are Appropriate

Use of Tally Sheets:  In February of each year, we provide the Committee with a comprehensive compensation Tally Sheet for each Named Executive Officer. The Tally Sheet is reviewed prior to making decisions about the compensation of the Named Executive Officers for the next year. The Tally Sheet includes all components of each executive’s current compensation including: base salary, annual incentive compensation, long-term cash incentive compensation, equity incentive compensation, retirement and savings programs, health and welfare programs and the cost of personal executive benefits.

In reviewing these Tally Sheets, the Committee also reviews potential payments under various termination of employment scenarios, including in the event of a change of control of the Company. This process includes a review of potential severance payments that we would expect to make, the potential values of vested and unvested restricted share awards and restricted share units and stock options, and accumulated balances and projected payment obligations in connection with our retirement and savings programs, including our deferred compensation and limited service supplement and restoration retirement income plans.

Based upon this review in 2010, the Committee determined that total compensation in the aggregate for Mr. Cutler and the other Named Executive Officers is appropriate. This analysis did not suggest the need for any material changes to our executive compensation program or its administration.

Peer Group:  We do not use the compensation data reported by our Peer Group to establish compensation targets for our executives. Instead, each July we analyze the publicly-available financial results and executive compensation data as reported by our Peer Group to validate the appropriateness of not only the individual compensation plans for our Named Executive Officers but also the performance hurdles that underlie our short- and long-term incentive plans.

The Peer Group that we review in these analyses is comprised of 16 publicly-held diversified industrial companies and is the same group used by our Board of Directors in reviewing our 2010 Strategic Plan and Annual Profit Plan, which are the basis for setting short- and long-term incentive plan performance goals. We rank at approximately the median of this group in terms of revenue. In 2010, the Peer Group consisted of the following organizations:

ABB Ltd.

Danaher Corporation

Dover Corporation

Emerson Electric

General Electric Company

Honeywell International, Inc.

Illinois Tool Works, Inc.

Ingersoll-Rand Company, Ltd.

ITT Corporation

Parker Hannifin Corporation

Siemens AG

SPX Corporation

Textron, Inc.

3M Company

Tyco International Ltd.

United Technologies Corporation

Pay and Performance Analysis:  The Committee uses this analysis to assess whether our pay for performance profile is appropriate and aligned with industry and Peer Group practices. In addition, we and the Committee use this comprehensive Peer Group financial analysis, together with available analyst reports on our Company and our Peer Group, to support the process of reviewing and establishing our stretch short- and long-term cash and equity incentive plan goals that are intended to drive and reward top quartile performance.

We provide the Committee an analysis that includes compensation data reported by each Peer Group company for its chairman and chief executive officer, its chief financial officer and, to the extent available, any positions equivalent to our other Named Executive Officers. The analysis also compares our performance with that of the Peer Group over one-, three- and five-year time periods using a wide range of performance metrics. This provides the Committee with insight into how each of the Peer Group companies has actually rewarded its executive officers in comparison to the returns that it produced for its investors. As part of this process, the Committee’s independent compensation consultant provides the Committee with his views and commentary on our analysis.

Pay Targeting and Performance Hurdle Analysis:  This study is intended to provide the Committee with insight into how each of our Peer Group companies establishes its “pay for performance” profile. In February of each year, the Committee uses EPS growth rate guidance as a key starting point for setting aggressive performance hurdles for our short- and long-term performance-based pay plans. In July of each year, we prepare this analysis which is based upon publicly available information and analysts’ reports. The analysis attempts to estimate how each of the companies in our Peer Group:

•	Determines its own individual peer group;

•	Establishes target compensation levels as compared to the companies in its own peer group;

•	Sets its publicly announced EPS guidance (if any) compared to each of the companies in its own peer group; and,

•	The industry EPS expectations for these companies as reported by the market analysts who follow them.

In prior years, these two analyses led to decisions to adjust our compensation programs in the next year, such as the decision to deliver additional restricted share grants in years in which our long-term incentive opportunity lagged the market. However, in 2010, these analyses did not lead to any meaningful conclusions because they were heavily influenced by the many changes we and our peers made to our compensation programs in response to the economic turbulence.

Components of Executive Compensation and Benefits

Base Salary:  We pay a competitive base salary to our executive officers in recognition of their job responsibilities. In general, the Committee sets base salaries at approximately the market median as described in the Total Compensation Analysis and Planning Process. On occasion, the Committee may set an executive’s base salary above the reported market median to foster retention and/or recognize superior performance. Executives must demonstrate consistently effective individual performance in order to be eligible for a base salary increase. In making salary adjustments, the Committee considers the executive’s base salary and total compensation relative to the market median and other factors such as: individual performance against business plans, initiative and leadership, time in position, experience, knowledge and success in building organizational capability. The Committee uses this same process to establish a base salary for Mr. Cutler.

2010 Base Salary Actions:

In 2009, many executives, including each of the Named Executive Officers, elected to reduce their pay instead of taking a voluntary leave of absence. The reduction for Mr. Cutler was equal to eight weeks of pay and the reduction for the other Named Executive Officers was equal to four weeks of pay. On January 1, 2010, we restored each executive’s base salary to the level that the Committee had approved during the 2009 Total Compensation and Planning Process.

Effective July 1, 2010, each Named Executive Officer received a merit increase in recognition of his individual performance and contributions to the organization, and to align base pay with the market median. The Committee previously authorized the increases in February 2010 during its Total Compensation and Planning Process. The table below summarizes the pay reduction and restoration and subsequent merit increases for each of the Named Executive Officers.

	Committee	June 1,	January 1,
	Approved	2009	2010	2010	Base Salary
Named	2009	Reduced	Restored	Merit	as of
Executive	Annualized	Annualized	Annualized	Increase	July 1,
Officer	Base Salary	Base Salary	Base Salary	%	2010

A.M. Cutler	$1,150,200	$922,688	$1,150,200	4.3%	$1,200,000
R.H. Fearon	$622,680	$561,096	$622,680	4.0%	$647,640
C. Arnold	$624,780	$583,586	$624,780	4.0%	$649,800
T. S. Gross	$600,000	$540,659	$600,000	4.0%	$624,000
J. P. Palchak	$489,600	$415,678	$489,600	3.0%	$504,300

Short-Term Incentives:  We establish a competitive annual cash incentive compensation opportunity for our executives who participate in either our Senior EIC Plan or our EIC Plan. The Committee determined target opportunities for each executive in February during its Total Compensation and Planning Process. As we previously discussed, the average of the median annual incentive value as reported in three compensation surveys is used as the basis for determining our executives’ targets.

2010 Short-Term Incentive Compensation Decisions:  For 2010, the Committee established a bonus pool under the Senior EIC Plan equal to two percent (2%) of our Annual Net Income (as defined under the Plan). The Committee also assigned a percentage share of the Net Income Incentive pool to each participant in the Senior EIC Plan, thus setting the maximum amount that the participant could receive under the Plan for 2010. These percentages ranged from 12% to 34.7% of the Annual Net Income Incentive Pool for the Named Executive Officers. No participant may be assigned a percentage share that is worth more than $7,500,000.

Although the initial incentive payout for each participant in the Senior EIC Plan is formula driven, the Committee may exercise its discretion to reduce the size of these initial award amounts. Decisions related to 2010 short-term incentive awards, the Committee considered the EIC Plan EPS and CFR objectives and results as one factor in making actual award determinations for our Named Executive Officers. The 2010 EIC Plan Objectives and Results were as follows:

	2010 Executive Incentive Plan
	Objectives			2010	2009
	Threshold	Target	Maximum	Results	Results

Payout % of Target	50%	100%	200%	200%	0%
CFR (50%)	11.1%	12.7%	15.1%	15.8%	10.7%
Operating EPS (50%)	$1.33	$1.75	$2.35	$2.81	$1.30

The Committee selected the EPS and CFR goals based on its review of market analyses, our annual profit plan as approved by the Board of Directors, external research reports and comparative analyses of our Peer Group. The Committee believed that the target levels that it established at the beginning of 2010 for the EPS and CFR goals were demanding but attainable with sustained effort.

In addition to EPS and CFR objectives, the Committee also considered each participant’s performance against his or her individual and/or business unit objectives when making final award determinations. These individual goals included, but were not limited to, the following categories and examples:

•	Achieving the annual financial plan which included both earnings growth and return on investment criteria;

•	Growth: building our brand, out-growing the markets in which we operate, and introducing new products and services;

•	Operational Excellence: supply chain improvement, excellence in manufacturing and materials management, workplace safety and emissions reduction; and

•	Building organizational capacity: recruiting and developing talent, promoting a learning culture, introducing a wellness initiative, community involvement, and reinforcing our ethical standards and “doing business right.”

Although the Committee may use these performance objective as one factor in making its determinations, this information is not the Committee’s sole basis for deciding whether to pay incentive awards. Ultimately, the Committee applies its own business judgment and experience to assess actual performance against these goals and to determine the incentive payouts, if any, for the participants in the Senior EIC and EIC Plans.

The following table illustrates each Named Executive Officer’s 2010 target and actual Senior EIC Plan incentive award relative to his individual performance objective. Mr. Palchak participates in the EIC Plan; therefore, the Senior EIC net income pool is not applicable to his award.

					Actual
	Individual				Award as %
Named	Performance	Individual	Maximum		of Individual
Executive	Objective as %	Performance	Award	Actual	Performance
Officer	of Base	Objective $	Opportunity	Award	Objective

A.M. Cutler	125%	$1,500,000	$6,918,903	$3,750,000	250%
R.H. Fearon	80%	$518,112	$2,601,200	$1,191,658	230%
C. Arnold	85%	$552,330	$2,656,940	$1,325,592	240%
T. S. Gross	85%	$530,400	$2,601,200	$1,272,960	240%
J. P. Palchak	76%	$383,268	$1,724,706	$796,815	208%

Long-Term Incentives:  We provide long-term incentive compensation to our executive officers in two components: equity and a four-year performance-based cash incentive compensation opportunity. We believe that this “portfolio approach” to structuring long-term incentives provides an appropriate balance that focuses executives on both an external measure of our success (via equity awards) and on internal performance metrics (via the four-year cash incentive plan). This strategy is intended to drive executive performance while fostering retention. The independent compensation consultant has confirmed that this approach is appropriate and consistent with market practices.

Equity Grants:  The Committee has the authority to fix the date and all terms and conditions of equity grants to executive officers and other executives or key employees under our various stock plans, all of which have been approved by our shareholders. In 2010, approximately fifty percent of each Named Executive Officer’s long-term incentive opportunity was delivered in the form of an equity grant. The Committee strictly adheres to the following grant practices:

•	We grant awards at the same time each year in the regularly scheduled February Committee meeting. In the case of an equity grant for a newly-hired executive, the process is described in the fifth bullet point below.

•	In 2010, we granted restricted share units as our primary equity vehicle. Restricted share units vest over, or upon conclusion of, at least a four-year period.

•	In certain circumstances, we grant restricted share awards to our executives, including our Named Executive Officers. These awards are approved by the Committee for retention purposes. An executive receiving a restricted share grant could, in the year of the award, have total compensation above the median of market practice. Retention-based restricted share grants generally vest over four years. The vesting of restricted share grants is contingent on continued service with us over the vesting period.

•	We set the strike price for all of our stock options at the fair market value of our common shares on the date of grant. Our current shareholder-approved stock plans define “fair market value” as the “closing price” as quoted on the New York Stock Exchange on the date of grant (unless the Committee specifies a different method to determine fair market value). Stock options vest over, or upon conclusion of, at least a three-year period.

•	The Committee has delegated limited authority to Mr. Cutler to make individual equity grants in order to recruit new executives. In delegating this authority, the Committee (a) approved a pool of 200,000 shares for use by Mr. Cutler in making grants to newly hired executives, (b) confirmed that it must approve any equity grant to a newly recruited executive that exceeds 150% of the target long-term incentive award opportunity established for the incumbent’s position, and (c) confirmed that the “grant date” for such new-hire equity awards would be the first NYSE trading day of the next month following the date of employment. Several times each year, we provide the Committee with an update on the year-to-date new-hire grants approved by Mr. Cutler under this authority and the balance of the authorized shares remaining in the pool. In the event that the equity grants to newly hired executives exhaust this approved pool of authorized shares, we would seek Committee approval for an allocation of additional shares for these recruiting purposes. New-hire grants in 2010 did not exceed the authorized share pool.

•	In addition, the Committee has on rare occasions approved mid-year special equity grants to executives who join us as the result of a business acquisition. The Committee reviews and approves awards to these executives at a regularly scheduled Committee meeting. In 2010 the Committee did not make any mid-year grants to executives of acquired companies.

Long-Term Cash Incentive Plan:  Approximately one-half of each Named Executive Officer’s long-term incentive target is delivered through our long-term, performance-based Executive Strategic Incentive Plan (“ESIP”). Each year, the Committee creates a new long-term cash incentive opportunity under ESIP and establishes objectives for the four-year award period. We base awards under ESIP on our success in achieving aggressive growth in four-year EPS and CFR goals which have historically been weighted equally. The Committee uses a comprehensive report that analyzes publicly-available

Peer Group financial data to establish EPS and CFR objectives. This report is also used by the Board of Directors in reviewing our Strategic and Profit Plans. The analysis includes:

•	A comparison of our past performance across a range of performance metrics compared to those same metrics as reported for our Peer Group;

•	Our estimated financial results and those for each of our Peer Group companies as projected by financial analysts who follow these companies (generally covering two or three year periods into the future); and

•	A review of our strategic objectives and annual business plans for the four-year performance period.

The Committee sets performance hurdles for each four-year award period such that: (a) payment at approximately 100% of the target incentive opportunity would be made if our performance over the four-year period is at or above the projected median of the performance of our Peer Group and (b) payment at or above 150% of the target incentive opportunity would be made if our performance over the four-year period is at or above the projected top 25th percentile of the performance of our Peer Group.

Decisions Affecting Long-Term Compensation Established Prior to 2010:  The objectives and results for the ESIP award period that concluded on December 31, 2010 are shown in the following table.

	2007-2010 ESIP Objectives
	CFR				Actual
	Threshold	Minimum	Target	Maximum	Results

Payout % of Target	25%	50%	100%	200%	25%
CFR (50% Weighting)	14.0%	22.5%	24.5%	26.6%	16.8%
EPS Compound Growth (50%)	n/a	$15.37	$17.31	$19.44	$10.97

Each Named Executive Officer’s 2007-2010 target ESIP award opportunity was multiplied by 25% to reflect the fact that our actual EPS performance did not meet the threshold for a payout, but that our CFR performance did meet the threshold goal established by the Committee at the start of this four-year period. The Committee used its judgment to determine each executive’s actual award by applying an individual performance rating to the initial formulaic award. The Committee generally determines the individual performance ratings for the four-year award period by taking the average of the four annual performance ratings that were assigned to each executive for each of the years in the ESIP award period. Actual individual ratings for the Named Executive Officers ranged from 105% to 125%. When combined with the 25% adjustment related to our EPS and CFR performance, the final adjusted cash awards delivered to the Named Executive Officers ranged from 26% to 31% of the executives’ original target ESIP opportunities.

In February 2009, the Committee realized that the EPS and CFR objectives for the then open award periods (2006-2009, 2007-2010, 2008-2011) were largely unattainable. The Committee determined that successive years of potential low to no payouts would not foster the executive engagement, motivation and retention that would be necessary to emerge from the recession as a stronger company. As a result, the Committee implemented Extension Grant opportunities from our Supplemental ESIP. This plan is intended to provide executives with an opportunity to earn some portion of the long-term incentive opportunity that had become unattainable.

The objectives under the 2009-2010 Extension Grant mirrored the EPS and CFR objectives that were established for 2009 and 2010 EIC award periods. Payouts, if any, under the Extension Grant are based on weighted EIC goal results over the extension periods, subject to a cap on the award such that achievement of EIC goals at or above 100% of target generates the maximum Extension Grant payment. The 2009-2010 Extension Grant objectives and results are shown below.

	2009-2010 Extension Grant Objectives
	Threshold	Target	Maximum
Payout % of Target	50%	100%	100%	Actual	Payout %

2009
Operating EPS (50%)	$1.58	$2.25	$2.93	$1.30	0%
CFR (50%)	11.9%	14.4%	17.0%	10.7%

2010
Operating EPS (50%)	$1.33	$1.75	$2.35	$2.81	100%
CFR (50%)	11.1%	12.7%	15.1%	15.8%
				Total Payout	50%

All active employees who participated in the 2007-2010 ESIP award period received an Extension Grant opportunity. Each participant’s target award opportunity was equal in value to his or her ESIP target for the 2007-2010 award period. The target value of each Extension Grant opportunity was converted to contingent share units by dividing it by the average closing price of our common shares for the first 20 trading days of 2009, which was $24.05 and rounding up the results to the nearest 50 whole units. Contingent share units align the interests of the executives with those of the shareholders because the units reflect appreciation or depreciation and earnings on our common shares during the performance period. The target award value and contingent share units awarded to each Named Executive Officer are shown below.

	2009-2010 Extension
	Grant Targets
	Target
	Extension	Contingent
	Grant Value	Share Units

A.M. Cutler	$1,800,000	74,900
R.H. Fearon	$550,000	22,900
C. Arnold	$668,750	27,900
T. S. Gross	$568,750	23,700
J. P. Palchak	$351,250	14,700

At the end of the award period, the number of share units is modified by the percentage of goal achievement and an individual performance factor. The Committee considers the same quantitative and qualitative metrics that are factored into an executive’s short-term incentive performance rating, described on page 32, when determining Extension Grant individual performance ratings. The modified number of contingent share units is multiplied by the average closing price of our shares over the last twenty trading days of the award period to determine the final cash award.

For the 2007-2010 award period, the aggregate long-term cash award for each executive consists of the payout from the original ESIP plus the payout from the Extension Grant. For the 2007-2010 award period, the combined awards were capped at 125% of the combined target opportunity. Mr. Cutler’s actual award is shown below as an illustrative example of how the ESIP and Extension Grant operates:

2007-2010 ESIP Opportunity			Extension Grant
		A				B	A+B
	Adjusted Award	Adjusted Award	Original	Adjusted Units	Adjusted Units	Payout	Combined ESIP +
Original	(25% Corporate	(125% Individual	Phantom	(50% Corporate	(125% Individual	Based on	Extension Grant
Target $	Performance)	Performance)	Share Units	Performance)	Performance)	$50.26	Final Award

$1,800,000	$450,000	$562,500	74,900	37,450	46,812	$2,352,563	$2,915,063

Individual awards for the other Named Executive Officers are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Decisions Affecting Long-Term Compensation Established in 2010:  The Committee determined target opportunities for each executive in February during its Total Compensation and Planning Process. As previously discussed, the average of the median long-term incentive value as reported in three compensation surveys is used as the basis for determining our executives’ targets.

For 2010, the Committee chose to award RSUs as the primary equity vehicle to all eligible long-term incentive plan participants. We granted RSUs because they consume fewer shares from our stock plan compared to the number of stock options it would take to deliver awards at the target levels that were determined when we analyzed the market survey data. We would have to grant four stock options for every one full-value share to deliver awards of a similar grant date fair value. This multiple, coupled with the depressed stock price, which was around $30 during the Compensation Planning Process, would cause us to consume more shares than we anticipated when we sought approval for the plan.

The Committee also determined that the mix of the long-term incentive elements for each executive who participated in the 2010-2013 ESIP award period would be delivered in an equal mix of cash via the 2010-2013 ESIP opportunity and RSUs. The Committee believes this balanced portfolio approach is appropriate because it focuses executives on both an external measure of success (via the equity awards) as well as on internal measures (via the ESIP opportunity). In addition, this balanced portfolio approach to delivering long-term incentives is consistent with external market practices. Employees who were eligible for long-term incentives but did not participate in ESIP received 100% of their long-term incentive opportunity in RSUs. In 2010, the Committee also approved stock option grants for a small number of executives residing in countries with regulatory limitations that made the use of RSUs impractical or unlawful.

RSUs granted to the Named Executive Officers are shown in the Grants of Plan Based Awards Table. The number of RSUs was determined by dividing one-half of the Executive’s target total long-term incentive opportunity by the average closing price of our shares over the last 90 NYSE trading days of the previous year, which was $30, and rounding to the nearest 5 shares.

The Committee has the authority to adjust the number of RSUs granted to each participant based on his or her individual performance and potential. In February 2010, the Committee granted our executive officers, except Mr. Cutler, a number of RSUs in excess of his or her target equity opportunity. These grants were made in recognition of the contributions each made towards our recovery throughout 2009 and to foster retention. The RSU grants will vest in equal, annual installments over the subsequent four years, subject to the executive’s continued employment with us. Dividends are not accrued or paid on RSUs.

In February 2010, the Committee established EPS and CFR performance goals for the 2010-2013 ESIP award period under the amended ESIP (which meets the requirements of Internal Revenue Code Section 162(m) and was approved by the shareholders in 2008). In addition to establishing performance objectives for the four-year ESIP award period, the Committee approved 2010-2013 ESIP award period opportunities expressed in the form of contingent share units for Messrs. Cutler, Fearon, Arnold, Gross and, Palchak as shown in the Grants of Plan Based Awards Table. The

Committee discussed and approved Mr. Cutler’s award opportunity in Executive Session with only its independent compensation consultant in attendance. The number of contingent share units was determined by dividing the cash ESIP target, which represents approximately one-half of the Named Executive Officers’ total long-term incentive opportunity, by the average closing price of our common shares over the first twenty days of the award period and rounding up to the nearest 50 shares.

At the end of the award period, the number of contingent share units will be modified based on corporate performance relative to the EPS and CFR objectives. The modified number of contingent share units is capped at 200% of the initial number of shares. The modified number of share units will be converted to cash by multiplying the final number of contingent share units by the average closing price of our shares over the last twenty days of the award period. Dividend equivalents will be paid based on the final number of contingent share units and the aggregate dividends paid during the award period.

In addition to these long-term incentive opportunities, the Committee reviewed and approved a retention-based restricted share grant of 4,000 shares for Mr. Fearon, 30% of which will vest at the end of 24 months and another 30% will vest at the end of 36 months. The remaining 40% of the shares vest at the end of 48 months, subject to his continued employment with us.

Other Executive Compensation Policies and Guidelines

Share Ownership Guidelines — We expect all of our executive officers and, depending on their level in the Company, certain other key executives to hold a number of our common shares with a value equal to a pre-determined multiple of their base salary. We also require each executive to hold a minimum of 20% of the ownership requirement in unrestricted shares. Until 2011, all votable shares, including restricted shares, were counted toward the holding requirement. Executives are expected to reach these guidelines within five years of appointment to a new position. These multiples, as shown below, represent the minimum guidelines and are consistent with trends we have seen in the competitive market. Executives are expected to satisfy these guidelines for the duration of their employment with the Company.

Position	Guideline

Chairman and CEO	6 times base salary
Vice Chairmen	4 times base salary
Other Officers	2-3 times base salary
General Managers and other ESIP Participants	1 times base salary

The Committee annually reviews the progress of the individual executive officers toward these ownership levels and our Chairman and Chief Executive Officer annually reviews the progress of other non-officer executives. On December 31, 2010, our Chairman and Chief Executive Officer and the other Named Executive Officers exceeded their ownership requirements.

As discussed on page 59 under Director Compensation, we also require our Board of Directors to hold all Eaton shares granted to them until retirement.

Anti-Hedging — We have a policy that prohibits directors and employees, including the Named Executive Officers, from engaging in financial hedging of their investment risk in our shares.

Health and Welfare Benefits and Retirement Income Plans — With certain exceptions described below, we provide our executive officers with the same health and welfare and retirement income benefit programs that we provide to our other salaried employees. In place of typical Company-paid group term life insurance, we provide all executive officers and certain other executives with Company-paid life insurance coverage under two separate policies. The aggregate value of the two policies is approximately equal to an executive’s annual base salary and this level of coverage is consistent with the level of coverage provided to other salaried employees through our group term life policy. The majority of the executives’ life insurance is covered under an executive-owned individual whole life policy, with the remaining $50,000 of insurance covered under our group term life policy.

The value of the Company-paid premium for the whole life policy is imputed as taxable income to each covered executive. We decided to provide this executive life insurance arrangement to allow each executive to have a paid up policy at retirement that would mirror Company-provided post-retirement group term life insurance but with less post-retirement tax complexity for both the executive and us.

The tax-qualified pension plans that we maintain for our U.S. salaried and non-union employees define the term “compensation” to include base salary, overtime pay, pay premiums and awards under any annual variable pay or incentive compensation plan (including amounts deferred for receipt at a later date). We use this same definition for calculating pension benefits under the nonqualified executive retirement income arrangements described below.

Other Retirement and Compensation Arrangements — The pension benefits table on page 51 reports retirement benefits for Mr. Cutler and the other Named Executive Officers. Certain provisions of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board of Directors has authorized plans under which payment will be made from our general funds for any benefits that may exceed those limits. These non-qualified benefits accrued prior to January 1, 2005 will be paid at retirement in the form of an annuity (unless otherwise determined by the Committee). Upon a proposed change of control of the Company, the benefits will be paid at the time of that event (unless otherwise determined by the Board of Directors) in a single sum. These benefits accrued after January 1, 2005 will be paid in the form of a single sum at retirement.

In response to market practices and to enhance our ability to attract and retain key executives, the Board of Directors also has adopted plans that provide supplemental annual retirement income to certain executives who we hire mid-career who do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income or nonqualified restoration plans. These plans deliver a benefit if the executive either retires at age 55 or older and has at least 10 years of service with us or retires at age 65 or older regardless of the years of service.

Pension benefits (inclusive of the unfunded benefits described above) for executives under the cash balance plan formula fall below the median of pension programs. The previous final average pay formula (inclusive of the unfunded restoration benefits), which covers executives hired before January 1, 2002 including Mr. Cutler and several of the Named Executive Officers, is approximately at the median of traditional pension plan designs. We do not have a plan that allows for base salary deferrals and do not match 401(k) contributions in excess of the Code limits, resulting in below median retirement benefit values for executives (most of our competitors provide base salary deferral plans with matching contributions in excess of the Code limits).

These qualified and nonqualified retirement income plans are the only compensation or benefit plans or programs that we provide to executive officers that consider base salary and earned annual incentive awards in the calculation of the executives’ account balances. Long-term incentives, including cash and amounts realized upon the exercise of stock options and/or vesting of RSUs or restricted share awards, are not factored into these calculations.

Employment Contracts and Change of Control Agreements — We do not provide our executive officers with employment contracts.

We do enter into “double-trigger” change of control agreements with each executive officer. These agreements provide benefits if an executive’s employment is terminated or materially changed for certain reasons following a change of control. We believe that these agreements are in the best interest of our shareholders because they help ensure that we will have the continued dedication and focus of key executives in the event of a change of control of the Company. Details of our change of control agreements may be found in the narrative discussion accompanying the Potential Payments Upon Termination section beginning on page 53.

Deferral Plans — We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our annual and long-term cash incentive plans. We offer these deferral arrangements in order to (a) provide our executives with a competitive opportunity to accumulate additional retirement assets, (b) provide a means for acquiring common shares in order to meet our share ownership guidelines and (c) provide an additional form of retention. We do not currently provide our executives with a nonqualified defined contribution plan that enables them to defer base salary amounts in excess of the Code limits applicable to our tax-qualified defined contribution Section 401(k) plan, despite the fact that these plans are quite common across our industry.

On February 10, 2010, the Committee approved the termination of the Deferred Incentive Compensation Plan and the Incentive Compensation Deferral Plan with respect to all participants’ accounts. These plans were not subject to Section 409A of the Code. The Committee determined it was appropriate to terminate these plans at that time in order to reduce Company liabilities, administrative costs and the complexity of certain compensation arrangements. The Committee determined it was appropriate to maintain the Deferred Incentive Compensation Plan II and Incentive Compensation Deferral Plan II, which comply with Section 409A of the Code to provide deferral opportunities to those who desire to continue doing so.

The amounts credited to the terminated accounts were distributed in March 2010. Approximately 80% was distributed in Eaton shares and the remainder was distributed in cash in accordance with the participants’ investment elections at the time the deferral election was made. These were savings that had accrued to participants in the course of their annual deferrals, some of which were originally earned and deferred as far back as 1983. Details on our deferral programs and these distributions may be found in the Nonqualified Deferred Compensation discussion and table on pages 51-53.

Personal Benefits — We provide our executive officers with a limited amount of personal benefits including a vehicle allowance and reimbursement for financial and estate planning, both of which are treated as taxable income to the executive. Beginning in 2011, Named Executive Officers will no longer receive the vehicle allowance.

Use of Our Aircraft — We own, operate and maintain Company aircraft to enhance the ability of our executive officers and other corporate and operations leaders to conduct our business in an effective manner. This principle guides how the aircraft is used. Our stringent aircraft use policy ensures that the primary use of this mode of transportation is to satisfy business needs and that all aircraft use is accounted for at all times and in accordance with applicable laws. The Board of Directors has directed Mr. Cutler to use our aircraft for all business and personal travel whenever feasible to ensure his personal security and enhance his productivity. Our aircraft policy does not permit other executives to use Company-owned aircraft for personal use without the advance approval of the Chairman and Chief Executive Officer. No Named Executive Officers received tax protection on the imputed income for personal use of Company aircraft in 2010.

Tax and Accounting Considerations — We carefully monitor and comply with any changes in the tax laws and regulations as well as accounting standards and related interpretive guidance that impact our executive compensation plans and programs. Tax and accounting considerations have never played a central role in the process of determining the compensation or benefit plans and programs that are provided to our executives. Instead, the Committee has consistently structured our executive compensation program in a manner intended to ensure that it (a) is competitive in the marketplace for executive talent and (b) provides incentives and rewards that focus executives on reaching desired internal and external performance levels. Once the appropriate programs and plans are identified, we administer and account for them in accordance with applicable requirements.

Tax Gross-Ups — We and the Committee believe that tax protection is appropriate in limited circumstances to avoid the potential for the value of a benefit to be reduced as a result of tax requirements that are beyond an employee’s control. Specifically:

•	Relocation/Repatriation: We provide tax protection for our employees under our relocation and repatriation policies so that they are able to make decisions to accept new assignments without concern that relocating would be a disadvantage to them from a tax standpoint.

•	Change of Control: U.S. tax law imposes a 20% excise tax on certain compensation that is contingent on a change of control of the Company (“contingent compensation”). As is common practice, we have agreed to provide the Named Executive Officers and other officers with full tax protection for liability for the 20% excise tax. When contingent compensation exceeds 300% of the officer’s average annualized Form W-2 compensation for the five-year period preceding the year of the change of control, an excess parachute payment is triggered. If an excess parachute payment occurs, the excise tax applies to the contingent compensation that exceeds 100% of the officer’s five year average compensation as described above. If the excise tax applies, the amount of tax protection is calculated using a “gross up” formula that computes a total payment to the officer that (1) reimburses the excise tax liability on the initial excess parachute payment, and (2) reimburses any additional income, FICA and excise tax liability on the “gross up” amount. The tax protection is intended to ensure that the affected executive receives the same after-tax payments that the executive would have received had the executive not been subject to the excise tax.

We believe this benefit is in the best interest of our employees and shareholders because executives may have significantly different average compensation over the five-year period preceding the change of control due to length of service with the company, timing of stock option exercises, elections to voluntarily defer compensation, and other personal decisions that were made without knowledge of the change of control or its potential tax implications. In addition, the tax protection eliminates the potential for the pending tax liability to influence an executive’s behavior or support for a change of control.

$1 Million Tax Deduction Limit — Prior to 2008, we did not qualify our short- and long-term incentive awards as “performance based” compensation under Internal Revenue Code Section 162(m). Under this law, any remuneration in excess of $1 million paid to Mr. Cutler and the three other most highly compensated executive officers of the Company (other than the Chief Financial Officer) in a given year is not tax deductible unless paid pursuant to formula-driven, performance-based arrangements that preclude Committee discretion to adjust compensation upward after the beginning of the period in which the compensation is earned. The shareholders approved a Senior Executive Incentive Compensation Plan and an amended Executive Strategic Incentive Plan (as previously discussed), which meet the requirements needed to qualify incentive payments under these Plans as deductible compensation under Internal Revenue Code Section 162(m).

Clawback Policy on Incentive Compensation, Stock Options and Other Equity Grants Upon the Restatement of Financial Results — The Board of Directors has adopted a formal policy stating that, if an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any period as to which a Performance-Based Award was paid or credited to the executive during the twelve-month period following the first public issuance of the incorrect financial statement, such award shall be subject to reduction, cancellation or reimbursement to the Company at the discretion of the Board. As used in this policy, the term “executive” means any executive who participates in either the Executive Strategic Incentive Plan I or the Executive Strategic Incentive Plan II, or both, or any successor plans. Our incentive compensation plans, stock plans and deferral plans include the provisions of this policy. Additional details regarding this policy and related processes may be found on our website at http://www.eaton.com/governance.

Relationship Between Compensation Plans and Risk

Annually the Committee and management conduct a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review is to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on the Company.

The Committee reviewed an inventory of our variable pay and sales commission plans that had been established for 2010. The inventory included the number of participants in each plan, the participants’ levels within the organization, the target and maximum payment potential and the performance criteria under each plan, and the type of plan (for example, management-by-objective and goal sharing). The Committee concluded that none of the broad-based programs (base salary, traditional sales commission or variable incentive arrangements) that extend to hourly and salaried employees would likely give rise to a material risk.

The Committee also applied a risk assessment to those plans that were identified as having the potential to deliver a material amount of compensation, which for 2010 were the annual and long-term incentive plans that are described earlier in the Compensation Discussion and Analysis. The analysis included, but was not limited to, the following items:

•	Whether the performance goals were balanced and potential payments were reasonable based on potential achievement of those goals at the threshold, target and maximum levels;

•	When applicable, whether the relationship between performance objectives under the annual incentive programs were consistent with performance objectives tied to the long-term incentive plans;

•	The caps on individual awards and aggregate payments under the plans; and

•	How our performance objectives and target award opportunities compared to the objectives and target awards underlying our peers’ incentive programs.

The Committee and management also concluded that our executive compensation strategy and programs are structured in the best interest of the Company and its stakeholders and do not pose a material risk due to a variety of mitigating factors. These mitigating factors include:

•	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements, such as cash and equity and delivers rewards based on sustained performance over time;

•	The Committee’s sole power to set short- and long-term performance objectives for our incentive plans. These objectives have historically been stretch CFR and operating EPS goals and qualitative goals under the EIC Plan, such as leadership development, growth, operational excellence and building organizational capacity. We believe all of these items contribute to increased shareholder value;

•	Our long-term cash incentive plan (ESIP) focuses on cumulative EPS over overlapping four-year award periods. This creates a focus on driving sustained performance over multiple award periods which mitigates the potential for executives to take excessive risks to drive one-time short-term performance spikes in any one award period;

•	The use of equity awards to foster retention and align our executive’s interests with those of our shareholders;

•	Capping the potential payouts under both short- and long-term incentive plans to eliminate the potential for windfalls;

•	A clawback policy that allows us to recover compensation in the case of material restatement of financial results and/or employee misconduct;

•	Share ownership guidelines; and

•	A broad array of competitive health and welfare benefit programs that offer employees and executives an opportunity to build meaningful retirement assets throughout their career.

Adjustments to Programs and Practices in 2011

We have implemented the following changes to our executive compensation programs for 2011:

•	Delivered long-term incentive opportunities to elected officers and operational leaders in a mix of long-term cash (denominated in phantom share units), RSUs and stock options. In 2010, these executives received their long-term incentive opportunity in a mix of cash (denominated in phantom share units) and RSUs. In 2009, long-term incentive opportunities were delivered in RSUs.

•	Discontinued the vehicle allowance that was provided to certain executives.

•	Revised our holding requirement under our share ownership guidelines to reflect that 20% of the shares must be held in unrestricted shares. Previously, all votable shares, including unvested restricted share awards, were counted toward the guideline.

Compensation and Organization Committee Report

The Compensation and Organization Committee of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation and Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND ORGANIZATION COMMITTEE

Deborah L. McCoy, Chair
Todd M. Bluedorn
Christopher M. Connor
Ned C. Lautenbach
Gary L. Tooker

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of our Chairman and Chief Executive Officer, our Vice Chairman and Chief Financial and Planning Officer, and our three other most highly compensated executive officers in 2010. “Salary,” as shown in column (c), consists of base salary, which accounted for, on average, 11.95% of the total compensation of the Named Executive Officers in 2010. The Named Executive Officers were not entitled to receive “Bonus” payments under column (d) for 2010 (“Bonus” payments are defined under the disclosure rules as discretionary payments that are not based on any performance criteria). Column (e), “Stock Awards,” consists of the grant date fair value of awards delivered to each Named Executive Officer in the year reported. Column (f), “Option Awards,” reports the grant date fair value of stock options awarded in each respective year shown below. The grant date fair value is based on the Black-Scholes option pricing model. Column (g), “Non-Equity Incentive Plan Compensation,” is the amount paid under the Senior EIC Plan, four-year ESIP for the 2007-2010 award period and 2009-2010 Extension Grant award period. The incentive payments reported in Column (g) were approved by the Committee at its January 25, 2011 meeting and, to the extent not deferred by the executive, will be paid on March 15, 2011. Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” contains two distinct components. “Change in Pension Value” represents the total change in the actuarial present value of each Named Executive Officer’s accumulated benefit under all of our defined benefit pension plans (both tax qualified and nonqualified) from the measurement date used for financial reporting purposes. “Nonqualified Deferred Compensation Earnings” include earnings on deferred compensation that exceed 120% of a specified rate of interest for long-term debt instruments established by the Internal Revenue Service. Column (i), “All Other Compensation,” consists of compensation that does not fit within any of the foregoing definitions of compensation. This compensation includes personal benefits, our contributions to defined contribution plans, the value of insurance premiums paid by us and the value of any dividends paid on restricted shares because they are not factored into the grant date fair values reported in column (e).

							Changes In
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other	Total
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

A. M. Cutler	2010	$1,175,100	$0	$3,595,263	$0	$6,665,063	$1,226,019	$137,151	$12,798,596
Chairman, Chief Executive	2009	$973,248	$0	$5,099,874	$0	$575,000	$1,732,144	$155,741	$8,536,007
Officer and President	2008	$1,132,500	$0	$1,413,210	$1,973,981	$3,987,500	$1,333,347	$237,298	$10,077,836

R. H. Fearon	2010	$635,160	$0	$1,340,674	$0	$2,047,162	$419,822	$100,394	$4,543,212
Vice Chairman and Chief	2009	$574,782	$0	$2,310,737	$0	$165,000	$413,169	$115,435	$3,579,123
Financial and Planning Officer	2008	$596,730	$0	$1,205,385	$562,094	$1,193,860	$298,183	$110,631	$3,966,883

C. Arnold	2010	$637,290	$0	$1,207,934	$0	$2,324,075	$394,000	$89,234	$4,652,533
Vice Chairman and COO —	2009	$574,890	$0	$2,535,071	$0	$168,906	$270,385	$95,060	$3,644,312
Industrial Sector	2008	$559,530	$0	$1,105,629	$523,845	$1,002,587	$175,421	$84,297	$3,451,309

T. S. Gross	2010	$612,000	$0	$1,207,934	$0	$2,172,966	$570,481	$83,956	$4,647,337
Vice Chairman and COO — Electrical Sector	2009	$541,362	$0	$2,535,071	$0	$109,609	$299,836	$419,589	$3,905,467

J. P. Palchak	2010	$496,950	$0	$714,805	$0	$1,276,864	$532,468	$41,735	$3,062,822
President — Vehicle Group	2009	$431,609	$0	$1,442,321	$0	$83,672	$376,255	$109,359	$2,443,216

(1)	These two columns show the grant date fair value of equity awards granted to the Named Executive Officers. The value of stock options is based on the Black-Scholes option pricing model. The assumptions used in connection with this valuation are further described in the Notes to Consolidated Financial Statements on page 31 of our 2010 Annual Report. The actual amounts realized by individual Named Executive Officers likely will vary based on a number of factors, including the market performance of our shares and timing of option exercises.

(2)	Non-Equity Incentive Plan Compensation reported in Column (g) includes payments for the 2010 Senior EIC Plan, or EIC Plan in the case of Mr. Palchak, the 2007-2010 ESIP award period and the 2009-2010 Extension Grant. Actual awards earned by each Named Executive Officer are noted below. The material features of these incentive plan are described in the Compensation Discussion and Analysis.

		2007-2010	2009-2010
	2010 Short-Term	Long-Term	ESIP Extension
	Incentive Award	Award	Grant Award

A. M. Cutler	$3,750,000	$562,500	$2,352,563
R. H. Fearon	$1,191,658	$165,000	$690,504
C. Arnold	$1,325,592	$192,266	$806,217
T. S. Gross	$1,272,960	$173,469	$726,537
J. P. Palchak	$796,815	$92,204	$387,845

(3)	Column (h) includes the aggregate change in the actuarial present value of the accumulated benefit under all of our defined benefit pension plans, both qualified and non-qualified, and above-market earnings on non-qualified deferred compensation. Under the disclosure rules, earnings on deferred compensation are considered to be “above-market” if they exceed a rate of interest established by the Internal Revenue Service on the date the interest rate or formula used to calculate the interest rate is established under the plan pursuant to which the receipt of compensation is deferred. In 2010, Mr. Cutler was the only Named Executive Officer who received above-market earnings on his nonqualified deferred compensation (in the amount of $6,547). The aggregate change in the actuarial present value of the accumulated benefit under all defined benefit pension plans for each Named Executive Officer is noted below:

	Qualified	Non-qualified	Total

A. M. Cutler	$115,155	$1,104,317	$1,219,472
R. H. Fearon	$31,382	$388,440	$419,822
C. Arnold	$48,570	$345,430	$394,000
T. S. Gross	$29,132	$541,349	$570,481
J. P. Palchak	$26,107	$506,361	$532,468

(4)	All Other Compensation in column (i) includes the aggregate incremental cost incurred by us for certain executive personal benefits. The amounts of these benefits in excess of disclosure levels for each Named Executive Officer are set forth in the table on page 45. The calculation of incremental cost for personal use of our aircraft includes only those variable costs incurred as a result of personal flight activity and excludes non-variable costs which would have been incurred regardless of whether there was any personal use of our aircraft. We do not reimburse Named Executive Officers for tax costs related to personal use of our aircraft.

We also provide certain executives, including the Named Executive Officers, with the opportunity to acquire individual whole-life insurance. The annual premium paid by us during 2010 for each of the Named Executive Officers is set forth below. Each executive officer is responsible for paying individual income taxes due with respect to our insurance program.

Column (i) also includes the amount of our matching contributions to the Named Executive Officers’ accounts under the 401(k) Eaton Savings Plan (the “ESP”). We suspended matching contributions to the ESP in April 2009 and restored them in July 2010. The ESP permits an employee to contribute a portion of his or her salary to the ESP, subject to limits imposed under the Internal Revenue Code. All of the Named Executive Officers except Mr. Palchak reached the Code limit prior to the restoration of the match.

Column (i) also includes dividends paid in 2010 on restricted share awards. The amounts of the executive benefits reported in column (i) are:

		Financial,	Personal
		Estate	Use of	Company	ESP	Dividends on	Total
	Vehicle	and Tax	Company	Paid Life	Matching	Restricted	“All Other
	Allowance	Planning	Aircraft	Insurance	Contribution	Share Awards	Compensation”

A. M. Cutler	$18,000	$24,700	$69,000	$14,701	$0	$10,750	$137,151
R. H. Fearon	$18,000	$3,900	$4,700	$6,507	$0	$67,287	$100,394
C. Arnold	$18,000	$10,050	$0	$5,144	$0	$56,040	$89,234
T. S. Gross	$18,000	$2,500	$12,500	$7,780	$0	$43,176	$83,956
J. P. Palchak	$18,000	$4,975	$2,000	$4,780	$8	$11,972	$41,735

GRANTS OF PLAN-BASED AWARDS

The following table summarizes the potential awards payable to Named Executive Officers with respect to the short-term and long-term incentive award opportunities granted in 2010. The number of shares, share units and share prices shown below have been adjusted to reflect the two-for-one stock split in the form of a stock dividend distributed on February 28, 2011 to shareholders of record as of the close of business on February 7, 2011.

			Estimated Future Payout under Non-Equity Incentive Plan Awards				All Other	All Other
							Stock	Option	Exercise
							Awards:	Awards:	or Base		Grant Date
							Number of	Number of	Price of	Closing	Fair Value
			Share Units				Shares of	Securities	Option	Market	of Stock &
			Granted at				Stock or	Underlying	Awards	Price on	Option
Name	Grant Date		Target (#)	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	($/Share)	Grant Date	Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

A. M. Cutler	2/23/2010	(1)		$0.00	$1,500,000	$6,919,192
	2/23/2010	(2)	98,800	$0.00	$3,250,000	$6,500,000
	2/23/2010	(3)					108,340			$33.185	$3,595,263

R. H. Fearon	2/23/2010	(1)		$0.00	$518,112	$2,601,200
	2/23/2010	(2)	22,800	$0.00	$750,000	$1,500,000
	2/23/2010	(3)					40,400			$33.185	$1,340,674

C. Arnold	2/23/2010	(1)		$0.00	$552,330	$2,656,940
	2/23/2010	(2)	25,900	$0.00	$850,000	$1,700,000
	2/23/2010	(3)					36,400			$33.185	$1,207,934

T. S. Gross	2/23/2010	(1)		$0.00	$530,400	$2,601,200
	2/23/2010	(2)	25,900	$0.00	$850,000	$1,700,000
	2/23/2010	(3)					36,400			$33.185	$1,207,934

J. P. Palchak	2/23/2010	(1)		$0.00	$383,268	$1,724,706
	2/23/2010	(2)	16,800	$0.00	$550,000	$1,100,000
	2/23/2010	(3)					21,540			$33.185	$714,805

(1)	The amounts shown represent potential payments that were established in February 2010 under our Senior EIC Plan and, with respect to Mr. Palchak, the EIC Plan. As described in the Compensation Discussion and Analysis above, the Committee established a pool under the Senior EIC plan which was expressed as a percentage of an objective corporate performance measure. A portion of this pool was assigned to each participant, thereby establishing each individual’s maximum award opportunity. The Committee also established threshold, target and maximum CFR and EPS goals for 2010 under the EIC plan. Individual award opportunities under the EIC Plan were capped at a percentage of the participant’s target annual incentive opportunity. Subordinate performance objectives which were tied to corporate, business unit and individual performance objectives were also established for each Named Executive Officer. The Committee used the actual levels achievement compared to the corporate and other goals to determine actual incentive awards.

(2)	The amounts shown represent the potential payments that were established in February 2010 for the 2010-2013 ESIP Award Period. The ESIP opportunities were denominated in contingent share units. The number of contingent share units was determined by dividing the target value of the ESIP opportunity by the average closing price of our common shares over the first 20 trading days of 2010 ($32.91) and rounding up to the nearest 50 shares. At the end of the award period, the number of contingent share units will be adjusted based on the Company’s achievement relative to the ESP and CFR objectives. The final number of contingent share units cannot exceed two times the original number of share units. The final number of contingent share units will be multiplied by the average closing price of our shares over the last twenty days of the award period. Although there is a cap on the potential number of share units, we do not cap the share price that is used to determine final awards. The maximum amount shown in the table represents 200% of the executive’s target opportunity. Actual awards, if any, will be paid in March 2014 and may vary based on share price appreciation.

(3)	These amounts represent restricted share awards and RSUs granted on February 23, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding equity awards held by the Named Executive Officers at year-end 2010. The closing price of our common shares on the last trading day in 2010 ($50.76) was used to determine the market value of the unvested restricted share awards and RSUs shown in column (h). The number of shares, share units and share prices have been adjusted to reflect the two-for-one stock split in the form of a stock dividend distributed on February 28, 2011 to shareholders of record as of the close of business on February 7, 2011.

		Option Awards					Stock Awards
											Equity
											Incentive
										Equity	Plan Awards:
				Equity						Incentive	Market
				Incentive						Plan Awards:	or Payout
				Plan Awards:					Market	No. of	Value of
		Number of	Number of	No. of				Number of	Value of	Unearned	Unearned
		Securities	Securities	Securities				Shares or	Shares or	Shares,	Shares,
		Underlying	Underlying	Underlying				Units of	Units of	Units or	Units or
		Unexercised	Unexercised	Unexercised	Option	Option		Stock That	Stock That	Other Rights	Other Rights
		Options (#)	Options (#)	Unearned	Exercise	Expiration		Have Not	Have Not	That Have	That Have
Name		Exercisable	Unexercisable	Options (#)	Price ($)	Date		Vested (#)	Vested ($)	Not Vested (#)	Not Vested ($)
(a)	Grant Date	(b)	(c)	(d)	(e)	(f)	Grant Date	(g)	(h)	(i)	(j)

A. M. Cutler(1)	2/26/2002	4,924			$20.30	2/26/2012	2/24/2009	27,500	$1,395,763
	2/25/2003	484,000			$17.33	2/25/2013	5/8/2009	183,330	$9,304,914
	2/24/2004	484,000			$29.54	2/24/2014	2/23/2010	108,340	$5,498,797
	2/22/2005	402,000			$34.11	2/22/2015
	2/21/2006	330,000			$34.31	2/21/2016
	2/27/2007	210,000	70,000		$40.41	2/27/2017
	2/26/2008	118,700	118,700		$41.57	2/26/2018

R. H. Fearon(2)	2/24/2004	88,000			$29.54	2/24/2014	2/27/2007	11,040	$560,335
	2/22/2005	68,400			$34.11	2/22/2015	2/26/2008	14,000	$710,570
	2/21/2006	60,000			$34.31	2/21/2016	2/24/2009	38,176	$1,937,623
	2/27/2007	64,000			$40.41	2/27/2017	5/8/2009	62,500	$3,172,188
	2/26/2008	44,616	22,984		$41.57	2/26/2018	2/23/2010	40,400	$2,050,502

C. Arnold(3)	2/24/2004	88,000			$29.54	2/24/2014	2/27/2007	5,600	$284,228
	2/22/2005	68,400			$34.11	2/22/2015	2/26/2008	14,000	$710,570
	2/21/2006	60,000			$34.31	2/21/2016	2/24/2009	39,028	$1,980,866
	2/27/2007	60,000			$40.41	2/27/2017	5/8/2009	70,850	$3,595,992
	2/26/2008	41,580	21,420		$41.57	2/26/2018	2/23/2010	36,400	$1,847,482

T. S. Gross(4)	2/24/2004	56,000			$29.54	2/24/2014	2/27/2007	3,200	$162,416
	2/22/2005	42,000			$34.11	2/22/2015	2/26/2008	5,600	$284,228
	2/21/2006	25,000			$34.31	2/21/2016	2/24/2009	39,028	$1,980,866
	2/27/2007	32,000			$40.41	2/27/2017	5/8/2009	70,850	$3,595,992
	2/26/2008	23,232	11,968		$41.57	2/26/2018	2/23/2010	36,400	$1,847,482

J. P. Palchak(5)	2/24/2004	30,000			$29.54	2/24/2014	2/24/2009	15,278	$775,435
	2/22/2005	31,000			$34.11	2/22/2015	5/8/2009	45,850	$2,327,117
	2/21/2006	28,000			$34.31	2/21/2016	2/23/2010	21,540	$1,093,263
	2/27/2007	32,000			$40.41	2/27/2017
	2/26/2008	17,820	9,180		$41.57	2/26/2018
	6/25/2008	13,200	6,800		$44.28	6/25/2018

The footnotes appearing on page 48 list the vesting schedule for Equity Awards that have not yet vested. All unvested equity grants are subject to the risk of forfeiture. Restricted Share Awards are in the form of actual shares. Restricted Share Units are in the form of phantom share units that are payable in shares upon vesting.

	Future Vesting Of Equity Awards
	Grant Date	Grant Type	Shares Granted	Shares Vesting	Vesting Date

(1) A. M. Cutler	2/27/2007	Stock Options	280,000	70,000	2/27/2011
	2/26/2008	Stock Options	237,400	59,350	2/26/2011
				59,350	2/26/2012
	2/24/2009	Restricted Share Units	36,666	9,166	2/24/2011
				9,166	2/24/2012
				9,168	2/24/2013
	5/8/2009	Restricted Share Units	183,330	183,330	5/8/2012
	2/23/2010	Restricted Share Units	108,340	27,086	2/23/2011
				27,086	2/23/2012
				27,086	2/23/2013
				27,086	2/23/2014

(2) R. H. Fearon	2/26/2008	Stock Options	67,600	22,984	2/26/2011
	2/27/2007	Restricted Share Award	27,600	11,040	2/27/2011
	2/26/2008	Restricted Share Award	20,000	6,000	2/26/2011
				8,000	2/26/2012
	2/24/2009	Restricted Share Units	12,500	3,126	2/24/2011
				3,124	2/24/2012
				3,126	2/24/2013
	2/24/2009	Restricted Share Award	18,800	18,800	2/24/2011
	2/24/2009	Restricted Share Award	10,000	3,000	2/24/2011
				3,000	2/24/2012
				4,000	2/24/2013
	5/8/2009	Restricted Share Units	62,500	62,500	5/8/2012
	2/23/2010	Restricted Share Units	36,400	9,100	2/23/2011
				9,100	2/23/2012
				9,100	2/23/2013
				9,100	2/23/2014
	2/23/2010	Restricted Share Award	4,000	1,200	2/23/2012
				1,200	2/23/2013
				1,600	2/23/2014

(3) C. Arnold	2/27/2008	Stock Options	63,002	21,420	2/26/2011
	2/27/2007	Restricted Share Award	14,000	5,600	2/27/2011
	2/26/2008	Restricted Share Award	20,000	6,000	2/26/2011
				8,000	2/26/2012
	2/24/2009	Restricted Share Award	28,400	28,400	2/24/2011
	2/24/2009	Restricted Share Units	14,170	3,542	2/24/2011
				3,542	2/24/2012
				3,544	2/24/2013
	5/8/2009	Restricted Share Units	70,850	70,850	5/8/2012
	2/23/2010	Restricted Share Units	36,400	9,100	2/23/2011
				9,100	2/23/2012
				9,100	2/23/2013
				9,100	2/23/2014

(4) T. S. Gross	2/26/2008	Restricted Share Units	35,200	11,968	2/26/2011
	2/27/2007	Restricted Share Award	8,000	3,200	2/27/2011
				2,400	2/26/2010
	2/26/2008	Restricted Share Award	8,000	2,400	2/26/2011
				3,200	2/26/2012
	2/24/2009	Restricted Share Award	28,400	28,400	2/24/2011
	2/24/2009	Restricted Share Units	14,170	3,542	2/24/2011
				3,542	2/24/2012
				3,544	2/24/2013
	5/8/2009	Restricted Share Units	70,850	70,850	5/8/2012
	2/23/2010	Restricted Share Units	36,400	9,100	2/23/2011
				9,100	2/23/2012
				9,100	2/23/2013
				9,100	2/23/2014

(5) J. P. Palchak	2/26/2008	Stock Options	27,000	9,180	2/26/2011
	6/25/2008	Stock Options	20,000	6,800	6/25/2011
	2/24/2009	Restricted Share Award	8,400	8,400	2/24/2011
	2/24/2009	Restricted Share Units	9,170	2,292	2/24/2011
				2,292	2/24/2012
				2,294	2/24/2013
	5/8/2009	Restricted Share Units	45,850	45,850	5/8/2012
	2/23/2010	Restricted Share Units	21,540	5,386	2/23/2011
				5,386	2/23/2012
				5,386	2/23/2013
				5,386	2/23/2014

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding exercises of stock options and vesting of restricted share awards and RSUs during the year ended December 31, 2010 for the Named Executive Officers. The values reflect (a) in the case of exercised stock options, the difference between the aggregate option exercise price and the market price of the applicable number of our common shares on the date of exercise, and (b) in the case of any restricted share award or RSU that vested during 2010, the per share closing price of our common shares on the vesting date multiplied by the number of shares that vested. The number of shares shown below has been adjusted to reflect the two-for-one stock split in the form of a stock dividend distributed on February 28, 2011 to shareholders of record as of the close of business on February 7, 2011.

	Option Awards:		Stock Awards:
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)

A. M. Cutler	896,948	$18,722,771	52,166	$1,769,485
R. H. Fearon	79,792	$1,302,646	26,404	$898,157
C. Arnold	18,404	$438,015	20,342	$691,050
T. S. Gross	151,200	$2,950,796	15,542	$526,554
J. P. Palchak	0	$0	13,892	$475,330

(1)	Amounts realized upon the exercise of options or on the vesting of Restricted Share Awards or Restricted Share Units are not eligible for deferral under any of our deferred compensation plans.

PENSION BENEFITS

The following table shows the estimated present value of the benefits payable under each of our retirement income plans to each Named Executive Officer. We maintain three basic types of retirement income plans for our U.S. salaried employees: (a) a tax-qualified defined benefit pension plan (referred to as the Pension Plan for Eaton Corporation Employees in the Pension Benefits table) that has two separate benefit formulas: a final average pay formula and a cash balance formula, (b) two defined benefit restoration plans (collectively referred to as the DB Restoration Plan in the Pension Benefits table) and (c) a plan that allows us to supplement the pension benefits earned under our qualified pension plan and nonqualified DB Restoration Plan to executives who are recruited by us mid-career (referred to as the Limited Service Supplemental Plan in the Pension Benefits table).

Tax-qualified Retirement Income Plans — Effective January 1, 2002, employees who were then earning benefits under the “Average Final Annual Compensation” benefit formula (the “AFAC benefit formula”) under the Pension Plan for Eaton Corporation Employees (the “Pension Plan”) were given the option to either: (a) continue earning benefits under the AFAC benefit formula; or (b) commence earning benefits in an “Eaton Personal Pension Account” under the cash balance formula (the “EPPA benefit formula”). Salaried employees hired on or after January 1, 2002 automatically earn benefits under the EPPA benefit formula upon becoming eligible for participation in the retirement plan. Under the AFAC benefit formula, annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level ($56,628 for 2010 retirements) plus 1 1/2% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee’s years of credited service. In addition, the employee receives a supplement equal to 1/2% of average final annual compensation up to the applicable Social Security integration level payable until the Social Security Normal Retirement Age. An employee’s average final annual compensation is the average annual amount of his or her eligible compensation (consisting of salary plus short-term executive incentive compensation for service during the five consecutive years within the last 10 years of employment for which the employee’s total compensation was the greatest). Years of credited service includes the number of years of employment between age 21 and retirement, subject to a maximum of 44 years. Corporate policies require the Named

Executive Officers to retire at age 65. Under the EPPA benefit formula, a participant’s single sum retirement benefit is accumulated throughout his or her career with us. This single sum amount is represented as a notional account balance to which is regularly added credits equal to a percentage of his or her eligible compensation (consisting of salary and annual executive incentive compensation) plus interest at a specified rate. The percentage of eligible compensation credited to the participant’s notional account balance varies over his or her career based on the sum of the participant’s age and service with us. For any period when that sum is less than 50, 5.0% of eligible compensation is credited. For any period when the sum is between 50 and 59 (inclusive), 6.0% of eligible compensation is credited. When the sum is between 60 and 69 (inclusive), 7.0% of eligible compensation is credited. When the sum is 70 or greater, 8.0% of eligible compensation in credited. Except as noted below, upon termination of employment, the notional account balance is available as a single sum or may be converted to one of several annuity forms. Pursuant to the requirements of the Pension Protection Act, beginning with benefit payments on or after April 1, 2009, no more than 50% of a benefit may be paid as a lump sum and the remaining 50% of the benefit must be paid in the form of a monthly annuity. Full lump sum distributions will again become available under the Pension Plan once the Pension Plan’s funded status is at or above 80%. This restriction applies to both the AFAC and EPPA benefit formulas. Under the standard post-retirement surviving spouse option for the AFAC and EPPA benefit formulas, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. For example, the benefit for an employee electing that option at age 65 whose spouse is five years younger would be approximately 11.5% less than the amount of the participant’s annual benefit.

Nonqualified Defined Benefit Retirement Plans — Certain provisions of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan (including a limitation on the amount of annual compensation that may be taken into account in calculating a participant’s benefit under a qualified retirement plan ($245,000 in 2010)). As permitted under the Internal Revenue Code, the Board of Directors has authorized the payment from our general funds of any benefits calculated under the provisions of the applicable pension plan that may exceed those limits. This applies to all participants, including the Named Executive Officers.

Limited Eaton Service Supplemental Retirement Income Plan — The Board of Directors has adopted a plan that provides supplemental annual retirement income to certain executives who do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income plans, provided that they either retire at age 55 or older and have at least 10 years of service with us or retire at age 65 or older regardless of the years of service. The amount of the annual supplement is generally equal to the amount by which a percentage (described below) of the executive’s average final annual compensation exceeds his or her earned retirement income (which includes amounts receivable pursuant to the retirement plans described above). The percentage of average final annual compensation used for this purpose depends upon an executive’s age and years of service at retirement. The percentage ranges from 25% (for retirements at age 55 with less than 15 years of service) to 50% (for retirements at age 62 or older with 15 years or more of service). Benefits accrued and vested before January 1, 2005 under either the nonqualified or the limited service plans (described above) generally are paid in one of the forms available under the Pension Plans as elected by the participant. Benefits earned after 2004 are paid as a single lump sum. With respect to all benefits, regardless of when accrued, the present value of the benefit will be paid in a single installment upon a change of control of the Company.

		Number of	Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)
(a)	(b)	(c)	(d)	(e)

A. M. Cutler	Pension Plan for Eaton Corporation Employees	35.33	$1,314,806	$0
	DB Restoration Plan	35.33	$15,801,588	$0
	Limited Service Supplemental Plan	35.33	$0	$0

R. H. Fearon	Pension Plan for Eaton Corporation Employees	8.75	$128,017	$0
	DB Restoration Plan	8.75	$406,456	$0
	Limited Service Supplemental Plan	8.75	$1,796,157	$0

C. Arnold	Pension Plan for Eaton Corporation Employees	10.25	$247,457	$0
	DB Restoration Plan	10.25	$924,698	$0
	Limited Service Supplemental Plan	10.25	$560,481	$0

T. S. Gross	Pension Plan for Eaton Corporation Employees	8.00	$118,782	$0
	DB Restoration Plan	8.00	$261,546	$0
	Limited Service Supplemental Plan	8.00	$1,518,132	$0

J. P. Palchak	Pension Plan for Eaton Corporation Employees	37.98	$1,481,893	$0
	DB Restoration Plan	37.98	$3,282,518	$0
	Limited Service Supplemental Plan	37.98	$0	$0

NONQUALIFIED DEFERRED COMPENSATION

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short- and long-term cash incentive plans. We offer these plans in order to (a) provide executives with a competitive opportunity to accumulate additional retirement assets, (b) provide a means for acquiring our shares in order to meet our share ownership guidelines and (c) provide an additional form of employment retention. Despite their popularity across our industry, we do not currently provide our executives with a nonqualified defined contribution plan that enables them to defer base salary amounts in excess of Internal Revenue Code limits that restrict such deferrals under our tax-qualified defined contribution plan. The table on page 53 includes not only amounts contributed, earned and distributed as deferred compensation in the last fiscal year, but also includes compensation that the Named Executive Officer elected to defer in all prior years. Therefore, the Aggregate Balance at Last Fiscal Year-End (column (f)) contains the total of all contributions and earnings since the Named Executive Officer began deferring compensation. The year in which the Named Executive Officer began deferring compensation is stated in the table immediately below the officer’s name. The plans covered by the Nonqualified Deferred Compensation table, two of which were terminated by action of the Compensation and Organization Committee in February 2010, are as follows:

•	the Deferred Incentive Compensation Plan (the “DIC Plan”),

•	the Deferred Incentive Compensation Plan II (the “DIC Plan II”),

•	the Incentive Compensation Deferral Plan (the “IC Deferral Plan”), and

•	the Incentive Compensation Deferral Plan II (the “IC Deferral Plan II”).

Short-term incentive compensation earned after December 31, 2004 was not eligible for deferral under the DIC Plan. Instead, the DIC Plan II is available for the deferral of this compensation. Incentive compensation earned in 2005 through 2008 that was deferred under the DIC Plan II was credited with earnings in the same manner as the DIC Plan, as described below. However, participants under the DIC Plan II, prior to the beginning of each calendar year, must elect the method and timing of payment with respect to the incentive compensation to be earned in the year that is subject to the deferral election. The creation of the DIC Plan II and the exclusion of deferrals under the prior plan were implemented to satisfy the requirements of Internal Revenue Code Section 409A under the American Jobs Creation Act of 2004 (the “Act”). Similarly, long-term incentive compensation earned after December 31, 2004 was not eligible for deferral under the IC Deferral Plan. Instead, the IC Deferral Plan II is available for the deferral of all or part of this compensation (subject to a minimum deferral requirement). Participants under the IC Deferral Plan II, prior to the beginning of any award period for which an award may be earned, or later if permitted by us in the case of performance-based compensation (as defined in the final regulations under the Act), must elect the method and timing of payment with respect to the incentive compensation to be earned during that award period, and that is subject to the deferral election. As was the case with respect to the plans providing for the deferral of annual incentive compensation, these actions regarding the deferral of long-term incentive compensation were in response to satisfying the requirements of the Act.

Short-term incentive compensation awards earned before 2008 under either plan will have appreciation and earnings accrued on a phantom share basis (as if the deferred amount were invested in our actual common shares with earned dividends re-invested in shares) and, following retirement, account balances will be paid in our actual common shares. Beginning with deferrals of short-term incentive compensation earned during 2008 and after for payment following retirement, each executive will have a choice of deferring up to 100% of his or her annual incentive compensation into either or both of (a) an account tracked on a phantom share basis and paid out in our actual common shares or (b) an account that earns interest equal to that paid on 10-year Treasury Notes plus 300 basis points. Executives may also defer compensation under the DIC Plan II on a short-term basis for payment within 5 years or less (short-term deferrals were also available under the DIC Plan for compensation earned prior to 2005).

When an executive elects to defer a long-term incentive award under the IC Deferral Plan II for payment at or following his or her retirement, earnings on a minimum of 50% of the deferred amount must be tracked on a phantom share basis. The remainder of the amount deferred to retirement earns interest equivalents equal to that paid on 10-year Treasury Notes plus 300 basis points. At retirement, the portion of the executive’s account that is deferred into phantom shares is paid in our common shares.

In amending our deferral plans to comply with the final regulations under the Act, and taking into account the transition relief offered under the final regulations, the Compensation and Organization Committee of the Board of Directors approved amendments to those of our deferral plans that are subject to the Act to allow our executives to change the time of payment on deferral elections made by them for incentive compensation earned from 2005 through 2008. As a result of these elections, any payments made to the Named Executive Officers beginning in 2008 or later will be shown in the Nonqualified Deferred Compensation Table for the year or years in which paid.

Incentive compensation deferred pursuant to our deferral plans is unsecured, subject to the claims of our creditors and is exposed to the risk of our non-payment. As of December 31, 2010, a grantor trust that we previously established held approximately $444,440 of marketable securities and 154,804 of our common shares in connection with deferred incentive compensation earned by our executives prior to 2005. The trust assets, which are subject to the claims of our creditors, will be used to pay those obligations in proportion to trust funding. The trust terms call for us to provide full funding upon a change of control of the Company and for accelerated lump sum or installment payments upon a failure by us to pay amounts due under the plans or upon a termination of employment in the context of a change of control. No comparable trust arrangements currently are in place with respect to incentive compensation deferred after 2004.

On February 10, 2010, the Committee approved the termination of the DIC Plan and the IC Deferral Plan with respect to all participant accounts, including those of our current Named Executive Officers, except for certain accounts under the DIC Plan that contain deferrals for the years 1986 through 1989. The Committee determined it was appropriate to terminate these plans in order to reduce company liabilities, administrative costs and the complexity of certain compensation arrangements. The terminated accounts included compensation that was earned and deferred as far back as 1983. The excluded accounts earn fixed interest rates based on market rates and individual mortality assumptions in effect at the time of the deferrals.

The amounts credited to the terminated accounts were distributed in March 2010 to participants in a single sum consisting of cash and/or our common shares, depending upon the type of investments applicable to the accounts. A substantial portion of the assets held in the trust described above were distributed to participants in connection with the termination of the plans. The distributions were taxable to the participants upon receipt. The Non-Qualified Deferred Compensation Table below reflects these distributions. All amounts deferred under the DIC Plan and IC Deferral Plan have always been fully vested.

						Aggregate
		Executive	Registrant	Aggregate		Balance
		Contributions	Contributions	Earnings	Aggregate	at Last
		in Last	in Last	in Last	Withdrawals/	Fiscal Year
Name		Fiscal Year	Fiscal Year	Fiscal Year(1)	Distributions	End
(a)	Plan Name	(b)	(c)	(d)	(e)	(f)

A. M. Cutler	DIC Plan	$—	$—	$2,464,849	$16,600,072	$730,446
(First year of deferral: 1983)	IC Deferral Plan	$—	$—	$1,786,433	$21,670,987	$—
	DIC Plan II	$—	$—	$—	$—	$—
	IC Deferral Plan II	$576,000	$—	$8,563	$584,563	$—

	Subtotal	$576,000	$—	$4,259,845	$38,855,622	$730,446

R. H. Fearon	DIC Plan	$—	$—	$265,811	$1,856,896	$—
(First year of deferral: 2002)	IC Deferral Plan	$—	$—	$162,367	$2,151,775	$—
	DIC Plan II	$—	$—	$—	$—	$—
	IC Deferral Plan II	$—	$—	$—	$—	$—

	Subtotal	$—	$—	$428,178	$4,008,671	$—

C. Arnold	DIC Plan	$—	$—	$285,750	$1,996,182	$—
(First year of deferral: 2001)	IC Deferral Plan	$—	$—	$128,880	$1,571,939	$—
	DIC Plan II	$—	$—	$—	$—	$—
	IC Deferral Plan II	$—	$—	$—	$—	$—

	Subtotal	$—	$—	$414,630	$3,568,121	$—

T. S. Gross	DIC Plan	$—	$—	$—	$—	$—
(First year of deferral: 2005)	IC Deferral Plan	$—	$—	$38,108	$519,409	$—
	DIC Plan II	$—	$—	$—	$—	$—
	IC Deferral Plan II	$—	$—	$—	$—	$—

	Subtotal	$—	$—	$38,108	$519,409	$—

J. P. Palchak	DIC Plan	$—	$—	$410,445	$2,867,275	$—
(First year of deferral: 1995)	IC Deferral Plan	$—	$—	$24,670	$1,151,187	$—
	DIC Plan II	$—	$—	$74,431	$—	$275,322
	IC Deferral Plan II	$—	$—	$106,949	$—	$—

	Subtotal	$0	$0	$616,495	$4,018,462	$275,322

(1)	The amounts reported in the Aggregate Earnings in Last Fiscal Year are also reported in column (h) of the Summary Compensation Table, to the extent such earnings exceed 120% of the applicable federal rate as determined under the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION

A Named Executive Officer may experience a termination of employment under several possible situations. In each of these circumstances, certain plans, agreements, arrangements or practices would provide compensation to the executive in varying amounts. We do not provide employment contracts to our executives and do not have plans or arrangements (other than the change of control agreements previously discussed and standard severance benefits available to all U.S. salaried, non-union employees) that would require any payment to a Named Executive Officer in the event of a termination of his or her employment. Instead, the Compensation and Organization Committee of our Board of Directors exercises the sole discretion to decide what, if any, additional severance payments or benefits will be offered to an executive in the case of a termination of employment. In exercising this discretion, the Committee takes a number of factors into consideration, including the reasons for the termination and the individual executive’s personal circumstances. The Committee believes that it is in the interest of the Company and our shareholders to insure that a departing executive is treated fairly and in a manner that will help us to secure appropriate confidentiality, non-compete, non-disparagement and general release agreements. Moreover, providing fair and reasonable employment termination compensation is consistent with our overall philosophy for compensating all employees. These practices are consistent with our Peer Group and are a competitive necessity if we are to maintain our long-standing policy of not providing individual employment contracts to our executives.

For each of the termination of employment scenarios described below, the estimated potential payments and benefits that might be received by each Named Executive Officer are displayed in the table that immediately follows that description.

Background and Basic Assumptions

In the sections below, we discuss five termination of employment scenarios which include: (a) Voluntary Resignation or a Termination for Cause; (b) Normal and Early Retirement; (c) Involuntary Termination — Not for Cause; (d) Change of Control; and (e) Death or Disability. The potential payments reported below assume a December 31, 2010 employment termination date.

The following key principles and assumptions apply to these disclosures:

•	We have assumed that each of the Named Executive Officers’ employment terminated with us under each of the scenarios on December 31, 2010, and that each officer was eligible for the severance payments and benefit arrangements based on his or her compensation and years of service as of that date.

•	An executive would be eligible for a full award under the short-term incentive plan for the year ending December 31, 2010 and a full award under a long-term incentive plan for the four-year period ending December 31, 2010. We would calculate and pay any such earned awards in accordance with the normal operation of the plans. Therefore, we have not included these awards in the following sections because they do not represent a severance or other payment that is triggered by employment termination.

•	We maintain a Severance Benefit Plan in which each of the Named Executive Officers participates along with all of our United States salaried, non-union employees. We generally pay benefits under this Plan only in the case of an involuntary termination of employment. We calculate these benefits based on the length of service with us from the most recent date of hire. The maximum severance payment equals one year of base salary and continuation of health and welfare benefits for six months. Currently, Messrs. Arnold, Cutler and Palchak are the only Named Executive Officers who have sufficient service to be eligible for severance at this maximum level. However, the severance payment that we would expect to provide to a Named Executive Officer under the scenarios described below would be made in lieu of any benefit under these standard severance arrangements.

•	To the extent the Committee would decide that a terminated executive is eligible for pro-rated participation in one or more of the open four-year award periods under our long-term incentive plans, the estimated prorated awards shown in the following scenarios reflect (a) credit for the total number of months of service with us from the start of an eligible award period through the executive’s termination date as a percentage of the total 48-month award period multiplied by (b) the officer’s target award for each open award period. Although we show the aggregate amount of these estimated payments for the Named Executive Officers below as a lump sum amount, except in the case of a payment with respect to a termination in connection with a change of control, our practice would be to make the pro-rated payments to executives at the end of each of the four-year award periods once actual performance under the plan is known.

•	Under the terms of our standard form of stock option, restricted share and RSU grant agreements, in the case of a change of control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated. In connection with employment termination other than in the context of a change of control of the Company, the Committee has the discretion to determine whether or not to accelerate vesting for these awards. To the extent the Committee would decide to accelerate the vesting dates of any unvested stock options, restricted shares or RSUs for a terminating executive under any of the other scenarios described below, the accelerated stock options are valued at an amount per share equal to the difference between $50.76 (which is the closing price per our common share on the last trading day in 2010, adjusted for the stock split referred to elsewhere in this document) and the exercise price per share for each accelerated option grant. The accelerated restricted shares and RSUs are valued at this same $50.76 share value.

•	Except under very unusual circumstances, the Committee would not provide any increases, payment acceleration or other enhancements with respect to the benefits previously earned or credited under our benefit plans or programs in connection with any of the termination scenarios. These plans and programs would include (a) all retirement income plans (including defined benefit, defined contribution and nonqualified retirement income plans), (b) health and welfare plans (including postretirement medical and life insurance coverage), (c) any vested and accrued vacation and (d) any amounts credited to the executives’ accounts under our nonqualified deferred compensation plans. Payments of earned and vested amounts under these plans and programs are not included in the scenarios described below.

•	In the termination scenarios described below, we expect that the Committee would provide the executive (or, in the case of death, a surviving spouse or estate, if any) with continued reimbursement for the cost of income tax return preparation and estate and financial planning services for a period of time which would include the year following the year of his or her termination of employment. These reimbursements to the executives would be reported as imputed income and would be subject to ordinary income tax treatment. The estimated expense reimbursements shown in the scenarios below represent the approximate cost of this benefit based on the amounts reimbursed to each Named Executive Officer during 2010.

Voluntary Resignation or Termination for Cause

Executives are not entitled to receive any additional forms of compensation or benefits, other than any accrued and vested vacation, deferral account balances and vested qualified and non-qualified retirement income, if they voluntarily resign when not yet eligible for retirement or if their employment with us is terminated for cause.

Normal and Early Retirement

Each Named Executive Officer is subject to mandatory retirement at age 65 and is eligible to elect voluntary retirement after having attained age 55 with ten or more years of service. Consistent with the policy applied to non-executive employees, in the event we involuntarily terminate an officer after the officer attained age 50 with ten or more years of service, he or she would also be treated as a retiree under the programs described below.

Messrs. Cutler, Arnold and Palchak are the only Named Executive Officers who would have the age and Company service necessary for retirement. Therefore, a projected termination benefit is shown only for these three officers. In this scenario, it is also likely that the Committee would exercise its discretion to provide the retiring executive with the following:

•	pro-rated eligibility in the open four-year award periods under our long-term incentive plan;

•	accelerated vesting of the then unvested stock options and (if applicable) restricted shares and RSUs that would have otherwise vested in the year following the year in which the executive retires; and

•	reimbursement for the costs of income tax return preparation and estate and financial planning assistance for a period that includes the year following the year in which the executive retires.

These amounts are shown for each Named Executive Officer in the following table:

	Base and Short-Term	Pro-Rated Long-Term			Tax Preparation and
	Incentive Severance	Incentive	Accelerated Equity	Benefit Continuation	Financial Counseling	Outplacement	Total
			Accelerated vesting of		Reimbursement of the
			the unvested stock		costs of income tax
			options and restricted		return preparation,
			share awards and units		estate planning and
			that would otherwise		financial planning
			vest in the year		assistance for a period
		Pro-rated eligibility in	following the year in		that includes the year
		open four-year award	which the executive		following in which
	Not applicable.	periods under ESIP.	retires.	Not applicable.	termination occurs.	Not applicable.

A. M. Cutler		$3,681,610	$3,109,795		$24,700		$6,816,105
C. Arnold		$1,538,009	$2,868,695		$10,050		$4,416,754
J. P. Palchak		$1,036,217	$944,366		$4,975		$1,985,558

Involuntary Termination — Not for Cause

In the event of an involuntary termination (not for cause), the Committee would typically provide a Named Executive Officer with the following:

•	two times the total of his or her base salary and target incentive award under our short-term incentive plan; and

•	pro-rated eligibility in any open four-year award periods under our long-term incentive plans in which the officer had participated for at least twenty-four months as of the termination date, and executive outplacement benefits.

In the case of the involuntary termination of an officer who is in a position below the level of a direct report to the Chairman and Chief Executive Officer, the officer would receive, if approved by the Committee, the total of his or her annual base salary and target incentive award under the short-term incentive plan as the basic severance amount along with pro-rated eligibility in any open awards under our long-term incentive plans and outplacement benefits. These amounts are shown for each Named Executive Officer in the table below. An officer who is involuntarily terminated after having reached eligibility for early retirement generally would receive, in addition to the severance payment noted in this paragraph, the other pay and benefits outlined under “Normal and Early Retirement.”

	Base and Short-Term	Pro-Rated Long-Term			Tax Preparation and
	Incentive Severance	Incentive	Accelerated Equity	Benefit Continuation	Financial Counseling	Outplacement	Total
			Accelerated vesting of		Reimbursement of the
		Pro-rated eligibility in	the then unvested		costs of income tax
		any open four-year	stock options and		return preparation,
		award periods under	restricted share awards		estate planning and
	Two-times the total	our long-term ESIP in	and units that would		financial planning
	of the executive’s	which the executive	otherwise vest in the		assistance for a period
	base salary and	had participated for at	year following the year		that includes the year	Executive
	target short-term	least 24 months as of	in which the executive		following in which	Outplacement
	incentive award.	the termination date.	retires.	Not applicable.	termination occurs.	Services

A. M. Cutler	$5,400,000	$3,681,610	$3,109,795		$24,700	$18,000	$12,234,105
R. H. Fearon	$2,331,504	$1,222,097	$—		$3,900	$18,000	$3,575,501
C. Arnold	$2,404,260	$1,538,009	$2,868,695		$10,050	$18,000	$6,839,014
T. S. Gross	$2,308,800	$1,199,540	$—		$2,500	$18,000	$3,582,840
J. P. Palchak	$1,775,136	$1,036,217	$944,366		$4,975	$18,000	$3,778,694

Change of Control

Another scenario under which a Named Executive Officer may leave our employ is through a qualifying termination in connection with a change of control of the Company. We have entered into agreements with each of our officers, including the Named Executive Officers, which provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. In addition, as noted above in “Background and Basic Assumptions,” under the terms of our standard form of stock option, restricted share and RSU grant agreements, in the case of a change of control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated. The change of control agreements that we have with our officers contain the following key provisions:

•	The agreement first becomes effective upon a change of control of the Company.

•	For the three years following the change of control, the agreement protects the executive officer from certain changes to his or her employment, position, duties, compensation and benefits.

•	If, during this three-year period, the successor company terminates the executive officer’s employment other than for “Cause” or “Disability” or if the executive terminates his or her employment for “Good Reason” (as these terms are defined in the agreements), the executive would receive:

a. A lump sum cash payment equal to the aggregate of (a) any earned but as yet unpaid base salary and short-term and four-year incentive awards for completed incentive award periods, (b) a prorated portion of his or her target incentive opportunity for any open award periods under the four-year plan and (c) the executive’s annual base salary and target incentive opportunity under the short-term plan multiplied by the lesser of three years or the number of years remaining until the executive’s 65th birthday;

b. Continued health and welfare benefits as if the executive’s employment had not been terminated for a period equal to the lesser of two years or the number of years remaining until the executive’s 65th birthday; and

c. To the extent that any payments under the change of control agreements are deferred compensation and the executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A and the regulations thereunder (determined in accordance with the methodology established by us as of the date of termination of employment), such payments or other benefits will not be paid or provided before the first business day that is six months after the date of termination of employment.

As is common practice with such agreements, these payments and benefits would not be subject to any requirement that the officer seek other employment or any other form of mitigation. We would pay the officer’s legal fees if he or she needed to take action to enforce the provisions of the agreement or defend the agreement’s terms if contested by us. In the event that any payment or distribution by us under the agreement would be subject to any excise tax under the Internal Revenue Code, we would pay the officer a gross-up payment (as described below) that would cover the excise tax obligation.

U.S. tax law imposes a 20% excise tax on certain compensation that is contingent on a change of control of the Company (“contingent compensation”). Although each executive is personally responsible for regular federal, state and local income tax and FICA obligations on this compensation, as is common practice with such agreements, we have agreed to provide the Named Executive Officers and other officers with full tax protection from liability for the 20% excise tax. An excess parachute payment is triggered if contingent compensation exceeds 300% of the officer’s average annualized Form W-2 compensation for the five-year period preceding the year of the change of control. If an excess parachute payment occurs, the excise tax applies to the contingent compensation that exceeds 100% of the officer’s five year average compensation as described above. If the excise tax applies, the amount of tax protection is calculated using a “gross up” formula that computes a total payment to the officer that (1) reimburses the excise tax liability on the initial excess parachute payment, and (2) reimburses any additional income, FICA and excise tax liability on the “gross up” amount. The effect of the tax protection payment is to ensure that the affected officer receives the same after-tax payments and benefit values that the officer would have received had there been no excise tax. The tax protection payment, if any, is calculated using the following assumptions:

•	the officer’s employment is terminated on December 31, 2010 (1) by us for reasons other than “cause” (that is, willful and continued failure to perform executive duties, or willful illegal conduct or gross misconduct materially injurious to us), or (2) by the officer for “good reason” (that is, the assignment of any duties inconsistent with the officer’s position, authority or responsibility and any other action that results in the diminution of such position, authority or responsibility);

•	all stock options, restricted shares and restricted share units are cashed out at a value per share of $50.76 (the closing price of an Eaton common share on the last trading day of 2010, adjusted for the stock split referred to elsewhere in this document);

•	the tax rates applicable to the officer are: Internal Revenue Code Section 4999 excise tax rate of 20%, FICA (Medicare) tax rate of 1.45%, marginal federal income tax rate of 35% and the top marginal state and local income tax rates (net of federal tax effects) in force at the location of the Named Executive Officer’s principal place of employment on December 31, 2010;

•	the discount rates used to compute the present value of accelerated payouts or accelerated vesting are determined by the Internal Revenue Service (120% of the applicable federal rates compounded semi-annually for December 2010 as referenced in Table 1 of Revenue Ruling 2010-29); and

•	potential exceptions that may apply in calculating the excess parachute payment are not taken into account, such as amounts attributed to (1) reasonable compensation, or (2) the execution by the officer of a non-competition agreement.

Based on the foregoing assumptions, the estimated amounts payable to each Named Executive Officer upon a termination of employment in connection with a change of control of the Company are shown in the table below.

	Base and Short-Term	Pro-Rated Long-Term			Tax Preparation and
	Incentive Severance	Incentive	Accelerated Equity	Benefit Continuation	Financial Counseling	Outplacement	Tax Protection	Total
Earned but unpaid
base salary and short-term
incentive awards plus
	the lesser of 3 times or			Continued health and
	number of years			welfare benefits as if
	remaining until			the executive’s	Reimbursement of the		Reimbursement of the
	the executive’s 65th			employment had not	costs of income tax		excise tax liability on
	birthday multiplied by	Earned but unpaid		been terminated for a	return preparation,		the initial excess
	the sum of the	awards for the		period equal to the	estate planning and		parachute payment and
	executive’s annual	completed incentive	Accelerated vesting of	lesser of two years or	financial planning		reimbursement of any
	base salary and short-term	period plus a pro-rated	the then unvested	the number of years	assistance for a period		additional income,
	incentive target for the	payment in any open	stock options and	remaining until the	that includes the year	Executive	FICA and excise tax
	year in which	four-year award periods	restricted share awards	executive’s 65th	following in which	Outplacement	liability on the
	termination occurs.	under ESIP.	and units.	birthday.	termination occurs.	Services	“gross up” amount.

A. M. Cutler	$9,225,000	$3,681,610	$18,014,826	$58,752	$24,700	$18,000	$—	$31,022,888

R. H. Fearon	$3,808,123	$1,409,597	$8,642,441	$40,037	$3,900	$18,000	$—	$13,922,098

C. Arnold	$3,854,939	$1,538,009	$8,615,988	$30,542	$10,050	$18,000	$—	$14,067,528

T. S. Gross	$3,813,264	$1,412,040	$7,980,970	$36,676	$2,500	$18,000	$—	$13,263,450

J. P. Palchak	$2,720,194	$1,036,217	$4,324,243	$29,001	$4,975	$18,000	$—	$8,132,630

Death or Disability

In the event of the death or disability of a Named Executive Officer, the executive or the estate, whichever is appropriate, would receive pro-rated payments for any open four-year award periods under our long-term incentive plan under ESIP. In addition, the Committee could exercise its discretion to accelerate the vesting of the then unvested stock options and restricted shares.

These amounts are shown for each Named Executive Officer in the following table:

	Base and Annual	Pro-Rated Long-Term			Tax Preparation and
	Incentive Severance	Incentive	Accelerated Equity	Benefit Continuation	Financial Counseling	Outplacement	Total
					Reimbursement of the
					costs of income tax
					return preparation,
					estate planning and
			Accelerated vesting of		financial planning
			the then unvested		assistance for a period
		Pro-rated payments for	stock options and		that includes the year
		any open four-year	restricted share awards		following in which
	Not applicable.	award period.	and units.	Not applicable.	termination occurs.	Not applicable.

A. M. Cutler		$3,681,610	$18,014,826		$24,700		$21,721,136
R. H. Fearon		$1,409,597	$8,642,441		$3,900		$10,055,938
C. Arnold		$1,538,009	$8,615,988		$10,050		$10,164,047
T. S. Gross		$1,412,040	$7,980,970		$2,500		$9,395,510
J. P. Palchak		$1,036,217	$4,324,243		$4,975		$5,365,435

DIRECTOR COMPENSATION

Employee directors are not compensated for their services as directors. At the beginning of 2010, non-employee directors received an annual retainer of $68,000. Prior to 2010, non-employee directors also received fees for each meeting he or she attended. On January 1, 2010 these meeting fees ceased, and effective as of July 1, 2010 the annual retainer was increased to $110,000. The Chairs of Board Committees each received an additional annual retainer as follows: Audit Committee, $30,000; Compensation and Organization Committee, $30,000; Finance Committee, $10,000; and Governance Committee, $15,000. Members of the Audit Committee also received a committee retainer of $15,000, beginning on July 1, 2010. In addition, the Lead Director received a fee of $5,000. Non-employee directors may defer payment of their fees as described in footnote (4) to the table on page 60.

Under our 2009 Stock Plan as approved by our shareholders, a person who on the grant date (as defined below) is serving as a non-employee director automatically will be granted a number of restricted shares equal to the quotient resulting from dividing (1) the annual retainer in effect on the grant date, by (ii) the closing price of our common shares on the New York Stock Exchange on the Monday immediately preceding to the grant date, or if that date is not a trading day on the New York Stock Exchange, the trading day immediately preceding that Monday. The grant date is the fourth Wednesday of each January. Non-employee director restricted shares are subject to terms and conditions, including the vesting schedule, as determined by the Governance Committee. Non-employee directors are required to hold their shares until retirement. No additional stock options or other awards may be granted to our non-employee directors pursuant to any of our other stock plans. We have a policy that prohibits directors from engaging in financial hedging of their investment risk in our shares.

Until December 21, 2009, non-employee directors who were first elected to the Board prior to 1996 and who had at least five years of Board service were eligible to receive an annual benefit under the Eaton Corporation Retirement Plan for Non-Employee Directors (the “Plan”) upon leaving the Board. The Plan provided for eligible directors to receive an annual benefit equal to the annual retainer in effect at the time the director left the Board. The annual benefit was to be paid for the lesser of 10 years or life. Directors who were first elected in 1996 or later were not eligible to receive this benefit.

On December 21, 2009, in a meeting that did not include members eligible for the retirement benefit, the Board determined that it was appropriate to amend the Plan to comply with Section 409A of the American Jobs Creation Act of 2004, but only with respect to benefits accrued after December 31, 2004. The Board adopted the Plan amendment and also determined it was in the best interest of the Company to terminate the Plan with regard to non-employee director participants who had not yet retired from the Board and to distribute to each active participant an actuarially determined benefit in the form of a lump sum in cash. The Plan participants who had previously retired from the Board and who currently are owed installment payments will be paid those installments on the dates originally established under the Plan.

Former non-employee directors retain the following benefits during retirement: (i) group term life insurance, with coverage reduced to $33,333; (ii) eligibility for medical (but not dental) coverage; and depending upon length of Board service and age at retirement (iii) the right to exercise stock options until the tenth anniversary of their grant dates. Current and retired non-employee directors are entitled to participate in our gift matching program that is available to all current and retired employees. Under this program we match contributions to qualified charitable organizations dollar-for-dollar up to a maximum of $5,000 in any calendar year.

The table below sets forth the compensation and benefit programs applicable to our non-employee directors for 2010. Mr. Cutler does not participate in any of these compensation and benefit arrangements.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid			Incentive Plan	Compensation	All Other
	in Cash(1)	Stock Awards(2)	Option Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

T. M. Bluedorn	$139,000	$68,003	$—	$—	$—	$2,554	$209,557
C. M. Connor	$141,000	$68,003	$—	$—	$—	$5,974	$214,977
M. J. Critelli	$135,000	$68,003	$—	$—	$—	$5,974	$208,977
C. E. Golden	$166,500	$68,003	$—	$—	$—	$5,974	$240,477
E. Green	$136,500	$68,003	$—	$—	$—	$5,974	$210,477
A. E. Johnson	$142,500	$68,003	$—	$—	$—	$5,974	$216,477
N. C. Lautenbach	$175,500	$68,003	$—	$—	$—	$5,974	$249,477
D. L. McCoy	$165,000	$68,003	$—	$—	$—	$5,974	$238,977
J. R. Miller	$60,000	$68,003	$—	$—	$—	$1,485	$129,488
G. R. Page	$145,000	$68,003	$—	$—	$1,154	$5,974	$220,131
V. A. Pelson	$58,000	$68,003	$—	$—	$—	$1,485	$127,488
G. L. Tooker	$142,500	$68,003	$—	$—	$—	$5,974	$216,477

(1)	Fees Earned or Paid in Cash includes the total annual retainer and where applicable, the Committee Chair retainer, Lead Director fee, and Audit Committee Retainer.

(2)	Reported in the Stock Awards column is the grant date present value of restricted shares awarded to the directors on January 27, 2010. The grant date present value is calculated by multiplying the number of shares granted (2,106) by the closing price of our common shares on the Monday preceding the grant date ($32.29). As of December 31, 2010, the following non-employee directors each held 2,580 unvested restricted shares: C.M. Connor, M.J. Critelli, C.E. Golden, E. Green, A.E. Johnson, N.C. Lautenbach, D.L. McCoy, G.R. Page, V.A. Pelson, and G.L. Tooker. T.M. Bluedorn held 1,053 unvested restricted shares and J.R. Miller retired from our Board of Directors during 2010 and had no unvested shares as of December 31, 2010.

(3)	As of December 31, 2010, non-employee directors held the following number of outstanding stock options: C.M. Connor, 16,477, M.J. Critelli, 28,613, C.E. Golden, 13,225, E. Green, 17,695, N.C. Lautenbach, 28,855, D.L. McCoy, 28,855, J.R. Miller, 28,855, G.R. Page, 27,695, and V.A. Pelson, 17,695. T.M. Bluedorn, A.E. Johnson, and G.L. Tooker had no stock options outstanding as of December 31, 2010.

(4)	The amount reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are only reflective of the latter. As described above, there is no pension in place for non-employee directors. Non-employee directors first elected before 1996 may defer payment of their annual fees, up to $30,000 per year, at an interest rate specified in their deferred compensation agreement. The rate of interest is based upon the number of years from the date of the director’s initial election until the first annual meeting to be held following the director’s 68th birthday and is higher than prevailing market rates. Under a separate deferral plan, all non-employee directors may defer payment of their fees at a rate of return which varies, depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion that the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury Note returns plus 300 basis points. Short-term compensation earns 13-week Treasury Bill returns.

(5)	For non-employee directors who were initially elected to the Board before 2008, we provide access to certain Health and Welfare benefit arrangements, which include $100,000 of group term life insurance and participation in medical and dental coverage designed to mirror the benefits provided to our employees or (as applicable) retirees. In 2010, no director elected to participate in either the medical or dental plans. Our contributions in 2010 for the group term life insurance and travel accident insurance for the loss of life or limb while traveling on our business for each director was $195. This column also includes dividends paid to each Director based on the number of unvested restricted shares he or she held.

2.	PROPOSAL TO APPROVE AMENDMENTS TO THE AMENDED REGULATIONS TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

Our Board of Directors unanimously recommends that the shareholders approve amendments to the Amended Regulations to provide for the annual election of directors. Currently, Article II, Section 2 of the Amended Regulations divides our Board into three classes. Members of each class are elected for staggered three-year terms.

Our Board is committed to good corporate governance and has examined the arguments for and against continuation of a classified board.

A classified board can promote continuity and stability of strategy and oversight, and help to maintain a long-term focus on maximizing shareholder value. In addition, a classified board may provide the Company with leverage in a potential takeover situation.

On the other hand, a classified board may contribute to diminished director accountability, since all directors are not subject to an annual shareholder vote. In addition, it is possible that a classified board may decrease the likelihood of an acquisition proposal that could result in increased shareholder value. Our Board understands that many investors believe that the election of directors is the primary means for shareholders to influence policies and to hold management accountable for implementing these policies. Our Board is also cognizant that many U.S. public companies have eliminated their classified board structures in recent years in favor of the annual election of directors. After weighing these considerations, our Board has determined to propose the elimination of its classified board structure.

If the shareholders approve this proposal, Article II, Section 2 and Article II, Section 3 of the Amended Regulations will be revised as shown in Appendix A, with deletions indicated by strikethroughs and additions indicated by underlining. Our Board’s classified structure will be eliminated as follows: (1) at the 2012 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting will be elected for a term expiring at the 2013 annual meeting of shareholders; (2) at the 2013 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting will be elected for a term expiring at the 2014 annual meeting of shareholders; (3) at the 2014 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting will be elected for a term expiring at the 2015 annual meeting of shareholders; and (4) at each annual meeting of shareholders thereafter, the directors will be elected for terms expiring at the next annual meeting of shareholders.

Under Ohio law, directors of our classified Board may be removed for cause only by the affirmative vote of shareholders holding at least 66 2/3% of our outstanding common shares. The proposed Amended Regulations maintain this standard by expressly providing that directors may be removed for cause only by the affirmative vote of shareholders holding at least 66 2/3% of our outstanding common shares.

Adoption of the amendments to the Amended Regulations requires the affirmative vote of a majority of our outstanding common shares. This proposal is being submitted contingent upon the adoption by shareholders of Proposal 3 below, which, if adopted, will eliminate cumulative voting in the election of directors. It is possible that Proposal 3 could be adopted even if this proposal fails. If the shareholders fail to adopt Proposal 3, this Proposal 2 cannot be adopted by the shareholders.

The Board of Directors recommends a vote FOR the amendment of the Amended Regulations of Eaton Corporation to provide for the annual election of all directors.

3.	PROPOSAL TO APPROVE AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND THE AMENDED REGULATIONS TO ELIMINATE CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

Our Board of Directors unanimously recommends that the shareholders approve amendments to the Amended and Restated Articles of Incorporation and the Amended Regulations to eliminate cumulative voting in the election of directors. Under Ohio law, because our Amended and Restated

Articles of Incorporation currently do not address cumulative voting, our shareholders have the right to select cumulative voting in any election of directors.

Cumulative voting enables a shareholder to cumulate his or her voting power to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute the votes among two or more nominees as he or she sees fit. Thus, with cumulative voting, shareholders can cast all of their votes “for” one nominee, instead of voting each share “for” or “against” or “abstain” for each nominee, and thereby can elect a nominee that has not been supported by the holders of a majority of the shares voting on the election of directors. Coupled with the annual election of directors, proposed in Proposal 2 above, cumulative voting increases the chances that a minority shareholder could take disruptive actions to the detriment of the majority of shareholders. Consequently, as a condition to implementation of the annual election of directors, we are submitting this proposal to eliminate cumulative voting.

If the proposal to eliminate the classified Board were approved and cumulative voting were not eliminated, the effect of cumulative voting in the election of directors would be exaggerated in comparison to its current effect, as there would be a greater number of votes that a shareholder could cast for one director due to the increase in the number of directors being elected each year. In addition, cumulative voting is at odds with the objectives of the Company’s majority voting standard for director elections, because cumulative voting empowers shareholders with less than a majority of the shares to determine the directors, while majority voting seeks to hold directors accountable to those with a majority of shares voting on the election of directors. Our Board believes that each director should only be elected if such director receives a majority of the votes cast and that each director should represent the interests of all shareholders, rather than the interests of a minority shareholder or special constituency. Therefore, our Board believes that it is in the best interests of the Company and the shareholders to eliminate cumulative voting.

The elimination of cumulative voting might under certain circumstances render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our common shares or the removal of incumbent management. Neither management nor our Board is aware of any attempt by any shareholder to accumulate sufficient shares to obtain control of the Company. Both management and our Board view this proposal as an appropriate balancing measure in view of the proposal being submitted in Proposal 2 above.

If the shareholders approve this proposal, the following will be added as a new paragraph after the second paragraph in Article SIXTH of the Amended and Restated Articles of Incorporation of Eaton Corporation:

No holder of shares of this corporation shall have the right to cumulate his or her voting power in the election of directors of this corporation.

In addition, Article I, Section 7 and Article II, Section 3 of the Amended Regulations will be revised to remove references to cumulative voting, as show in Appendix A.

Adoption of the amendments to the Amended and Restated Articles of Incorporation and the Amended Regulations requires the affirmative vote of a majority of our outstanding common shares.

The Board of Directors unanimously recommends a vote FOR the amendment of the Amended and Restated Articles of Incorporation and the Amended Regulations to eliminate cumulative voting in the election of directors.

4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed the accounting firm of Ernst & Young LLP as Eaton’s independent auditor to conduct the annual audit of Eaton’s books and records for 2011. The submittal of this matter to the shareholders at the annual meeting is not required by law or by our Amended Regulations. This matter is nevertheless being submitted to the shareholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of a majority of our outstanding shares, the Audit Committee intends to reconsider its appointment of Ernst & Young LLP as independent auditor.

A representative of Ernst & Young LLP will be present at the annual meeting to answer any questions concerning the independent auditor’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

5.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the heading “Advisory Vote on Executive Compensation” within the Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, reward and retain our Named Executive Officers, who are critical to the success of our Company. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased shareholder value. Please read the Compensation Discussion and Analysis beginning on page 20 for additional details about our executive compensation programs, including information about the 2010 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. The Committee is comprised solely of independent directors committed to apply sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation Tally Sheets, compensation data of peer companies, shareholder feedback, and reports from proxy advisory agencies, when making decisions regarding target compensation opportunities, and the delivery of awards to our elected officers, including the Named Executive Officers.

On average, 78% of our Named Executive Officers’ compensation is performance-based. Our plans deliver awards below target, or none at all, when Company performance does not meet threshold levels. This was the case in 2009, when we did not pay any incentive awards from our annual plans due to failure to meet performance targets. Our executive compensation incentive programs are intended to deliver target awards when our performance aligns with the Peer Group median performance and awards that exceed 150% of target when our performance is at or above the top quartile of our Peer Group.

Other features of our compensation programs for executives include share ownership requirements; ranging from one-times base salary for our general managers to six-times base salary for our CEO; incentive plan payout caps designed to prevent the potential for unintended windfalls; a compensation clawback policy that allows us to recover incentive compensation in case of employee misconduct that causes the need for a material restatement of financial results; and the fact that we do not have employment contracts with any of our salaried U.S. employees, including the Named Executive Officers.

We believe that our executive compensation design and strategy, as guided by the principles above, was a critical factor in motivating our executives to seek innovative solutions which helped us emerge from the economic downturn as a stronger Company. We strongly encourage you to review the Compensation Discussion and Analysis and compensation tables in this proxy statement for detailed information on the extensive processes and factors the Committee considers when establishing performance and pay targets and in making decisions regarding actual payments form our short- and long-term performance based incentive plans. In accordance with recently adopted Section 14A of the

Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2011 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

The Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution on executive compensation.

6.	ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 5 above should occur every year, every two years or every three years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore our Board of Directors unanimously recommends that you vote for a one-year interval for the advisory vote on executive compensation.

The Company and the Board feel that an annual advisory vote on executive compensation will be most effective as it will foster frequent, ongoing engagement and dialog between our Board and our constituents. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. The Board welcomes shareholder input, each year, on our compensation philosophy, policies and practices as disclosed in the proxy statement. We understand that some shareholders may have different views as to what is the best frequency for the advisory votes on executive compensation, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors unanimously recommends that you vote to conduct future advisory votes on executive compensation “every year.”

7. OTHER BUSINESS

Management does not know of any other matters requiring shareholder action that may come before the meeting; but, if any are properly presented, the individuals named in the enclosed form of proxy will vote on those matters according to their best judgment.

Share Ownership Tables

Set forth below is certain information concerning persons who are known by us to have reported owning beneficially more than 5% of our common shares and the equity ownership in the Company held by each director and Named Executive Officer and all of our directors and executive offices as a group, as of the most recent practicable date. The numbers of shares and share units shown in each table have been adjusted to reflect the two-for-one stock split in the form of a stock dividend distributed on February 28, 2011 to shareholders of record as of the close of business on February 7, 2011.

Name and Address of	Number of		Percent
Beneficial Owner	Common Shares		of Class

BlackRock Inc.	18,515,122	(1)	5.50%
40 East 52nd Street New York, NY 10022

(1)	BlackRock Inc. has filed with the Securities and Exchange Commission a Schedule 13G/A dated February 4, 2011, which reports the beneficial ownership of 18,515,122 common shares by it and certain affiliated entities and individuals. As reported in the Schedule 13G/A, BlackRock Inc. and such affiliated entities and individuals have sole power to vote or direct the vote of 18,515,122 shares, and sole power to dispose or to direct the disposition of 18,515,122 shares.

Employee benefit plans of the Company and its subsidiaries on December 31, 2010 held 15,688,702 common shares for the benefit of participating employees, or approximately 4.6% of common shares outstanding.

The following table shows the beneficial ownership, reported to us as of December 31, 2010, of our common shares by each director, each Named Executive Officer and all directors and executive officers as a group, and also sets forth the number of share units held under various deferred compensation plans and restricted share units granted under our stock plans that vest within 60 days. George S. Barrett, who was nominated by the Board on February 23, 2011 to stand for election at the annual shareholders meeting, owns 2,000 shares.

						Total Number of
						Shares, Deferred
						Share and
Name of	Number of Shares		Percent of	Deferred Share	Restricted Share	Restricted Share
Beneficial Owner	Owned(1,2)		Class(3)	Units(4)	Units(5)	Units

C. Arnold	480,950	(6)		0	12,642	493,592
T. M. Bluedorn	2,106			0	0	2,106
C. M. Connor	40,174			16,943	0	57,117
M. J. Critelli	114,386			0	0	114,386
A. M. Cutler	2,711,557	(6,7)		0	36,250	2,747,807
R. H. Fearon	594,556	(6)		0	12,226	606,782
C. E. Golden	32,610			5,942	0	38,552
E. Green	134,462			12,876	0	147,338
T. S. Gross	249,456	(6)		0	12,642	262,098
A. E. Johnson	5,160			0	0	5,160
N. C. Lautenbach	123,608			59,581	0	183,189
D. L. McCoy	98,216			23,426	0	121,642
G. R. Page	63,550			8,238	0	71,788
J. P. Palchak	54,002	(6,7)		5,429	7,676	67,107
G. L. Tooker	31,606	(7)		14,598	0	46,204
All Directors and Executive Officers as a Group	5,445,972		1.6%	8,377	98,600	5,552,949

(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. This column includes certain restricted shares granted under the Company’s stock plans which are subject to a risk of forfeiture and over which the holder has sole voting power but no investment power.

(2)	Includes shares which the person has the right to acquire within 60 days after December 31, 2010 upon the exercise of outstanding stock options as follows: C. Arnold, 339,400; C.M. Connor, 32,954; M.J. Critelli, 57,226; A.M. Cutler 2,162,974; R.H. Fearon, 348,000; C.E. Golden, 26,450; E. Green, 35,390; T.S. Gross, 190,200; N.C. Lautenbach, 57,710; D.L. McCoy, 57,710; G.R. Page, 55,390; J.P. Palchak, 148,002; and all directors and executive officers as a group, 3,916,832.

(3)	Each individual listed holds less than 1% of the Company’s outstanding common shares.

(4)	Represents shares underlying phantom share units, payable on a one-for-one basis, credited under the Company’s deferred compensation plans. For a description of the deferred share units, see pages 60-61 (under “Compensation of Directors”).

(5)	Represents shares that will be acquired upon the vesting of restricted share phantom units, payable in shares on a one-for-one basis, within 60 days of December 31, 2010. For a description of the restricted share units, see page 33 (under “Equity Grants” within the Compensation Discussion and Analysis).

(6)	Includes shares held under the Eaton Savings Plan and restricted shares granted under the Company’s stock plans which are subject to risk of forfeiture.

(7)	Includes shares held jointly or in other capacities, such as by trust, children or spouse.

EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 31, 2010, relating to our equity compensation plans pursuant to which grants of options, restricted shares, restricted share units, deferred compensation units or other rights to acquire our common shares may be granted from time to time. The number of shares and share units and the weighted average exercise price of stock options have been adjusted to reflect the two-for-one stock split in the form of a stock dividend distributed on February 25, 2011 to shareholders of record as of the close of business on February 7, 2011.

(C)
Number of
Securities
Remaining
Available
	(A)				for Future
	Number of		(B)		Issuance
	Securities to be		Weighted-		Under Equity
	Issued Upon		Average		Compensation
	Exercise of		Exercise Price		Plans
	Outstanding		of Outstanding		(Excluding
	Options,		Options,		Securities
	Warrants		Warrants		Reflected in
Plan Category	and Rights		and Rights		Column (A))

Equity compensation plans approved by security holders(1)	19,142,408	(3)	$34.62	(5)	10,845,247
Equity compensation plans not approved by security holders(2)	463,820	(4)	N/A		N/A
Total	19,606,228		$34.62	(5)

(1)	Includes Company stock plans, each of which have been approved by the shareholders. For a description of these plans, please see the “Equity Grants” section of the Compensation Discussion and Analysis beginning on page 33.

(2)	These plans are the 2005 Non-Employee Director Fee Deferral Plan, the 1996 Non-Employee Director Fee Deferral Plan, the Deferred Incentive Compensation Plan II and the Incentive Compensation Deferral Plan II, none of which are considered “equity compensation plans” requiring shareholder approval under the rules of the New York Stock Exchange. For a description of these plans, please see “Nonqualified Deferred Compensation” beginning on page 51 and “Director Compensation” beginning on page 59.

(3)	Includes an aggregate of 14,927,804 stock options with a weighted average exercise price of $34.62 (adjusted for the stock split referred to elsewhere in this document) and a weighted average remaining life of 5.1 years, and 4,214,604 restricted share units.

(4)	Represents shares underlying phantom share units, payable on a one-for-one basis, credited to accounts under the deferral plans listed in footnote (2) above.

(5)	The weighted average exercise price of outstanding stock options excludes restricted share units and deferred compensation share units because they have no exercise price.

As described under “Nonqualified Deferred Compensation” beginning on page 51, executives may elect to defer receipt of their earned cash bonuses under the annual or long-term incentive plans. These deferred amounts are invested as Company share units and valued at the then current fair market value under the Deferred Incentive Compensation Plan II or the Incentive Compensation Deferral Plan II, whichever plan is applicable. We do not provide any share or cash match with respect to the deferred amounts under these plans, nor do we allow executives to defer the receipt of shares earned under any of our Stock Plans. Likewise, non-employee directors may elect to have their fees paid in cash invested as share units which are valued at the then current fair market price under the 2005 Non-Employee Director Fee Deferral Plan or the 1996 Non-Employee Director Fee Deferral Plan. We do not provide any share or cash match with respect to the directors fees deferred under these plans, nor do we allow directors to defer the receipt of shares earned under any of our Stock Plans. Because the amount of these cash bonuses and directors fees are determined under specific processes described in this proxy statement, the number of share units credited and shares received under these deferral plans is limited. The share units described herein are not expensed by the Company because they are not considered equity compensation for the purposes of SFAS 123(R). Please see the disclosure on page 53 concerning the termination of certain of these deferral plans.

Section 16(a) Beneficial Ownership Reporting Compliance — Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of holdings and transactions in the Company’s equity securities with the Securities and Exchange Commission. The Company assists its directors and executive officers by completing and filing these reports electronically on their behalf. The Company believes that its directors and executive officers timely complied with all such filing requirements for 2010, except that, due to an administrative error by the firm that assists us with these filings, one Form 4 report was filed late for Billie K. Rawot with respect to the exercise of an employee stock option and the sale of the Company shares so acquired.

Future Shareholder Proposals — Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the annual meeting must do so on a timely basis. In order to be included in the proxy statement for the 2012 annual meeting, proposals must relate to proper subjects and must be received by the Corporate Secretary, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, by November 19, 2011. Any shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2012 annual shareholders meeting must be received by the Corporate Secretary at the address listed above by January 18, 2012. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

Householding — Unless you advised otherwise, if you and other residents at your mailing address share the same last name and own Eaton common shares, we delivered a single copy of the Proxy Statement and 2010 Annual Report to Shareholders to your address. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves printing and postage costs, and helps the environment. Shareholders who participate in householding will continue to receive separate proxy cards. We will deliver promptly, upon written or telephone request, a separate copy of the Proxy Statement and 2010 Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy materials now or in the future should submit this request in writing to Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, Attention: Corporate Secretary. Shareholders of record sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Eaton common shares and wish to receive only one copy of the proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of these documents be mailed to all shareholders at the shared address.

By order of the Board of Directors

Thomas E. Moran
Senior Vice President and
Secretary
March 18, 2011

APPENDIX A

Amended Regulations of Eaton Corporation

ARTICLE I
SHAREHOLDERS

SECTION 1 — ANNUAL MEETING

The annual meeting of the shareholders shall be held on the fourth Wednesday in April in each year, if not a legal holiday, and if a legal holiday, then on the next Wednesday not a legal holiday, for the purpose of electing directors and of considering reports to be laid before said meeting. The annual meeting shall be held at such hour and place as the Board of Directors may designate and cause to be stated in the notice of such meeting given to shareholders. Upon due notice there may also be considered and acted upon at an annual meeting any matter which could properly be considered and acted upon at a special meeting, in which case and for which purpose the annual meeting shall also be considered a special meeting. In the event the annual meeting is not held or if directors are not elected at the annual meeting, a special meeting may be called and held for that purpose.

SECTION 2 — SPECIAL MEETINGS

Special meetings of the shareholders may be called by the Chairman, President or Secretary, or by a majority of the members of the Board of Directors acting with or without a meeting, or by the persons who hold not less than fifty per cent of all the shares outstanding and entitled to be voted on the proposal to be submitted at said meeting.

Upon request in writing delivered either in person or by registered or certified mail, return receipt requested, to the President or Secretary by any persons entitled to call a meeting of shareholders, it shall be the duty of the President or Secretary forthwith to cause to be given to the shareholders entitled thereto notice of such meeting to be held on a date not less than seven nor more than sixty days after the receipt of such request, as such officer may fix. If such notice is not given within fifteen days after the delivery or mailing of such request, the persons calling the meeting may fix the time of meeting and give notice in the manner provided in Section 4, or cause such notice to be given by any designated representative.

SECTION 3 — PLACE OF MEETINGS

Any meeting of the shareholders of the Corporation may be held either within or without the State of Ohio.

SECTION 4 — NOTICE OF MEETINGS

Written notice stating the time, place, if any, and purposes of a meeting of the shareholders and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, shall be given either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom notice is given not less than seven nor more than sixty days before the date of the meeting to each shareholder of record entitled to notice of the meeting by or at the direction of the Chairman, President or the Secretary or any other person required or permitted by these Regulations to give such notice. If such notice is mailed or sent by overnight delivery service, it shall be addressed to the shareholder at the shareholder’s address as it appears on the stock ledger of the Corporation, and notice shall be deemed to have been given on the day so mailed or sent. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those means of communication. Notice of adjournment of a meeting need not be given if the time and place, if any, to which it is adjourned and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, are fixed and announced at such meeting.

SECTION 5 — WAIVER OF NOTICE

Notice of the time, place, and purposes of any meeting of shareholders may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of the meeting. The attendance of any shareholder at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by such shareholder of notice of such meeting. An electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a person described in this section and that contains a waiver by that person is a writing for the purposes of this section.

SECTION 6 — SHAREHOLDERS ENTITLED TO NOTICE AND TO VOTE

The Board of Directors may fix a future time not exceeding sixty days preceding any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or any adjournments thereof, and, in such case, only shareholders of record at the time so fixed shall be entitled to notice of and to vote at such meeting or any adjournments thereof. The Board of Directors may close the books of the Corporation against transfer of shares during the whole or any part of such period, including the date of the meeting of the shareholders and the period ending with the date, if any, to which adjourned. If no record date is fixed, the record date for determining the shareholders who are entitled to receive notice of, or who are entitled to vote at, a meeting of shareholders shall be the date next preceding the day on which notice is given, or the date next preceding the day on which the meeting is held, as the case may be.

A shareholder of record on the record date or date of closing the books of the Corporation against transfers of shares fixed as aforesaid, shall not lose the right to vote at such meeting by reason of not being a shareholder at the date of such meeting.

At any meeting of shareholders a list of shareholders entitled to vote, alphabetically arranged, showing the addresses of, and the number and classes of shares held by, each shareholder on the date fixed for closing the books against transfers, or on the record date fixed as hereinbefore provided (or if no such date has been fixed, then on the date next preceding the day of the meeting), shall be produced on the request of any shareholder and such list shall be prima facie evidence of the ownership of shares and of the right of the shareholders to vote when certified by the Secretary or by the agent of the Corporation having charge of the transfers of the shares.

SECTION 7 — VOTING

~~Except when votes are cumulated in the election of directors as hereinafter provided and e~~Except as otherwise provided in the Amended Articles of Incorporation (the “Articles”), every shareholder of record at the time fixed as provided in these Regulations for the determination of the shareholders entitled to vote at such meeting shall be entitled to one vote on each proposal submitted to the meeting for each share standing in said shareholder’s name at the time so fixed on which no installment is overdue and unpaid.

At a meeting of shareholders at which directors are to be elected, only persons nominated as candidates shall be eligible for election as directors.

~~If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary, not less than forty-eight hours before the time fixed for holding a meeting of the shareholders for the purpose of electing directors if notice of such meeting shall have been given at least ten days prior~~

~~thereto, and otherwise not less than twenty-four hours before such time, that the shareholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as the shareholder possesses and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of such shareholder’s votes, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder sees fit.~~

SECTION 8 — PROXIES

A. A person who is entitled to attend a shareholders’ meeting, to vote at a shareholders’ meeting, or to execute consents, waivers, or releases, may be represented at the meeting or vote at the meeting, may execute consents, waivers, and releases, and may exercise any of the person’s other rights, by proxy or proxies appointed by a writing signed by the person, appointed by a verifiable communication authorized by the person, or appointed by any other means or in any other form now or hereafter permitted by Ohio Revised Code Chapter 1701 or any successor statute.

B. Any transmission that creates a record capable of authentication, including, but not limited to, a telegram, a cablegram, electronic mail, or an electronic, telephonic, or other transmission, that appears to have been transmitted by a person described in subsection A of this Section 8, and that appoints a proxy is a sufficient verifiable communication to appoint a proxy. A photographic, photostatic, facsimile transmission, or equivalent reproduction of a writing that is signed by a person described in subsection A of this Section 8 and that appoints a proxy is a sufficient writing to appoint a proxy.

C. No appointment of a proxy is valid after the expiration of eleven months after it is made unless the writing or other form of proxy appointment specifies the date on which it is to expire or the length of time it is to continue in force.

D. Unless the writing or other form of proxy appointment otherwise provides:

(1) Each proxy has the power of substitution, and, if three or more proxies are appointed, a majority of them or of their substitutes may appoint one or more substitutes to act for all;

(2) If more than one proxy is appointed, then (a) with respect to voting or executing consents, waivers, or releases, or objections to consents at a shareholders’ meeting, a majority of the proxies that attend the meeting, or if only one attends then that one, may exercise all the voting and consenting authority at the meeting; and if one or more attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise that authority with respect to an equal number of shares and (b) with respect to exercising any other authority, a majority may act for all;

(3) A revocable appointment of a proxy is not revoked by the death or incompetency of the maker unless, before the vote is taken or the authority granted is otherwise exercised, written notice of the death or incompetency of the maker is received by the Corporation from the executor or administrator of the estate of the maker or from the fiduciary having control of the shares in respect of which the proxy was appointed;

(4) The presence at a meeting of the person appointing a proxy shall not revoke the appointment. Without affecting any vote previously taken, the person appointing a proxy may revoke a revocable appointment by a later appointment received by the Corporation or by giving notice of revocation to the Corporation in writing, by a verifiable communication, by other statutorily permissible means, or in open meeting.

Any signature on any instrument, or any reproduction of a signature on any photographic, photostatic, facsimile transmission or equivalent reproduction of any instrument, approved by the inspectors hereinafter provided for as genuine, or as a reproduction of a genuine signature, shall be deemed to be the signature of the shareholder whose name is signed thereon, or a reproduction of the genuine signature of such shareholder, as the case may be, and the falsity of such signature or of such reproduction shall in no manner impair the validity of such instrument or such reproduction of such instrument, or of any vote or action taken at such meeting, provided that such shareholder shall not have previously filed with the Corporation his or her authorized signature guaranteed by a reputable bank or trust company. Any record of a verifiable communication, or other statutorily permissible means of proxy appointment, approved by such inspectors as authentic shall be deemed to be authentic, and the falsity of such record shall in no manner impair the validity of such verifiable communication, or other statutorily permissible means of proxy appointment, or of any vote or action taken at such meeting.

SECTION 9 — ORGANIZATION OF MEETING

A. The Board of Directors in advance of any meeting of shareholders may appoint inspectors to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, the officer or person acting as chairman of any such meeting may, and on the request of any shareholder or proxy shall, make such appointment. In case any person appointed as inspector shall fail or refuse to appear or to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting, or at the meeting by the officer or person acting as chairman. If there are three or more inspectors, the decision, act, or certificate of a majority of them shall be effective in all respects as the decision, act, or certificate of all. The inspectors of election shall determine the number of shares outstanding, the voting rights with respect to each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies. They shall also receive votes, ballots, assents, consents, waivers and releases, hear and determine all challenges and questions in any way arising in connection with the vote, count and tabulate all votes, assents, consents, waivers and releases, determine and announce the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. No inspector, whether appointed by the Board of Directors or by the officer or person acting as chairman, need be a shareholder. On request, the inspectors shall make a report in writing of any challenge, question, or matter determined by them and execute a certificate of any fact found by them. The certificate of the inspectors shall be prima facie evidence of the facts stated therein and of the vote as certified by them.

B. At an annual meeting of the shareholders, only such business (other than the nomination of candidates for election as directors of the Corporation), will be conducted or considered as properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given in accordance with Section 4 of this Article I; (ii) otherwise properly brought before the meeting by the chair of the meeting or by or at the direction of the Board of Directors; or (iii) otherwise properly requested to be brought before the meeting by a shareholder pursuant to timely notice in proper written form to the Secretary in compliance with the procedures set forth in Division C of this Section.

C. For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (i) be a shareholder of the Corporation of record at the time of the giving of the notice for such annual meeting, (ii) be entitled to vote at such meeting, and (iii) have given timely notice in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than sixty nor more than ninety calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that when the date of an annual meeting is delayed by more than sixty calendar days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the shareholder must be so delivered not later than the close of business on the later of the ninetieth calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made. To be in proper written form, a shareholder’s notice to the Secretary must set forth (A) as to each matter the shareholder proposes to bring before the annual meeting: (1) a description in reasonable detail of the business desired to be brought before the annual meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend these Regulations or the Amended Articles, the language of the proposed amendment); and (3) the reasons for conducting the business at the meeting; and (B) as to each shareholder giving the notice and any Shareholder Associate (as defined below): (1) the name and address of the shareholder, as they appear on the Corporation’s stock ledger, and, if different, the current name and address of the shareholder, and the name and address of any Shareholder Associate; (2) a representation that at least one of these persons is a holder of record or beneficially of securities of the Corporation entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to present the business stated in the shareholder’s notice; (3) the class, series and number of any securities of the Corporation that are owned of record or beneficially by each of these persons as of the date of the shareholder’s notice; (4) a description of any material interests of any of these persons in the business proposed and of all agreements, arrangements and understandings between these persons and any other person (including their names) in connection with the business proposal of the shareholder; (5) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which any of these persons has a right to vote any shares of any securities of the Corporation; (6) a description of any derivative positions related to any class or series of securities of the Corporation owned of record or beneficially by the shareholder or any Shareholder Associate; (7) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the shareholder or any Shareholder Associate with respect to any securities of the Corporation; and (8) a representation that after the date of the shareholder’s notice and up to the date of the meeting, each of these persons will provide written notice to the Secretary of the Corporation as soon as practicable following a change in the number of securities of the Corporation held as described in response to subclause (3) above that equals 1% or more of the then-outstanding shares of the Corporation, and/or entry, termination, amendment or modification of the agreements, arrangements or understandings described in response to subclause (6) above that results in a change that equals 1% or more of the then-outstanding shares of the Corporation or in the economic interests underlying those agreements, arrangements or understandings; and (C) a representation as to whether or not the shareholder giving notice and any Shareholder Associate intends, or intends to be part of a group that intends: (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal; and/or (2) otherwise to solicit proxies from shareholders in support of the proposal. For purposes of this Division C, (x) “public announcement” means disclosure in a press release reported by the Dow Jones News Service or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or furnished to shareholders, and (y) “Shareholder Associate” of any shareholder means (1) any person controlling, directly or indirectly, or acting in concert with, the shareholder; (2) any beneficial owner of securities of the Corporation owned of record or beneficially by the shareholder, and (3) any person controlling, controlled by or under common control with the Shareholder Associate. Notwithstanding the foregoing provisions of this Division C, in order for a shareholder to submit a proposal for inclusion in the Corporation’s proxy statement for an annual meeting of shareholders, the shareholder must comply with all applicable requirements of the Exchange Act, including Rule 14a-8 (or any comparable successor rule or regulation under the Exchange Act), and the rules and regulations thereunder. The provisions of this Division C will not be deemed to prevent a shareholder from submitting proposals for inclusion in the Corporation’s proxy statement pursuant to those rules and regulations.

D. At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, the item of business must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with Section 4 of Article I or (ii) otherwise properly brought before the meeting by the chair of the meeting or by or at the direction of the Board of Directors.

E. The determination of whether any business sought to be brought before any annual or special meeting of the shareholders has been timely and properly brought before such meeting will be made by the chair of such meeting. If the chair determines that any business has not been timely and properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

SECTION 10 — QUORUM

The shareholders present in person or by proxy at any meeting of shareholders shall constitute a quorum for such meeting, but no action required by law, the Articles, or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class, may be authorized or taken by a lesser proportion.

The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

SECTION 11 — ACTION WITHOUT MEETING

Except as otherwise expressly provided in these Regulations, any action which may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, which writing or writings shall be filed with or entered upon the records of the Corporation.

SECTION 12 — ACCOUNTS AND REPORTS TO SHAREHOLDERS

The Corporation shall cause to be kept and maintained correct and complete books and records of account, together with minutes of the proceedings of the incorporators, shareholders, directors, and committees of the directors, and records of the shareholders showing their names and addresses and the number and class of shares issued or transferred of record to or by them from time to time.

Any shareholder of the Corporation, upon written demand stating the specific purpose thereof, shall have the right to examine in person or by agent or attorney at any reasonable time and for any reasonable and proper purpose, the Articles of the Corporation, its Regulations, its books and records of account, minutes, the aforesaid records of shareholders, and voting trust agreements, if any, on file with the Corporation, and to make copies or extracts thereof.

At the annual meeting of shareholders, or the meeting held in lieu thereof, the officers of the Corporation shall lay before the shareholders a financial statement consisting of:

A. A balance sheet containing a summary of the assets, liabilities, stated capital, and surplus (showing separately any capital surplus arising from unrealized appreciation of assets, other capital surplus, and earned surplus) of the Corporation as of the end of the Corporation’s most recent fiscal year;

B. A statement of profit and loss and surplus, including a summary of profits, dividends paid, and other changes in the surplus accounts of the Corporation for the period commencing with the date marking the end of the period for which the last preceding statement of profit and loss required under this section was made and ending with the date of said balance sheet.

The financial statement shall have appended thereto a certificate signed by the President or a Vice President or the Treasurer or an Assistant Treasurer of the Corporation or by a public accountant or firm of public accountants to the effect that the financial statement presents fairly the position of the Corporation and the results of its operations in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding period or to the effect that the financial statements have been prepared on the basis of accounting practices and principles that are reasonable in the circumstances.

Upon the request of any shareholder made in writing or by any other means of communication authorized by the Corporation prior to the date of such annual meeting made, the Corporation shall send a copy of such financial statement laid or to be laid before the shareholders at the meeting of the shareholder by mail, overnight delivery services, or any other means of communication authorized by the shareholder to whom the copy is sent on or before the later of the following:

(1) The fifth day after the receipt of the written request;

(2) The earlier of the following:

(a) The fifth day before the date of the meeting;

(b) The fifth day after the expiration of four months from the date of the balance sheet contained in such financial statements.

ARTICLE II
BOARD OF DIRECTORS

SECTION 1 — POWERS AND QUALIFICATION

All the capacity of the Corporation shall be vested in and all its authority, except as otherwise provided by law or by the Articles in regard to action required to be taken, authorized or approved by the shareholders, shall be exercised by the Board of Directors, which shall manage and conduct the business of the Corporation.

In discharging his or her duties, a director may, when acting in good faith, rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by any of the following:

A. One or more directors, officers, or employees of the Corporation who the director reasonably believes are reliable and competent in the matters prepared or presented;

B. Counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or

C. A committee of the directors upon which the director does not serve, duly established in accordance with a provision of the Articles or these Regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Each person elected a director of the Corporation shall within 60 days from the date of his or her election qualify as such by either (a) accepting in writing his or her election as a director, or (b) being present and acting as a director in a duly called meeting of the Board of Directors.

SECTION 2 — ELECTION, NUMBER AND TERM OF OFFICE

Directors shall be elected at the annual meeting of shareholders or, if not so elected, at a special meeting of the shareholders called for that purpose.

Only individuals who are nominated in accordance with the procedures of this Section 2 shall be eligible for election as directors. Nominations for the election of directors may be made at an annual meeting or a special meeting duly called for that purpose only: (i) by the affirmative vote of two-thirds of the Board; or (ii) by any shareholder who is a shareholder of record at the time of giving of notice of a meeting of shareholders who is entitled to vote for the election of directors at such meeting and who makes the nomination pursuant to timely notice in proper written form to the Secretary in compliance with the procedures set forth in this Section 2.

For nominations of persons for election as directors at an annual meeting, to be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that in the case of any annual meeting where the date of the annual meeting is delayed by more than 60 calendar days after the anniversary of the preceding year’s annual meeting, then notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made. For nominations of persons for election as directors at a special meeting duly called for that purpose, a shareholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 90 calendar days nor more than 120 calendar days prior to the special meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be so delivered not later than the close of business on the 15th calendar day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, a shareholder’s notice must set forth:

(i) as to each person who is not an incumbent Director of the Corporation whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class, series and number of securities of the Corporation that are owned of record or beneficially by such person; (D) the date or dates the securities were acquired and the investment intent of each acquisition; (E) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation under the Exchange Act); and (F) any other information relating to such person that the Board of Directors or any nominating committee of the Board of Directors reviews in considering any person for nomination as a director, as will be provided by the Secretary of the Corporation upon request;

(ii) as to the shareholder giving the notice and any Shareholder Associate, (A) the name and address of the shareholder, as they appear on the Corporation’s stock ledger, and, if different, the current name and address of the shareholder, and the name and address of any Shareholder Associate; (B) a representation that at least one of these persons is a holder of record or beneficially of securities of the Corporation entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the shareholder’s notice; (C) the class, series and number of securities of the Corporation that are owned of record or beneficially by each of these persons as of the date of the shareholder’s notice; (D) a description of any material relationships, including legal, financial and/or compensatory, among the shareholder giving the notice, any Shareholder Associate and the proposed nominee(s); (E) a description of any derivative positions related to any class or series of securities of the Corporation owned of record or beneficially by the shareholder or any Shareholder Associate; (F) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the shareholder or any Shareholder Associate with respect to any securities of the Corporation; and (G) a representation that after the date of the shareholder’s notice and up to the date of the meeting each of these persons will provide written notice to the Secretary of the Corporation as soon as practicable following a change in the number of securities of the Corporation held as described in response to subclause (C) above that equals 1% or more of the then-outstanding shares of the Corporation, and/or entry, termination, amendment or modification of the agreements, arrangements or understandings described in response to subclause (F) above that results in a change that equals 1% or more of the then-outstanding shares of the Corporation or in the economic interests underlying these agreements, arrangements or understandings;

(iii) a representation as to whether the shareholder giving notice and any Shareholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee; and/or (B) otherwise to solicit proxies from shareholders in support of the proposed nominee; and

(iv) a written consent of each proposed nominee to serve as a director of the Corporation, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with these Regulations and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

The determination of whether a nomination of a candidate for election as a director of the Corporation has been timely and properly brought before such meeting in accordance with this Section 2 will be made by the presiding officer of such meeting. If the presiding officer determines that any nomination has not been timely and properly brought before such meeting, he or she will so declare to the meeting and such defective nomination will be disregarded.

The number of directors constituting the whole Board of Directors will be not less than 9 nor more than 18. The exact number of directors will be fixed from time to time within that range by a duly adopted resolution of the Board of Directors. The Board of Directors shall be divided into three classes. At each annual or special election, the successors to the directors of each class whose term shall expire in that year shall be elected to hold office for a term of three years from the date of their election and until their successors are chosen and qualified. [Notwithstanding the foregoing, at the 2012 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2013 annual meeting of shareholders; at the 2013 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2014 annual meeting of shareholders; at the 2014 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 annual meeting of shareholders; and at each annual meeting of shareholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders.]

All directors, for whatever terms elected, shall hold office subject to provisions of law, the Articles and these Regulations as to removals and the creation of vacancies.

The number of directors ~~of any such class~~ may be fixed or changed by resolution adopted by the vote of the shareholders entitled to exercise 66 2/3% of the voting power of the shares represented at a meeting called to elect directors in person or by proxy at such meeting and entitled to vote at such election~~, but in no event shall the number of directors of any class be less than three~~. No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. ~~In the event of any increase in the number of directors of any class, any additional directors elected to such class shall hold office for a term coincident with the term of such class.~~

The number of directors of any such class may also be changed by a duly adopted resolution of the Board of Directors.

SECTION 3 — REMOVAL OF DIRECTORS AND FILLING VACANCIES

The office of a director shall become vacant if he or she dies or resigns.

The Board of Directors may remove any director and thereby create a vacancy in the Board:

1 —	If the director is declared of unsound mind by an order of court, or is adjudicated a bankrupt;

2 —	If the director does not qualify within sixty days as provided by these Regulations.

Any vacancy in the Board of Directors may be filled for the unexpired term by the remaining director or directors, though less than a majority of the whole Board, by a vote of a majority of their number. Within the meaning of this section a vacancy or vacancies shall be deemed to exist in case the shareholders shall increase the authorized number of directors but shall fail at the meeting at which such increase is authorized, or an adjournment thereof, to elect the additional directors so provided for, or in case the shareholders fail at any time to elect the whole authorized number of directors. A vacancy or vacancies shall also be deemed to exist within the meaning of this section in case the directors shall increase the authorized number of directors.

All the directors, or all the directors of a particular class, or any individual director, may be removed from office for cause by the vote of the holders of 66 2/3% of the voting power entitling them to elect directors in place of those to be removed~~, provided that unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed in case the votes of a sufficient number of shares are cast against his or her removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director~~. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy in the board.

SECTION 4 — MEETINGS

Meetings of the Board of Directors may be held at any time within or without the State of Ohio. Such meetings may be held through any communications equipment if all persons participating can hear each other and participation in a meeting pursuant to this paragraph shall constitute presence at such meeting.

Regular meetings of the Board of Directors shall be held immediately after the annual meetings of the shareholders and at such other stated times as may be fixed by the Board of Directors, and such regular meetings may be held without further notice.

Special meetings of the Board of Directors may be called by the Chairman of the Board or by the President of the Corporation, or by not less than one-third of the directors. Notice of the time and place of such meetings shall be served upon or telephoned to each director at least twenty-four hours, or given by personal delivery, mail, overnight delivery service or any other means of communication authorized by the directors at least two days before the meeting. Such notice may be waived in writing by any director, either before or after the meeting. Attendance at the meeting by a director without protesting, prior to or at the commencement of the meeting, the lack of proper notice, shall constitute waiver of such notice by such director. An electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a person described in this section and that contains a waiver by that person is a writing for the purposes of this section.

SECTION 5 — QUORUM

A majority of the whole authorized number of directors is necessary to constitute a quorum for a meeting of the directors, except that a majority of the directors in office constitutes a quorum for filling a vacancy in the Board. The act of a majority of the directors present at a meeting at which a quorum is present is the act of the Board, unless the act of a greater number is required by the Articles or these Regulations.

SECTION 6 — ACTION WITHOUT MEETING

Any action which may be authorized or taken at a meeting of the Board of Directors may be authorized or taken without a meeting with the affirmative vote or approval, and in a writing or writings signed by all, of the directors, which writing or writings shall be filed with or entered upon the records of the Corporation.

SECTION 7 — FIXING OF RECORD DATE

A. For any lawful purpose, including, without limitation, the determination of the shareholders who are entitled to:

(1) receive notice of or to vote at a meeting of shareholders;

(2) receive payment of any dividend or distribution;

(3) receive or exercise rights of purchase of or subscription for, or exchange or conversion of, shares or other securities, subject to contract rights with respect thereto; or

(4) participate in the execution of written consents, waivers or releases, the directors may fix a record date which shall not be a date earlier than the date on which the record date is fixed and, in the cases provided for in clauses (1), (2), and (3) above, shall not be more than sixty days preceding the date of the meeting of the shareholders, or the date fixed for the payment of any dividend or distribution, or the date fixed for the receipt or the exercise of rights, as the case may be.

B. If a meeting of the shareholders is called by persons entitled to call the same, or action is taken by shareholders without a meeting, and if the directors fail to refuse, within such time as the persons calling such meeting or initiating such other action may request, to fix a record date for the purpose of clause (1) or (4) of division A of this section, then the persons calling such meeting or initiating such other action may fix a record date for such purpose, subject to the limitations set forth in division A of this section.

C. The record date for the purpose of clause (1) of division A of this section shall continue to be the record date for all adjournments of such meeting, unless the directors or the persons who shall have fixed the original record date shall, subject to the limitations set forth in division A of this section, fix another date, and in case a new record date is so fixed, notice of the record date and of the date to which the meeting shall have been adjourned shall be given to shareholders of record as of said date in accordance with the same requirements as those applying to a meeting newly called.

D. The directors may close the share transfer books against transfers of shares during the whole or any part of the period provided for in division A above, including the date of the meeting of the shareholders and the period ending with the date, if any, to which adjourned.

E. If no record date is fixed therefor, the record date for determining the shareholders who are entitled to receive notice of, or who are entitled to vote at, a meeting of shareholders, shall be the date next preceding the day on which notice is given, or the date next preceding the day on which the meeting is held, as the case may be.

F. The record date for a change of shares shall be the time when the certificate of amendment effecting such change is filed in the office of the Secretary of State.

SECTION 8 — COMMITTEES

The Board of Directors may from time to time create an Executive Committee, a Finance Committee and such other committees as it may deem to be advisable and may delegate to any such committee any of the powers of the Board of Directors, other than that of filling vacancies among the directors or in any committee of the directors. Any such committee shall be composed of not less than three members of the Board of Directors to serve until otherwise ordered by the Board of Directors and shall act only in the interval between meetings of the Board of Directors and shall be subject at all times to the control and direction of the Board of Directors. The Board of Directors may appoint one or more directors as alternate members of any such committee, who may take the place of any absent member or members at any meeting of such committee.

Any such committee may act by a writing or writings signed by all its members or by a majority of any such committee present at a meeting at which a quorum is present. Meetings of any committee may be held at any time within or without Ohio and through any communications equipment if all persons participating can hear each other. Participation through use of communications equipment shall constitute presence at the meeting. A majority of the whole authorized number of members of any such committee is necessary to constitute a quorum for a meeting of that committee. Any act or authorization of an act by any such committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the Board of Directors.

ARTICLE III
OFFICERS

SECTION 1 — OFFICERS

The Corporation shall have a Chairman of the Board of Directors (who shall be a director) and a President, a Secretary, a Treasurer and a Controller, all of whom shall be elected by the Board of Directors. The Corporation may also have one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers as the Board may deem advisable, all of whom shall be elected by the Board of Directors. All officers shall hold office for one year and until their successors are elected and qualified, unless otherwise specified by the Board of Directors, provided, however, that any officer shall be subject to removal, with or without cause, at any time by the vote of a majority of the Board of Directors. The election of an officer for a given term, or a general provision in the Articles or these Regulations with respect to term of office, shall not be deemed to create contract rights

Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by the Articles or these Regulations to be executed, acknowledged or verified by two or more officers.

SECTION 2 — CHAIRMAN OF THE BOARD

The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors, shall supervise and direct the Corporation’s affairs and the administration thereof by the other executive officers of the Corporation and shall have such other powers and duties as may be assigned to or vested in him or her by the Board of Directors.

SECTION 3 — THE PRESIDENT

The President, in the absence of the Chairman of the Board, shall preside at all meetings of the shareholders and of the Board of Directors. Subject to the direction of the Board of Directors, the Executive Committee and the Chairman of the Board, the President shall have general charge and authority over the business of the Corporation. The President shall from time to time make such reports of the business of the Corporation as the Board of Directors may require. The President shall perform such other duties and have such powers as are assigned to or vested in him or her by the Board of Directors.

SECTION 4 — THE VICE PRESIDENT

The Vice President, or, if there be more than one, the Vice Presidents, in order of their seniority by designation (or if not designated, in order of their seniority of election), shall perform the duties of the President in his or her absence or during his or her disability to act. The Vice Presidents shall have such other duties and powers as may be assigned to or vested in them by the Board of Directors or the Executive Committee.

SECTION 5 — THE SECRETARY

The Secretary shall issue notices of all meetings for which notice is required to be given, shall keep the minutes of all meetings, shall have charge of the corporate seal and corporate record books, shall cause to be prepared for each meeting of shareholders the list of shareholders referred to in Section 6 of Article I hereof, and shall have such other powers and perform such other duties as are assigned to or vested in him or her by the Board of Directors or the Executive Committee.

SECTION 6 — THE TREASURER AND THE CONTROLLER

(a) The Treasurer shall be the financial officer of the Corporation. The Treasurer shall have the custody of all moneys and securities of the Corporation and shall keep adequate and correct accounts of the Corporation’s receipts and disbursements, including records of customers’ credits and collections. The funds of the Corporation shall be deposited in the name of the Corporation by the Treasurer in such depositories as the Board of Directors may from time to time designate. The Treasurer shall have such other powers and perform such other duties as are assigned to or vested in him or her by the Board of Directors or the Executive Committee.

(b) The Controller shall be the accounting officer of the Corporation. The Controller shall keep adequate and correct accounts of the Corporation’s business transactions (except those kept by the Treasurer as herein provided), including accounts of its assets, liabilities, gains, losses, stated capital and shares. He or she shall prepare and lay before the shareholders’ meetings the data referred to in Section 12 of Article I hereof, and shall mail copies of such data as required in said section to any shareholder requesting same. The Controller shall have such other powers and perform such other duties as are assigned to or vested in him or her by the Board of Directors or the Executive Committee.

SECTION 7 — OTHER OFFICERS

Other officers of the Corporation shall have such powers and duties as may be assigned to or vested in them by the Board of Directors or the Executive Committee.

SECTION 8 — AUTHORITY TO SIGN

Share certificates shall be signed as hereinafter in Article V provided. Except as otherwise specifically provided by the Board of Directors or the Executive Committee of the Corporation, checks, notes, drafts, contracts or other instruments authorized by the Board of Directors or the Executive Committee may be executed and delivered on behalf of the Corporation by the Chairman of the Board, the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.

SECTION 9 — DUTIES OF OFFICERS MAY BE DELEGATED

In case of the absence or disability of an officer of the Corporation, or for any other reason that may seem sufficient to the Board, the Board of Directors may for the time being, delegate his or her powers and duties to any other officer or to any director.

ARTICLE IV
SALARIES, COMPENSATION AND INDEMNIFICATION

SECTION 1 — SALARIES AND COMPENSATION

The directors, by the affirmative vote of a majority of those in office, and irrespective of any financial or personal interest of any of them, shall have authority to establish reasonable compensation, that may include pension, disability, and death benefits, for services to the Corporation by directors and officers, or to delegate such authority to one or more officers or directors. The Board may also allow compensation to members of any committee. The Board may vote compensation to any director for attendance at meetings or for any special services.

SECTION 2 — INDEMNIFICATION

(a) The Corporation shall indemnify any director, officer or employee and any former director, officer or employee of the Corporation and any such director, officer or employee who is or has served at the request of the Corporation as a director, officer, employee, member, manager or trustee of another corporation, domestic or foreign, non-profit or for profit, a limited liability company or partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of the fact that he or she is or was such director, officer, employee or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to indemnify agents and others to the extent not prohibited by law. The Corporation may purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, trustee, employee, member, manager or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such.

(b) The Corporation is expressly authorized to enter into any indemnification or insurance agreements with or on the behalf of any person who is or was a director, officer, employee or designated agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, member, manager or designated agent of another corporation, domestic or foreign, non-profit or for profit, a limited liability company, partnership, joint venture, trust or other enterprise, in accordance with the terms of this Article IV or the laws of the State of Ohio. Such agreements may include, but are not limited to, agreements providing for indemnification or the advancement of expenses, agreements providing for insurance, indemnification or the advancement of expenses by way of self-insurance, whether or not funded through the use of a trust, escrow agreement, letter of credit, or other arrangement, in accordance with subsection (a) of this Section 2, and agreements providing for insurance or indemnification through the commercial insurance market.

ARTICLE V
CERTIFICATES

SECTION 1 — CERTIFICATES

Each shareholder of the Corporation shall, upon request to the Corporation, be entitled to a certificate signed by the Chairman of the Board, the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, evidencing the number and class of paid-up shares held by such shareholder in the Corporation, but no certificate for shares shall be executed or delivered until such shares are fully paid; provided, however, that when any such certificate is countersigned by an incorporated transfer agent or registrar, the signature of any such officer upon such certificate may be facsimile, engraved, stamped or printed.

In case any officer or officers, who shall have signed, or whose facsimile signature shall have been engraved, stamped or printed on any certificate or certificates for shares, shall cease to be such officer or officers of the Corporation, because of death, resignation, or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates, if authenticated by the endorsement thereon of the signature of an incorporated transfer agent or registrar, shall nevertheless be conclusively deemed to have been adopted by the Corporation by the use and delivery thereof and shall be effective in all respects when delivered.

Such certificates shall be in such form as shall be approved by the Board of Directors and shall contain such statements as are required by the Ohio General Corporation Law.

SECTION 2 — TRANSFER AND REGISTRATION

The Board of Directors shall have authority to make such rules and regulations, not inconsistent with law, the Articles or these Regulations, as it deems expedient concerning the execution, delivery, transfer and registration of share certificates and may appoint incorporated transfer agents and registrars thereof.

Transfer books may be kept in any state of the United States or in any foreign country for the purpose of transferring shares issued by the Corporation; but if no transfer agent is appointed to act in the State of Ohio, the Corporation shall keep an office in the State of Ohio at which shares shall be transferable, and at which it shall keep books in which shall be recorded the names and addresses of all shareholders, and all transfers of shares.

SECTION 3 — SUBSTITUTED CERTIFICATES

Any person claiming a share certificate to have been lost, destroyed or stolen, shall make an affidavit or affirmation of that fact, and if required by the Board of Directors shall advertise the same in such manner as the Board of Directors may require, and shall give the Corporation, its transfer agents and its registrars a bond of indemnity, in form and with one or more sureties satisfactory to the Board or anyone designated by the Board with authority to act thereon, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, destroyed or stolen.

ARTICLE VI
VOTING UPON STOCKS

SECTION 1 — VOTING UPON STOCKS

Unless otherwise ordered by the Board of Directors, the Chairman of the Board, the President, a Vice President, the Secretary or the Treasurer of the Corporation, or a proxy appointed by any such officer, shall have full power and authority on behalf of the Corporation to attend, to act and to vote at any meeting of shareholders and to execute consents, waivers and releases relating to the affairs of any other corporation, domestic or foreign, non-profit or for profit, in which the Corporation may hold stock or membership, and at any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock and which as the owner thereof the Corporation would have possessed and might have exercised if present. The Board of Directors by resolution from time to time may confer like powers upon any other person or persons.

ARTICLE VII
CORPORATE SEAL

SECTION 1 — CORPORATE SEAL

The seal of the Corporation shall be circular in form with the name of the Corporation followed by the words “Cleveland, Ohio” stamped around the margin, and the words “Corporate Seal” stamped across the center.

ARTICLE VIII
AMENDMENTS

SECTION 1 — AMENDMENTS

These Regulations may be amended or added to by the Board of Directors (to the extent permitted by the Ohio General Corporation Law) or by the affirmative vote of the shareholders of record entitled to exercise a majority of the voting power on such proposal or, without a meeting, by the written consent of the shareholders of record entitled to exercise 66 2/3% of the voting power on such proposal. Notwithstanding anything to the contrary contained herein, to amend, repeal or add to Article I — Section 2, Article II — Section 2, the last paragraph of Article II — Section 3 or this paragraph of Article VIII — Section 1, shall require the affirmative vote at a meeting of the shareholders of record entitled to exercise 66 2/3% of the voting power on such proposal, unless such action is recommended by two-thirds of the members of the Board of Directors.

If an amendment is adopted by written consent without a meeting of the shareholders, it shall be the duty of the Secretary to enter the amendment in the records of the Corporation and to mail a copy of such amendment to each shareholder of record who would be entitled to vote thereon and did not participate in the adoption thereof.

APPENDIX B

EATON CORPORATION
Board of Directors Governance Policies
(Revised July 28, 2010)

I.	BOARD ORGANIZATION AND COMPOSITION

A. Size and Structure of Board. The size of the Board should be in the range of 9-15. Only one Director should be an employee of the Company. The Board believes that it is desirable for the Company’s Board to be divided into three approximately equal classes, one of which is elected each year, since this structure assures continuity and has worked well historically.

B. Director Independence. Except for any Director who is a Company employee, all Directors should be independent. A Director will be considered independent if the Director meets the criteria set forth in the independence standards of the New York Stock Exchange and the independence criteria adopted by the Company’s Board of Directors.

C. Director Tenure. Toward the end of a Director’s term, the Board of Directors, with the advice of the Governance Committee, reviews the Director’s candidacy for re-election. In advising the Board, the Governance Committee considers, among other things, (i) the results of a peer review of the Director’s performance by all other outside Directors, (ii) self-evaluation by the Director, (iii) input by the Chairman and Chief Executive Officer relating to the Director’s performance, (iv) input by the Chair of each Board Committee on which the Director serves and (v) the Governance Committee’s assessment of the Director’s skills, talents, competencies and experience in comparison with the Company’s strategy and the anticipated needs of the Board. There is no limit to the number of terms a Director may serve. However, the Board’s retirement policy calls for each outside Director to retire at the Annual Shareholders Meeting following the Director’s 72nd birthday and for the Chairman and Chief Executive Officer to retire from the Board when he or she retires as an employee, no later than the end of the month in which he or she reaches age 65. Directors who retire from their employment, change their employment or occupation, or otherwise make a material change in their non-Eaton responsibilities should tender their resignation from the Board of Directors. The Board, with the advice of the Governance Committee, will then decide whether to accept the resignation.

D. Membership on Other Boards. Each Director is responsible to notify the Chair of the Governance Committee before accepting invitations to join other Boards of Directors. The Governance Committee then determines whether there would be any potential concerns with the Director’s doing so. One purpose of this policy is to avoid actual or potential conflicts of interest or the appearance of conflicts of interest. Appropriate legal advice will be obtained as necessary. Another purpose of this policy is to insure that Directors do not have an excessive number of Board assignments that would put the Directors’ effectiveness at risk. Directors who are Chief Executive Officers of publicly-held companies may serve on a maximum of three public company Boards, including the Company’s Board. Other Directors may serve on a maximum of six public company Boards, including the Company’s Board.

E. New Directors. Director candidates will be selected on the basis of their ability to make contributions to the Board of Directors and to the Company’s governance activities. Among the most salient strengths to be considered are personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and a sensitivity to the Company’s corporate responsibilities. In deciding upon Director candidates to recommend to the Board, the Governance Committee compares each candidate’s skills, talents, competencies and experience to the Company’s strategy and the anticipated needs of the Board. The Committee takes into account input from all Directors in the review of Director candidates. The initial screening of Director candidates is conducted by the Chair of the Governance Committee in consultation with the Chairman and Chief Executive Officer. The Governance Committee then identifies the recommended candidate for possible approval by the Board of Directors.

F. The Positions of Chairman and Chief Executive Officer. The Board recognizes that the determination of the leadership structure for the Company is a critical decision. Currently, the positions of Chairman of the Board and Chief Executive Officer are held by the same person. The Board believes that this structure provides the most efficient and effective leadership model for the Company at the present time. The Board will evaluate this leadership structure periodically, including when a new Chief Executive Officer is elected.

G. Lead Director. The Board has an independent Lead Director. The Lead Director has specific responsibilities, including chairing Executive Sessions of the Board, coordinating the agenda for Board meetings with the Chairman on behalf of the independent directors, ensuring the quality and timeliness of information sent to the Board, and serving as a Board focal point for communications with shareholders and other Company stakeholders. The Lead Director has the authority to call meetings of the independent directors, and to retain outside advisors who report directly to the Board of Directors.

II.	COMMITTEE COMPOSITION AND LEADERSHIP

A. Membership of Committees. All Board Committees are comprised entirely of outside independent Directors, except for the Executive Committee, which is chaired by the Chairman and Chief Executive Officer.

B. Rotation of Committee Memberships and Chairs. In order to assure that each Director has a broad exposure to the work of the various Board Committees, and at the same time to provide for continuity in the membership of each Committee, the Board has adopted the practice of rotating each outside Director’s Committee assignments approximately every four to six years, except that, for continuity, Committee Chairs normally continue on their Committees for up to ten years. The Director who will become the Chair of a Committee should be selected from among the current members of the Committee and should be designated at least one year in advance in order to permit adequate preparation time and a smooth transition.

C. Committee Descriptions. Committees of the Board include: the Audit Committee, Compensation and Organization Committee, Finance Committee and Governance Committee. The responsibilities and membership of these Committees are described in their charters, which are posted on the Company’s web site. The Executive Committee acts upon matters requiring Board action during the intervals between Board meetings. The Executive Committee is chaired by the Chairman and Chief Executive Officer. Each of the non-employee Directors serve rotating four-month terms on the Committee.

III. PERFORMANCE ASSESSMENT AND SUCCESSION PLANNING

A. Board and Committee Assessments . Performance self-assessments are conducted annually by the Board and the Audit, Compensation and Organization, Finance and Governance Committees.

B. Outside Director Performance Assessment. A thorough performance assessment of each outside Director is conducted when the Director is considered for re-election as described in Section I (C) of these Policies.

C. Chairman and Chief Executive Officer Performance Assessment. The performance of the Chairman and Chief Executive Officer is thoroughly assessed annually by the Compensation and Organization Committee, taking into account input from all outside Directors. Key performance and leadership categories are established. As to each category, each outside Director answers a set of specific questions, provides written comments, suggests opportunities for improvement, and comments on individual strengths. An external third party consolidates the feedback and provides a summary report to the Chair of the Compensation and Organization Committee who, in turn, reviews it with the outside Directors. The Chair of the Committee then reviews the report with the Chairman and Chief Executive Officer.

D. Chief Executive Officer Succession Planning. It is the policy of the Board to be adequately prepared to deal with Chief Executive Officer succession, should the need arise, whether via emergency, resignation, retirement or termination. The Board has established several processes that work together to achieve this result. The Chief Executive Officer annually leads a formal discussion with the Board to review all key executives, including each executive’s performance, leadership attributes and readiness to assume additional responsibility. The Board also utilizes the annual review to discuss short- and long-term succession planning and emergency succession issues. By focusing on both the short and the long term, the Board identifies specific individual development needs, that are then communicated to each executive by the Chief Executive Officer in annual performance reviews and ongoing coaching sessions. In addition to the annual review, the Board feels it is important for each Director to interact personally and frequently with the key executives. For this purpose, the Board has established a formal process for each Director to meet with key executives individually so that all Directors are able to evaluate first-hand the executive’s readiness and potential to assume greater responsibility within the Company or to step into the Chief Executive Officer role, if needed.

E. Senior Management Performance Assessment. One of the most important responsibilities of the Board is to assure that the Company’s senior management is well qualified to conduct the Company’s business affairs. The Board’s process begins with an assessment by the Chairman and Chief Executive Officer of all officers on the senior management team. The Chairman and Chief Executive Officer, then, reports annually to the Board, giving his or her assessment of each officer’s performance and his or her thoughts on succession planning. The Board of Directors takes these thoughts into account in its evaluation and direction of succession planning, especially in regard to the position of Chief Executive Officer.

IV.	OPERATION OF THE BOARD AND COMMITTEES

A. Director Responsibilities. The Board expects all Directors to fulfill the following basic responsibilities: (1) attend all meetings of the Board, relevant Board Committees and Annual Shareholders Meetings, (2) participate actively in meetings of the Board and relevant Board Committees after review of materials that are provided to the Directors in advance of meetings, (3) act in a manner consistent with the best interests of the Company and its shareholders (avoiding conflicts of interest that would interfere with their doing so) and (4) exercise proper diligence and business judgment in performing their duties as members of the Board and its Committees.

B. Agendas and Background Information. A proposed Agenda for each meeting of a Board Committee is drafted on the basis of the Committee’s annual calendar, approved by the Committee Chair and sent to the Committee members in advance of the meeting, along with background information on important subjects, advance copies of presentation materials, and proposed resolutions. Similarly, a proposed Agenda for each meeting of the Board is drafted, approved by the Chairman and Chief Executive Officer in consultation with the Lead Director, and sent to all Directors in advance of the meeting, along with background information on important subjects, proposed resolutions, and advance copies of presentation materials. Any Board or Committee member may ask for additions or changes in the Agenda.

C. Access to Management and Independent Advisors. Directors should request from management, or any other sources they may desire, information that they consider helpful in the performance of their duties. The Board and each Board Committee may retain independent legal counsel, consultants or other advisors as the Board or such Committee deems necessary and appropriate, the cost of which is borne by the Company.

D. Executive Sessions. At each Board meeting, the Board holds an executive session, in which only the Directors are present. The Directors who meet the independence criteria of the Board of Directors and of the New York Stock Exchange also meet in executive session at each Board meeting, without the inside Director present, to discuss whatever topics they may deem appropriate. These executive sessions are chaired by the Lead Director. In addition, at each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, an executive session is held, which is attended only by the Committee members, all of whom are independent Directors, without any members of the Company’s management present, to discuss whatever topics they may deem appropriate.

E. Board Meetings on Strategic Planning. The Board devotes one extended meeting per year to strategic planning, along with portions of additional meetings throughout the year. Company performance is to be measured in terms of the Company’s strategic objectives and its relative performance among its peers.

F. Concurrent Committee Meetings. Because of scheduling constraints, certain meetings of Board Committees are held concurrently, although doing so requires the inside Director to be absent from certain Committee meetings.

G. Minutes. Minutes of all Committee meetings are sent to all Directors for their information in advance of the following Board meeting, together with the minutes of the prior Board meeting.

H. Company Spokesperson. The Board of Directors has delegated to the Chairman and Chief Executive Officer, or his or her designees, the responsibility to serve as Company spokesperson.

I. Orientation for New Directors. An orientation process has been developed for new Directors, including background briefings by the Chairman and Chief Executive Officer, other senior officers and the Secretary, and information relating to the Board Committees that the Director will join.

J. Continuing Education for Directors. The Governance Committee reviews the continuing education needs of the Directors relating to their roles and responsibilities as members of the Board and its Committees. All Directors are expected to stay well informed on relevant issues to maximize their effectiveness.

V.	COMPENSATION OF OUTSIDE DIRECTORS

A. Director Compensation. The Board of Directors with the advice of its Governance Committee determines the compensation of the outside Directors. The form and amount of Director compensation are intended to be competitive with Director compensation at peer companies, appropriate to the time and energy required of the Directors (as members of the Board and as members or Chairs of Board Committees) and consistent with the Directors’ independence from the Company and its management.

B. Regular Reviews of Compensation. Regularly scheduled reviews of outside Director compensation are conducted by the Governance Committee to assure that the compensation remains competitive and appropriate.

C. Restricted Shares. Each outside Director annually receives a number of restricted shares of the Company equal in value to the amount of the Director’s annual retainer.

D. Share Ownership Guidelines. The Board has adopted guidelines calling for each outside Director to acquire within five years a number of Company shares with a market value equal to three times the amount of the outside Directors’ annual retainer.

VI.	GENERAL

These Policies will be reviewed by the Governance Committee annually and may be amended by the Board of Directors from time to time.

EATON CENTER
1111 SUPERIOR AVENUE
CLEVELAND, OHIO 44114
ATTENTION: OFFICE OF THE SECRETARY, RM. 2514
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the cut-off date, April 24, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on April 24, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31819-P07641	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EATON CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
		For	Against	Abstain

	1a. George S. Barrett	☐	☐	☐

	1b. Todd M. Bluedorn	☐	☐	☐

	1c. Ned C. Lautenbach	☐	☐	☐

	1d. Gregory R. Page	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain

2.	Approving amendments to the Amended Regulations to provide for the annual election of all directors. Implementation of this Proposal 2 is conditioned upon the approval of Proposal 3.	☐	☐	☐

3.	Approving amendments to the Amended and Restated Articles of Incorporation and the Amended Regulations to eliminate cumulative voting in the election of directors.	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)				☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain

4.	Ratifying the appointment of Ernst & Young LLP as independent auditor for 2011.	☐	☐	☐

5.	Approving, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for “1 Year” on the following proposal:		1 Year	2 Years	3 Years	Abstain

6.	To recommend, by non-binding vote, the frequency of future non-binding executive compensation votes.	☐	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31820-P07641

EATON CORPORATION
Annual Meeting of Shareholders
April 27, 2011 10:30 AM
This proxy is solicited by the Board of Directors
The undersigned, as a participant in the Eaton Puerto Rico Retirement Savings Plan, hereby directs the Trustee, Banco Popular de Puerto Rico, to vote all common shares of Eaton Corporation attributable to the account of the undersigned under the Plan on February 28, 2011, in the manner indicated on the reverse side of this form, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 27, 2011, at 10:30 a.m. EDT and at any adjournments thereof. If the Trustee does not receive your voting instructions by 11:59 p.m. EDT on April 24, 2011 instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
This form must be completed, signed and dated on reverse side

EATON CENTER
1111 SUPERIOR AVENUE
CLEVELAND, OHIO 44114
ATTENTION: OFFICE OF THE SECRETARY, RM. 2514
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the cut-off date, April 24, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on April 24, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31821-P07641	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EATON CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

	1a. George S. Barrett	☐	☐	☐

	1b. Todd M. Bluedorn	☐	☐	☐

	1c. Ned C. Lautenbach	☐	☐	☐

	1d. Gregory R. Page	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain

2.	Approving amendments to the Amended Regulations to provide for the annual election of all directors. Implementation of this Proposal 2 is conditioned upon the approval of Proposal 3.	☐	☐	☐

3.	Approving amendments to the Amended and Restated Articles of Incorporation and the Amended Regulations to eliminate cumulative voting in the election of directors.	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)				☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain

4.	Ratifying the appointment of Ernst & Young LLP as independent auditor for 2011.	☐	☐	☐

5.	Approving, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for “1 Year” on the following proposal:		1 Year	2 Years	3 Years	Abstain

6.	To recommend, by non-binding vote, the frequency of future non-binding executive compensation votes.	☐	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31822-P07641

EATON CORPORATION
Annual Meeting of Shareholders
April 27, 2011 10:30 AM
This proxy is solicited by the Board of Directors
The undersigned, as a participant in the (a) Eaton Savings Plan or (b) Eaton Personal Investment Plan [(a) and (b) collectively called the “Plans”], hereby directs the Trustee, Fidelity Management Trust Company, to vote all common shares of Eaton Corporation attributable to the account of the undersigned under the Plans on February 28, 2011, in the manner indicated on the reverse side of this form, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 27, 2011, at 10:30 a.m. EDT and at any adjournments thereof. Under each of the Plans, if the Trustee does not receive your voting instructions by 11:59 p.m. EDT on April 24, 2011 instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Plans.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
This form must be completed, signed and dated on reverse side

EATON CENTER
1111 SUPERIOR AVENUE
CLEVELAND, OHIO 44114
ATTENTION: OFFICE OF THE SECRETARY, RM. 2514
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31823-P07641	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EATON CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
		For	Against	Abstain

	1a. George S. Barrett	☐	☐	☐

	1b. Todd M. Bluedorn	☐	☐	☐

	1c. Ned C. Lautenbach	☐	☐	☐

	1d. Gregory R. Page	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain

2.	Approving amendments to the Amended Regulations to provide for the annual election of all directors. Implementation of this Proposal 2 is conditioned upon the approval of Proposal 3.	☐	☐	☐

3.	Approving amendments to the Amended and Restated Articles of Incorporation and the Amended Regulations to eliminate cumulative voting in the election of directors.	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)				☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain

4.	Ratifying the appointment of Ernst & Young LLP as independent auditor for 2011.	☐	☐	☐

5.	Approving, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for “1 Year” on the following proposal:		1 Year	2 Years	3 Years	Abstain

6.	To recommend, by non-binding vote, the frequency of future non-binding executive compensation votes.	☐	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M31824-P07641

EATON CORPORATION
Annual Meeting of Shareholders
April 27, 2011 10:30 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints A. M. Cutler, M. M. McGuire and T. E. Moran as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as indicated on the reverse side of this card, all of the Eaton common shares held by the undersigned on February 28, 2011, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 27, 2011, at 10:30 a.m. EDT and at any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
This form must be completed, signed and dated on reverse side